As filed with the Securities and Exchange Commission on July 8, 1998
                                                     Registration No.  333-56467
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM S-4/A


                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                                   HUBCO, INC.
             (Exact name of registrant as specified in its charter)


                                   New Jersey
         (State or other Jurisdiction of Incorporation or Organization)


                                      6711
            (Primary Standard Industrial Classification Code Number)


                                   22-2405746
                      (I.R.S. Employer Identification No.)

                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                                 (201) 236-2600
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                               KENNETH T. NEILSON
                 Chairman, President and Chief Executive Officer
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                                 (201) 236-2600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                  Please send copies of all communications to:

         MICHAEL W. ZELENTY, ESQ.                        PAUL F. McALENNEY, ESQ.
         Pitney, Hardin, Kipp & Szuch                    Day, Berry & Howard LLP
         P.O. Box 1945                                   CityPlace I
         Morristown, New Jersey 07962                    Hartford, CT 06103-3499
         (973) 966-8125                                  (860) 275-0100

             Approximate date of commencement of proposed sale to the public: At the Effective Time of the Merger, as defined in the Agreement and Plan of Merger dated as of March 31, 1998 (the "Merger Agreement") among HUBCO, Inc. ("HUBCO"), Lafayette American Bank ("Lafayette"), Dime Financial Corporation ("DFC"), and The Dime Savings Bank of Wallingford ("DIME"), attached as Appendix A to the Proxy Statement-Prospectus.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|




                                              CALCULATION OF REGISTRATION FEE

======================== ====================== ====================== ====================== ======================
Title of each class of                            Proposed maximum       Proposed maximum
   securities to be          Amount to be        offering price per     aggregate offering          Amount of
      registered              registered                unit                   price            registration fee
Common Stock, No Par           5,744,147               $33.07**           $189,958,941**             $56,038***
Value                           Shares*


* The number of shares of HUBCO Common Stock issuable in the Merger in exchange for shares of DFC Common Stock, assuming the Maximum Exchange Ratio of 1.05 set forth in the Merger Agreement, and assuming that all currently outstanding options to acquire shares of DFC Common Stock are exercised prior to the Effective Time of the Merger. The Registrant also registers hereby such additional shares of its common stock as may be issuable in the Merger pursuant to the anti-dilution provisions of the Merger Agreement.

** Estimated solely for the purpose of calculating the registration fee for the filing on Form S-4 pursuant to Rule 457(f)(1) under the Securities Act based on the average of the high and low prices reported on The Nasdaq National Market System for DFC Common Stock as of June 6, 1998, a date within five business days prior to the filing of this Registration Statement.

*** Fee has previously been paid.



             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.

                                 Dime Financial
                                   CORPORATION


                                                             July [__], 1998


To the Shareholders of Dime Financial Corporation:


         We cordially invite you to attend a special meeting of the shareholders (the "Meeting") of Dime Financial Corporation ("DFC"). The Meeting is to be held at the Yankee Silversmith Inn, at 1033 N. Colony Road in Wallingford, Connecticut, on Wednesday, August 19, 1998, at 10:00 a.m.

         We have called the Meeting to seek your approval of an Agreement and Plan of Merger (the "Merger Agreement") which provides for DFC to be merged (the "Merger") with and into HUBCO, Inc. ("HUBCO"), and to approve the transactions contemplated thereby. HUBCO is a bank holding company with bank subsidiaries based in New Jersey, New York and Connecticut. Immediately following completion of the Merger of DFC into HUBCO, DFC's subsidiary bank, The Dime Savings Bank of Wallingford, will be merged into HUBCO's Connecticut banking subsidiary, Lafayette American Bank.

         If the Merger Agreement is approved and the Merger is consummated, DFC Common Stock will be converted into the right to receive HUBCO Common Stock at an Exchange Ratio determined by dividing $38.25 by the Median Pre-Closing Price of HUBCO Common Stock, with a Maximum Exchange Ratio of 1.05 and a Minimum
Exchange Ratio of 0.93. The "Median Pre-Closing Price" will be determined by taking the price half-way between the closing prices left after discarding the four lowest and four highest closing prices in the ten consecutive trading day period which ends on (and includes) the day the parties receive final bank regulatory approval for the Merger. If the Median Pre-Closing Price of HUBCO Common Stock is less than $31.43, DFC will have the right to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to $33.00 divided by the Median Pre-Closing Price of HUBCO Common Stock. Cash will be paid in lieu of fractional shares. The investment banking firm of A.G. Edwards & Sons, Inc. has advised your Board of Directors that, in its opinion, as of March 30, 1998, and as of the date hereof, the consideration to be received by the holders of DFC Common Stock is fair from a financial point of view to the holders of such shares.

         Completion of the Merger is subject to certain conditions, including receipt of bank regulatory approvals and approval of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of DFC Common Stock entitled to vote at the Meeting.

         We urge you to read the attached Proxy Statement-Prospectus carefully. It describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Appendix A.

         Your Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that you vote "FOR" approval of the Merger Agreement and the transactions contemplated thereby.

         It is very important that your shares be represented at the Meeting. Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it promptly in the postage paid envelope we have provided. Failure to return a properly executed proxy card or to vote at the Meeting will have the same effect as a vote against the Merger Agreement. Prior to the voting of the proxy at the Meeting, any person giving a proxy has the power to revoke it at any time, and the shareholders who are present at the meeting may withdraw their proxies and vote in person.

         If the Merger Agreement is approved and the Merger is consummated, you will be sent a letter of transmittal with instructions for surrendering your certificates representing shares of DFC Common Stock. Please do not send your share certificates until you receive these materials.

                                      On behalf of your Board of Directors,


                                      Richard H. Dionne
                                      President and Chief Executive Officer

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 19, 1998

To the Shareholders of Dime Financial Corporation:

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Meeting") of Dime Financial Corporation ("DFC") will be held on Wednesday, August 19, 1998 at 10:00 a.m., at the Yankee Silversmith Inn, at 1033 N. Colony Road in Wallingford, Connecticut, for the following purposes:


(1) To consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger dated as of March 31, 1998 (the "Merger Agreement") among HUBCO, Inc. ("HUBCO"), Lafayette American Bank ("Lafayette"), DFC and The Dime Savings Bank of Wallingford ("DIME"), which provides for DFC to be merged with and into HUBCO (the "Merger"), and the transactions contemplated thereby. The attached Proxy Statement-Prospectus describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Appendix A. If the Merger is consummated, each share of DFC Common Stock (except for treasury shares and certain shares held by HUBCO or its subsidiaries) will be converted into the right to receive a number of shares (the "Exchange Ratio") of HUBCO Common Stock equal to $38.25 divided by the Median Pre-Closing Price of HUBCO Common Stock, rounded to the nearest thousandth, with a Maximum Exchange Ratio of 1.05 and a Minimum Exchange Ratio of 0.93. (The Median Pre-Closing Price is defined generally as the median of the closing prices of HUBCO Common Stock during the ten-trading day period ending on the day the parties receive final bank regulatory approval for the Merger, after discarding the four lowest and four highest closing prices during such period.) The Exchange Ratio is subject to adjustment as set forth in the Merger Agreement to prevent dilution in the event of any stock split, reclassification or other similar event. Also, if the Median Pre-Closing Price of HUBCO Common Stock is less than $31.43, DFC will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to $33.00 divided by the Median Pre-Closing Price of HUBCO Common Stock. HUBCO will pay cash to DFC stockholders in lieu of issuing fractional shares of HUBCO Common Stock.

(2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.


         The Board of Directors has fixed the close of business on June 24, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.


         A Proxy Statement-Prospectus containing more detailed information with respect to the matters to be considered at the Meeting (including a copy of the Merger Agreement attached as Appendix A thereto) accompany and form part of this notice.

         Holders of DFC Common Stock have dissenters' rights in connection with the Merger. See "RIGHTS OF DISSENTING DFC SHAREHOLDERS" in, and Appendix D to, the accompanying Proxy Statement-Prospectus for a description of the manner in which such rights may be exercised.

         All shareholders are urged to attend the Meeting in person. It is important that proxies be returned promptly. Whether or not you plan to be present in person at the Meeting, please date, sign and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you decide to attend the Meeting, you may revoke your proxy and vote your shares in person. If you are a shareholder whose shares are not registered in your name, you will need additional documentation from the holder of record of your shares to vote personally at the Meeting.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                                            By Order of the Board of Directors

                                            Eleanor M. Tolla, Secretary

Wallingford, Connecticut
July [__], 1998

PROXY STATEMENT OF                            PROSPECTUS OF HUBCO, INC.
DIME FINANCIAL CORPORATION                    for its Common Stock, to be issued
for its Special Meeting of                    in connection with the merger of
Shareholders to be held on                    Dime Financial Corporation
August 19, 1998 and all                       with and into HUBCO, Inc.
adjournments or postponements thereof

         The Board of Directors of Dime Financial Corporation ("DFC") has called a Special Meeting of DFC shareholders (the "Meeting") to be held on Wednesday, August 19, 1998. The Meeting has been called to seek DFC shareholder approval of an Agreement and Plan of Merger (the "Merger Agreement") which provides for DFC to be merged with and into HUBCO, Inc. ("HUBCO"), with HUBCO as the surviving corporation. HUBCO is a bank holding company with bank subsidiaries based in New Jersey, New York and Connecticut. Immediately following completion of the Merger of DFC into HUBCO (the "Merger"), DFC's subsidiary bank, The Dime Savings Bank of Wallingford ("DIME"), will be merged with and into HUBCO's Connecticut banking subsidiary, Lafayette American Bank ("Lafayette").



         Upon completion of the Merger, each share of common stock, par value $1.00 per share, of DFC ("DFC Common Stock") (except for treasury shares and certain shares held by HUBCO or its subsidiaries) will be converted into the right to receive a number of shares (the "Exchange Ratio") of Common Stock, no par value, of HUBCO ("HUBCO Common Stock") equal to $38.25 divided by the Median Pre-Closing Price of HUBCO Common Stock, rounded to the nearest thousandth, with a Maximum Exchange Ratio of 1.05 and a Minimum Exchange Ratio of 0.93. (The
Median Pre-Closing Price is defined generally as the median of the closing prices of HUBCO Common Stock during the ten-trading day period ending on the day the parties receive final bank regulatory approval for the Merger, after discarding the four lowest and four highest closing prices during such period.) The Exchange Ratio is subject to adjustment as set forth in the Merger Agreement to prevent dilution in the event of any stock split, reclassification or other similar event. Also, if the Median Pre-Closing Price of HUBCO Common Stock is less than $31.43, DFC will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to $33.00 divided by the Median Pre-Closing Price of HUBCO Common Stock. HUBCO will pay cash to DFC stockholders in lieu of issuing fractional shares of HUBCO Common Stock. See "THE PROPOSED MERGER -- Consideration; Median Pre-Closing Price; Determination Date."

         Completion of the Merger is subject to certain conditions, including bank regulatory approvals and approval of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of DFC Common Stock entitled to vote at the Meeting.

         HUBCO has filed a Registration Statement with the Securities and Exchange Commission (the "Commission" or the "SEC") covering the HUBCO Common Stock which will be issued in connection with the Merger. This Proxy Statement-Prospectus serves two purposes. It is the Proxy Statement being used by the DFC Board of Directors to solicit proxies for the Meeting, including any adjournments or postponements thereof, and it is the Prospectus of HUBCO regarding the HUBCO Common Stock to be issued if the Merger is completed. This document does not serve as a prospectus to cover any resales of HUBCO Common Stock to be issued in connection with the Merger. Persons who are considered "affiliates" of DFC under applicable securities laws will be subject to restrictions on their ability to resell the HUBCO Common Stock received by them in the Merger.



         This document is first being sent to DFC shareholders on or about July [__], 1998. It describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Appendix A. DFC shareholders are urged to read this document carefully.



         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         ALL INFORMATION REGARDING DFC CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT WAS SUPPLIED BY DFC. ALL INFORMATION REGARDING HUBCO WAS SUPPLIED BY HUBCO.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENTAL AGENCY.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN WHAT IS INCLUDED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT. IF SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.



         THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.



         NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF HUBCO OR DFC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


         The date of this Proxy Statement-Prospectus is July [__], 1998.

                                TABLE OF CONTENTS
                                                                                 Page
AVAILABLE INFORMATION...............................................................4
INFORMATION INCORPORATED BY REFERENCE...............................................4
SUMMARY OF PROXY STATEMENT-PROSPECTUS...............................................7
         Overview...................................................................7
         The Meeting................................................................7
         The Companies .............................................................8
         The Merger.................................................................9
SELECTED CONSOLIDATED FINANCIAL DATA ..............................................15
MARKET PRICE AND DIVIDEND MATTERS..................................................21
         Market Price and Dividend History.........................................21
         Limitations on Dividends Under the Merger Agreement.......................23
         Dividend Limitations on HUBCO.............................................23
PRO FORMA CONDENSED FINANCIAL INFORMATION..........................................25
ACTUAL AND PRO FORMA PER SHARE DATA................................................27
INTRODUCTION ......................................................................30
CERTAIN INFORMATION REGARDING HUBCO ...............................................31
         General...................................................................31
         Recent Developments.......................................................32
CERTAIN INFORMATION REGARDING DFC..................................................35
THE MEETING .......................................................................36
         Purpose of the Meeting....................................................36
         Record Date; Voting Rights; Proxies.......................................36
         Solicitation of Proxies...................................................36
         Quorum....................................................................37
         Required Vote.............................................................37
THE PROPOSED MERGER................................................................38
         General Description; The Bank Merger......................................38
         Closing Date; Effective Time .............................................38
         Consideration; Median Pre-Closing Price; Determination Date ..............38
         Conversion of DFC Options.................................................41
         Cash in Lieu of Fractional Shares ........................................41
         Stock Option to HUBCO for DFC Shares......................................42
         Background of the Merger..................................................43
         DFC Board's Reasons for the Merger and Recommendation.....................47
         HUBCO's Reasons for the Merger............................................48
         Interests of Certain Persons in the Merger ...............................49
         Opinion of DFC's Financial Advisor........................................50
         Resale Considerations With Respect to the HUBCO Common Stock..............54
         Conditions to the Merger..................................................55
         Conduct of Business Pending the Merger....................................55
         Representations, Warranties and Covenants.................................56
         Regulatory Approvals......................................................57
         Management and Operations After the Merger................................57
         Exchange of Certificates; Issuance of New Options.........................57
         Amendments; Termination ..................................................57
         Accounting Treatment of the Merger........................................58
         Federal Income Tax Consequences ..........................................58
RIGHTS OF DISSENTING DFC SHAREHOLDERS..............................................60
PRO FORMA FINANCIAL INFORMATION....................................................64
DESCRIPTION OF HUBCO CAPITAL STOCK.................................................73
         General ..................................................................73
         Description of HUBCO Common Stock.........................................73
         Description of HUBCO Preferred Stock......................................75
COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF DFC AND HUBCO..........................76
         General ..................................................................76
         Voting Requirements.......................................................76
         Removal of Directors; Number of Directors.................................76
         Stock.....................................................................78
         Classified Board of Directors ............................................78
         Rights of Dissenting Shareholders.........................................78
         Shareholder Consent to Corporate Action...................................78
         Dividends ................................................................79
         By-laws...................................................................79
         Limitations of Liability of Directors or Officers.........................80
         Indemnification of Directors and Officers.................................80
SHAREHOLDER PROPOSALS..............................................................81
OTHER MATTERS......................................................................81
LEGAL OPINION......................................................................81
EXPERTS............................................................................81

APPENDIX A  Agreement and Plan of Merger by and among HUBCO,
            Lafayette, DFC and DIME.............................................. A-1
APPENDIX B  Stock Option Agreement by and between HUBCO and DFC.................. B-1
APPENDIX C  Fairness Opinion of A.G. Edwards & Sons, Inc......................... C-1
APPENDIX D  Sections 33-855 to 33-872 of the Connecticut
            General Statutes (Dissenters' Rights)................................ D-1

                              AVAILABLE INFORMATION



         Each of HUBCO, Inc. ("HUBCO") and Dime Financial Corporation ("DFC") is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission" or the "SEC"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (such as HUBCO and DFC). The address of the Commission's web site is http://www.sec.gov. HUBCO Common Stock and DFC Common Stock are each quoted on The Nasdaq National Market System.



         HUBCO has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act")
(together with all amendments and supplements thereto, the "Registration Statement"), with respect to the securities being offered by this document (this "Proxy Statement-Prospectus," sometimes referred to as this "Proxy Statement"). As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to HUBCO, DFC and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto.

         Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference herein, as to the contents of any document referred to herein or therein, are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


         ALL  INFORMATION   REGARDING  DFC  CONTAINED  IN,   DELIVERED  WITH  OR
INCORPORATED BY REFERENCE IN THIS DOCUMENT WAS SUPPLIED BY DFC. ALL INFORMATION REGARDING HUBCO WAS SUPPLIED BY HUBCO.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by HUBCO with the Commission are incorporated herein by reference:



         1. Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission on March 31, 1998.

         2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 15, 1998.

         3. Current Reports on Form 8-K filed with the Commission on October 23, 1997 (announced Poughkeepsie Financial Corp. acquisition), December 22, 1997 (announced MSB Bancorp, Inc. acquisition), January 14, 1998, January 16, 1998, February 13, 1998, March 20, 1998, March 31, 1998 (announced IBS Financial Corp. and Dime Financial Corporation acquisitions), April 2, 1998 (announced Community Financial Holding Corporation and 23 branches of First Union National Bank acquisitions), April 20, 1998, June 2, 1998, June 11, 1998, June 26, 1998, July 2, 1998 and July 10, 1998 and the Current Reports on Form 8-K/A filed with the Commission on May 15, 1998, June 29, 1998 and July 6, 1998.

         4. The description of HUBCO's Common Stock and Preferred Stock contained in the Forms 8-A filed by HUBCO to register its Common Stock and Preferred Stock pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating the description of such Common Stock or Preferred Stock.



                  The following documents filed by DFC with the Commission are incorporated herein by reference.



         1. Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Commission on March 31, 1998.



         2. Quarterly report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission on May 15, 1998.

         3.  Current  Report on Form 8-K filed with the  Commission  on April 9,
1998.

         4. The description of DFC's Common Stock contained in the Form 8-A filed by DFC to register its Common Stock pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by HUBCO or DFC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of (i) the date of the Special Meeting of Shareholders of DFC (the "Meeting") to which this Proxy Statement-Prospectus relates, or (ii) the termination of the Merger Agreement which is the subject of the Meeting, are hereby incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         A copy of HUBCO's Annual Report to Shareholders for the year ended December 31, 1997 ("HUBCO's Annual Report") and HUBCO's Proxy Statement for its Annual Meeting dated March 24, 1998 ("HUBCO's Proxy Statement") are available free of charge, upon written or oral request as set forth hereinafter, to any holder, including any beneficial owner, of shares DFC Common Stock.



         A copy of DFC's Annual Report to Shareholders for the year ended December 31, 1997 ("DFC's Annual Report") and DFC's Proxy Statement for its 1998 Annual Meeting of Shareholders ("DFC's Proxy Statement") are available to any holder of DFC Common Stock, including any beneficial owner, free of charge upon written or oral request as set forth hereinafter. By notice dated April 9, 1998, DFC shareholders were notified that the 1998 Annual Meeting of DFC Shareholders has been postponed indefinitely. See "SHAREHOLDER PROPOSALS."

         This Proxy Statement-Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (not including the exhibits thereto, unless such exhibits are specifically incorporated by reference into the information incorporated herein), as well as HUBCO's Annual Report, HUBCO's Proxy Statement, DFC's Annual Report and DFC's Proxy Statement, are available free of charge to any holder of DFC Common Stock, including any beneficial owner, upon written or oral request (a) with respect to documents relating to HUBCO, to the office of the HUBCO Corporate Secretary, D. Lynn Van Borkulo-Nuzzo, Esq., HUBCO, Inc., 1000 MacArthur Boulevard, Mahwah, New Jersey 07430; telephone (201) 236-2641; and, (b) with respect to documents relating to DFC, to the office of the DFC Corporate Secretary, Eleanor M. Tolla, Dime Financial Corporation, 95 Barnes Road, P.O. Box 700, Wallingford, Connecticut 06492; telephone (203) 294-6541. Responses to any such request will be made within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the Meeting, any request should be made by August 12, 1998.



         CONTAINED WITHIN AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS ARE CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF HUBCO AND DFC, BOTH INDIVIDUALLY AND ON A COMBINED PRO FORMA BASIS. SUCH STATEMENTS ARE NOT HISTORICAL FACTS AND INCLUDE EXPRESSIONS ABOUT HUBCO'S AND/OR DFC'S CONFIDENCE, STRATEGIES AND EXPRESSIONS ABOUT EARNINGS, NEW AND EXISTING PROGRAMS AND PRODUCTS, RELATIONSHIPS, OPPORTUNITIES, TECHNOLOGY AND MARKET CONDITIONS. THESE STATEMENTS MAY BE IDENTIFIED BY FORWARD-LOOKING TERMINOLOGY, SUCH AS "EXPECT", "BELIEVE" OR "ANTICIPATE", OR EXPRESSIONS OF CONFIDENCE LIKE "STRONG" OR "ON-GOING", OR SIMILAR STATEMENTS OR VARIATIONS OF SUCH TERMS. THESE FORWARD-LOOKING STATEMENTS INCLUDE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(1) EXPECTED COST SAVINGS OR REVENUE ENHANCEMENTS FROM THE MERGER OR HUBCO'S OTHER ACQUISITIONS CANNOT BE REALIZED AS ANTICIPATED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER OR HUBCO'S OTHER ACQUISITIONS IS GREATER THAN EXPECTED; (3) COMPETITIVE PRESSURE IN THE BANKING AND FINANCIAL SERVICES INDUSTRY INCREASES SIGNIFICANTLY; (4) CHANGES IN THE INTEREST RATE ENVIRONMENT; AND (5) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATES OF NEW JERSEY, NEW YORK OR CONNECTICUT, ARE LESS FAVORABLE THAN EXPECTED.

                      SUMMARY OF PROXY STATEMENT-PROSPECTUS

         The following is a summary of certain information regarding the matters to be considered at the Special Meeting of DFC Shareholders. This summary is necessarily incomplete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement-Prospectus, including the accompanying Appendixes and the documents incorporated herein by reference. DFC Shareholders should carefully read the entire Proxy Statement-Prospectus.

Overview

         The Board of Directors of Dime Financial Corporation ("DFC") has called a Special Meeting of DFC shareholders (the "Meeting") to be held on Wednesday, August 19, 1998. The Meeting has been called to seek shareholder approval of an Agreement and Plan of Merger dated as of March 31, 1998 (the "Merger Agreement") among HUBCO, Inc. ("HUBCO"), Lafayette American Bank ("Lafayette"), DFC and DFC's subsidiary, The Dime Savings Bank of Wallingford ("DIME"). The Merger Agreement provides for DFC to be merged with and into HUBCO (the "Merger"), with HUBCO as the surviving corporation. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus.



         Upon completion of the Merger, each share of common stock, par value $1.00 per share, of DFC ("DFC Common Stock"), other than Excluded Shares (as defined below), will be converted into the right to receive a number of shares (the "Exchange Ratio") of common stock of HUBCO, no par value ("HUBCO Common Stock") determined by dividing $38.25 by the Median Pre-Closing Price of HUBCO Common Stock, and rounding to the nearest thousandth; provided, that if the number so determined exceeds 1.05, the Exchange Ratio will be 1.05 (the "Maximum Exchange Ratio"), and if the number so determined is less than 0.93, the Exchange Ratio will be 0.93 (the "Minimum Exchange Ratio"). The Exchange Ratio is subject to adjustment as set forth in the Merger Agreement to prevent dilution in the event of any stock split, reclassification or other similar event. Also, if the Median Pre-Closing Price of HUBCO Common Stock is less than $31.43 (which, at the Maximum Exchange Ratio of 1.05, would result in each share of DFC Common Stock being exchanged for shares of HUBCO Common Stock with an aggregate value (based on the Median Pre-Closing Price) of less than $33.00), DFC will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to $33.00 divided by the Median Pre-Closing Price of HUBCO Common Stock. HUBCO will pay cash to DFC stockholders in lieu of issuing fractional shares of HUBCO Common Stock. The "Median Pre-Closing Price" of HUBCO Common Stock will be determined by taking the price half-way between the closing prices left after discarding the four lowest and four highest closing prices of HUBCO Common Stock during the ten-trading day period ending on the day the parties receive final bank regulatory approval for the Merger. "Excluded Shares" are those shares of DFC Common Stock which are (i) held by DFC as treasury shares, or (ii) held by HUBCO or any of its subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted).

         At the Meeting, holders of DFC Common Stock will be asked to approve and adopt the Merger Agreement and the transactions contemplated thereby. Approval and adoption of the Merger Agreement will constitute approval of the Merger.

         This document serves two purposes. It is the Proxy Statement being used by the DFC Board of Directors to solicit proxies for the Meeting, and it is the Prospectus of HUBCO regarding the HUBCO Common Stock to be issued if the Merger is completed. Therefore, this document is sometimes referred to as either the "Proxy Statement-Prospectus" or the "Proxy Statement."

The Meeting



         The Meeting will be held on Wednesday, August 19, 1998 at 10:00 a.m. at the Yankee Silversmith Inn, at 1033 N. Colony Road in Wallingford, Connecticut. At the Meeting, holders of DFC Common Stock will be asked to approve and adopt the Merger Agreement and the transactions contemplated thereby.

         Record holders of DFC Common Stock at the close of business on June 24, 1998 (the "Record Date") are entitled to vote at the Meeting. Holders of a majority of the outstanding shares of DFC Common Stock entitled to vote at the Meeting must be present or represented by proxy at the Meeting for a quorum. The affirmative vote, in person or by proxy, of the holders of at least two-thirds of the issued and outstanding shares DFC Common Stock entitled to vote at the Meeting is required in order to approve and adopt the Merger Agreement and the transactions contemplated thereby. As of the Record Date, there were 5,292,947 outstanding shares of DFC Common Stock held by approximately 1,479 holders of record. The directors of DFC as a group (including, for this purpose, the estate of a deceased director) have voting control over 105,909 of these shares (2.00%) and have agreed to vote them in favor of the Merger Agreement. In addition, HUBCO has voting control over 250,000 of these shares (4.72%) and the non-director executive officers of DFC as a group have voting control over 9,500 of these shares (0.18%), all of which shares DFC expects will be voted in favor of the Merger Agreement.



         The DFC Board of Directors has unanimously approved the Merger Agreement and recommends that holders of DFC Common Stock vote FOR the Merger Agreement and the transactions contemplated thereby.

The Companies

         HUBCO



         HUBCO is a New Jersey corporation and registered bank holding company whose principal operating subsidiaries are Hudson United Bank ("HUB"), a New Jersey-chartered commercial bank, Lafayette American Bank ("Lafayette"), a Connecticut-chartered commercial bank, and Bank of the Hudson ("BTH"), a New York state-based federally-chartered savings bank. HUBCO's corporate headquarters is located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430 and its telephone number is (201) 236-2600. HUB's corporate headquarters is located at 3100 Bergenline Avenue, Union City, New Jersey 07084. Lafayette's corporate headquarters is located at 1000 Lafayette Boulevard, Bridgeport, Connecticut 06604. BTH's corporate headquarters is located at 249 Main Mall, Poughkeepsie, New York 12601.

         HUB is a full-service commercial bank which primarily serves small and mid-sized businesses and consumers through 74 branches in northern New Jersey. Lafayette is a full-service commercial bank which serves primarily small-to-medium-sized business firms as well as individuals through 39 banking offices located mainly in Fairfield, Hartford, Middlesex and New Haven counties in Connecticut. On April 24, 1998, HUBCO acquired Poughkeepsie Financial Corp. ("PFC") and PFC's subsidiary, BTH became HUBCO's New York-based banking subsidiary. On May 29, 1998, HUBCO acquired MSB Bancorp, Inc. ("MSB") and merged MSB's subsidiary, MSB Bank into BTH. BTH is a community savings bank serving the Mid-Hudson Valley area of New York through 32 branches in Dutchess, Orange, Putnam and Rockland Counties, as well as six residential loan origination offices in five New York counties and New Jersey. HUBCO anticipates converting BTH into a state-chartered commercial bank at some point in the future. On June 24, 1998 HUBCO completed the purchase of 21 branches from First Union National Bank located in New Jersey and Connecticut with deposits of $242.9 million in the aggregate (the "Completed Branch Purchase"). The completed acquisitions of PFC, MSB and the Completed Branch Purchase are collectively referred to in this Proxy Statement-Prospectus as the "Recently Completed Acquisitions." As of March 31, 1998, (prior to the consummation of the Recently Completed Acquisitions) HUBCO had consolidated assets of $3.05 billion, consolidated deposits of $2.45 billion and consolidated stockholders' equity of $200.3 million. Based on assets as of March 31, 1998, HUBCO was the fourth largest commercial banking company headquartered in New Jersey.

         As of the date of this Proxy Statement-Prospectus, HUBCO has pending the acquisitions of IBS Financial Corp. ("IBSF") and Community Financial Holding Corporation ("CFHC") and the purchase of two additional branches from First Union National Bank (the "Pending Branch Purchase"). IBSF is the parent corporation of Inter-Boro Savings and Loan Association, (the "Association") a New Jersey chartered stock savings and loan association headquartered in Cherry Hill, New Jersey, which had nine offices and $752.1 million in assets as of March 31, 1998. CFHC is the parent corporation of Community National Bank of New Jersey ("CNB"), a bank headquartered in Westmont, New Jersey which had 8 branches and $159.4 million in assets as of March 31, 1998. The Pending Branch Purchase represents the acquisition of two branches from First Union National Bank located in New York with deposits of $25 million in the aggregate. The pending acquisitions of IBSF and CFHC and the Pending Branch Purchase are collectively referred to in this Proxy Statement-Prospectus as the "Pending Acquisitions."

         On June 29, 1998, HUBCO issued $50,000,000 aggregate principal amount of 7.65% Capital Securities using HUBCO Capital Trust II, a statutory business trust formed under the laws of the State of Delaware (the "Recently Completed Trust Preferred Issuance"). The net proceeds of the offering are expected to be used for general corporate purposes, including acquisition opportunities which may arise from time to time.

         HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. Assuming consummation of all of the Pending Acquisitions. HUBCO will have completed over 25 acquisitions since 1990, and HUBCO will have added over 140 branches and over $6 billion in assets through acquisitions during this decade. HUBCO expects to continue its acquisition strategy. HUBCO is continually evaluating acquisition opportunities and frequently conducts discussions, certain financial analyses and due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of HUBCO's book value and net income per common share may occur in connection with any future transactions (as well as the Recently Completed Acquisitions and the Pending Acquisitions). From time to time, HUBCO may issue new equity or debt securities to fund its acquisition plans or for other purposes. In the past, HUBCO has successfully managed its acquisitions to improve its core earnings. However there can be no assurance that HUBCO will continue to effectively manage the risks involved. If acquisitions are not managed effectively or acquired institutions are not assimilated efficiently, HUBCO's business, financial condition, and results of operations may be adversely impacted.



         DFC

         DFC is a Connecticut corporation and registered bank holding company. DFC's wholly-owned subsidiary, DIME, is a Connecticut-chartered savings bank. The principal executive offices of DFC and DIME are located at 95 Barnes Road, Wallingford, Connecticut 06492 and their telephone number is (203) 269-8881.

         DIME is a full-service savings bank which serves individual and business customers through 11 branches located in New Haven County, Connecticut. As of March 31, 1998, DFC had consolidated assets of $1.0 billion, consolidated deposits of $853.3 million and consolidated stockholders' equity of $82.4 million. Based on assets as of March 31, 1998, DIME was the tenth largest bank headquartered in Connecticut.

The Merger

         Description of the Merger; Closing Date; Effective Time

         In the Merger, DFC will be merged with and into HUBCO, with HUBCO as the surviving entity. A closing under the Merger Agreement (the "Closing") will occur on a date (the "Closing Date") to be determined by HUBCO and set forth in a notice (the "Closing Notice") to DFC. The Closing Date specified by HUBCO must be at least five business days after the date of the Closing Notice, but no less than seven and no more than ten business days after the satisfaction or waiver of the conditions to consummation of the Merger (other than the delivery of documents to be delivered at the Closing). The Closing may also be set for another day mutually agreed to by HUBCO and DFC. HUBCO and DFC currently anticipate closing in the third quarter of 1998. Simultaneous with or immediately following the Closing, HUBCO and DFC will file Certificates of Merger with the Secretary of State of the State of New Jersey and the Secretary of State of the State of Connecticut. The Merger will become effective at a date and time following the Closing which HUBCO and DFC will specify in the Certificates of Merger (the "Effective Time"). If no Effective Time is specified in the Certificates of Merger, the Effective Time will be the time at which the later of the New Jersey Certificate of Merger or the Connecticut Certificate of Merger is filed. HUBCO and DFC currently anticipate that the Effective Time will be the close of business on the Closing Date. The exact Closing Date and Effective Time are dependent upon satisfaction of all conditions precedent, some of which are not under the control of HUBCO or DFC.

         Bank Merger

         Immediately following the Effective Time, DIME will be merged with and into Lafayette (the "Bank Merger"), with Lafayette as the surviving bank (the "Surviving Bank").

         Consideration; Median Pre-Closing Price



         Upon completion of the Merger, each share of DFC Common Stock (other than Excluded Shares) will be converted into the right to receive a number of shares (the "Exchange Ratio") of HUBCO Common Stock determined by dividing $38.25 by the Median Pre-Closing Price (as defined below) of HUBCO Common Stock, and rounding to the nearest thousandth; provided, that if the number so determined exceeds 1.05, the Maximum Exchange Ratio of 1.05 will apply, and if the number so determined is less than 0.93, the Minimum Exchange Ratio of 0.93 will apply. The Exchange Ratio is subject to adjustment as set forth in the Merger Agreement to prevent dilution in the event of any stock split, reclassification or other similar event. Also, if the Median Pre-Closing Price of HUBCO Common Stock is less than $31.43 (which, at the Maximum Exchange Ratio of 1.05, would result in each share of DFC Common Stock being exchanged for shares of HUBCO Common Stock with an aggregate value (based on the Median Pre-Closing Price) of less than $33.00), DFC will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to $33.00 divided by the Median Pre-Closing Price of HUBCO Common Stock. HUBCO will pay cash to DFC stockholders in lieu of issuing fractional shares of HUBCO Common Stock. The "Median Pre-Closing Price" of HUBCO Common Stock will be determined by taking the price half-way between the closing prices left after discarding the four lowest and four highest closing prices of HUBCO Common Stock during the ten-trading day period ending on the day the parties receive final bank regulatory approval for the Merger.



         The  calculation  of the  Exchange  Ratio  called  for  by  the  Merger
Agreement was intended by HUBCO and DFC to result in shareholders of DFC receiving in the Merger HUBCO Common Stock with a value of $38.25, provided that the Median Pre-Closing Price is between $36.43 and $41.13. However, because of the Minimum Exchange Ratio and Maximum Exchange Ratio, and because the price of HUBCO Common Stock at the Effective Time may not be the same as the Median Pre-Closing Price, DFC shareholders are not assured of receiving any specific market value of HUBCO Common Stock. The price of HUBCO Common Stock at the Effective Time may be higher or lower than the Median Pre-Closing Price, and may be higher or lower than the market price at the time of entering into the Merger Agreement, the time of mailing this Proxy Statement or at the time of the Meeting.



         The high and low closing prices per share of HUBCO Common Stock during the period commencing on March 31, 1998 (the date of the Merger Agreement) and ending on July 6, 1998 (a recent full trading day prior to the date of this Proxy Statement-Prospectus) were $38.75 and $32.1875, respectively. If, hypothetically, the Median Pre-Closing Price of HUBCO Common Stock were $38.75, the Exchange Ratio would be 0.987 ($38.25/$38.75, rounded to the nearest thousandth), and a holder of 100 shares of DFC Common Stock would receive 98 whole shares of HUBCO Common Stock and a cash payment of $27.13 (0.7 x $38.75) in respect of the fractional share. If, hypothetically, the Median Pre-Closing Price of HUBCO Common Stock were $32.1875, the Exchange Ratio would be the Maximum Exchange Ratio of 1.05, because $38.25/$32.1875, rounded to the nearest thousandth, exceeds such Maximum Exchange Ratio, and a holder of 100 shares of DFC Common Stock would receive 105 whole shares of HUBCO Common Stock.


DFC SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR HUBCO COMMON STOCK AND DFC COMMON STOCK.



         Cash in Lieu of Fractional Shares

         No fractional shares of HUBCO Common Stock will be issued in exchange for DFC Common Stock. Instead, holders of DFC Common Stock will receive from HUBCO cash equal to their fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock, without interest. All shares of HUBCO Common Stock to be issued to a holder of DFC Common Stock will be aggregated to constitute as many whole shares as possible before determining the person's fractional share interest.

         Conversion of DFC Options


         DFC has  outstanding  a number of  options  to  purchase  shares of DFC
Common Stock ("DFC Options") which were granted to optionees ("Optionees") pursuant to the 1986 Stock Option and Incentive Plan, the City Savings Bank of Meriden 1986 Stock Option Plan, the 1986 Stock Option Plan for Outside Directors, Non-Qualified Stock Option Agreements, as amended, for William J. Farrell and M. Joseph Canavan, the 1996 Stock Option and Incentive Plan, Non-Qualified Stock Option Agreement for Ralph D. Lukens, and the 1996 Stock Option Plan for Outside Directors (the "DFC Stock Option Plans") and the option grant agreements thereunder (the "Option Grant Agreements"). Pursuant to the Merger Agreement, HUBCO has agreed to honor the provisions of the DFC Stock Option Plans and the Option Grant Agreements, including those relating to vesting and conversion in connection with a change in control of DFC. By virtue of the Merger, all DFC Options will be vested on the Closing Date. Pursuant to the Merger Agreement, each DFC Option outstanding at the Effective Time (each a "Continuing Stock Option") will be converted into an option to purchase HUBCO Common Stock, wherein (i) the right to purchase shares of DFC Common Stock pursuant to the Continuing Stock Option will be converted into the right to purchase that same number of shares of HUBCO Common Stock multiplied by the Exchange Ratio, (ii) the option exercise price per share of HUBCO Common Stock will be the previous option exercise price per share of the DFC Common Stock divided by the Exchange Ratio, and (iii) in all other material respects the option will be subject to the same terms and conditions as governed the DFC Option on which it was based, including the length of time within which the option may be exercised (which will not be extended except that the holder of a Continuing Stock Option who continues in the service of HUBCO or a subsidiary of HUBCO will not be deemed to have terminated service for purposes of determining the Continuing Stock Option exercise period). If an Option Grant Agreement also provided for a stock appreciation right, the stock appreciation right will also continue (subject to the same adjustments as are provided for Continuing Stock Options). Shares of HUBCO Common Stock issuable upon exercise of Continuing Stock Options will be covered by a registration statement on Form S-8, which HUBCO has agreed to use reasonable best efforts to file as soon as possible after the Effective Time.



         Dissenters' Rights of Appraisal

         Under the Connecticut Business Corporation Act (the "CTBCA"), holders of DFC Common Stock are entitled to dissenters' rights of appraisal in connection with the Merger. See "RIGHTS OF DISSENTING DFC SHAREHOLDERS" and Appendix D to this Proxy Statement, which set forth the steps to be taken by a DFC shareholder who wishes to exercise the right to dissent.

         Federal Income Tax Consequences

         The Merger is structured as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, no gain or loss will be recognized by HUBCO or DFC or by the shareholders of DFC upon the exchange of their shares of DFC Common Stock solely for shares of HUBCO Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in HUBCO Common Stock). HUBCO's and DFC's obligations to consummate the Merger are conditioned upon, among other things, the receipt of an opinion of Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, dated the Closing Date, to the effect that the Merger will qualify as a tax-free reorganization as defined in Section 368 of the Code. While HUBCO and DFC each has the contractual right to waive this condition to closing, neither will do so. In connection with the Registration Statement of which this Proxy Statement is a part, such counsel has delivered its opinion to the effect that the Merger will qualify as a tax-free reorganization as defined in Section 368 of the Code. See "THE PROPOSED MERGER -- Federal Income Tax Consequences."

         Accounting Treatment of the Merger

         The Merger is expected to be accounted for as a pooling of interests for financial reporting purposes, and each party's obligation to consummate the Merger is conditioned upon HUBCO's receipt of assurances from Arthur Andersen, LLP, HUBCO's independent accountants that the Merger will be so treated. Under the pooling-of-interests method of accounting, DFC's historical basis of assets, liabilities and stockholders' equity will be retained by HUBCO as the surviving entity, and the combined entity's consolidated financial statements will be restated retroactively to reflect the combined financial condition, results of operations and cash flows as if HUBCO and DFC had been combined for all periods presented.

         Required Regulatory Approvals

         Consummation of the Merger is subject to prior receipt of approval of the Merger by the Federal Deposit Insurance Corporation (the "FDIC") and the Connecticut Department of Banking (the "CTDOB"). Applications for FDIC and CTDOB approval have been filed, and HUBCO and DFC anticipate receiving such approvals. However, there can be no assurance that the approvals will be granted, that they will be granted on a timely basis, or that they will be granted without conditions unacceptable to HUBCO or DFC.

         Conditions to the Merger

         There are a number of conditions to completion of the Merger, including receipt of bank regulatory approvals; approval of the Merger Agreement by the DFC shareholders; receipt of an opinion of counsel to HUBCO that the Merger will result in a tax-free reorganization; assurances to HUBCO from its independent accountants that the Merger will be accounted for as a pooling of interests; and certain other conditions usual and customary in transactions similar to the Merger.

         Exchange of Certificates

         As soon as reasonably practicable either before or after the Effective Time, the Exchange Agent for HUBCO will send DFC shareholders letters of transmittal and instructions for exchanging their stock certificates for certificates representing HUBCO Common Stock. Holders of DFC Common Stock should not send in their stock certificates until they receive instructions from the Exchange Agent.

         Termination Rights

         The Merger Agreement may be terminated by either DFC or HUBCO if, among other reasons, the Effective Time has not occurred by December 31, 1998 other than due to failure of the terminating party to perform its obligations under the Merger Agreement. The Merger Agreement may be terminated by DFC if DFC's Board of Directors approves another acquisition transaction after determining, upon advice of counsel, that approval is necessary in the exercise of its fiduciary obligations under applicable laws. In addition, DFC may terminate the Merger Agreement if the Median Pre-Closing Price of HUBCO Common Stock is less than $31.43 which, given the Maximum Exchange Ratio, would result in shares of DFC Common Stock being converted into HUBCO Common Stock with a value (based on the Median Pre-Closing Price) of less than $33.00 (i.e., $31.43 multiplied by the 1.05 Maximum Exchange Ratio). However, if DFC exercises this termination right, HUBCO can choose to override the termination by increasing the Exchange Ratio to $33.00 divided by the Median Pre-Closing Price of HUBCO Common Stock.

         Fairness Opinion



         On March 30, 1998, at the meeting at which the Board of Directors of DFC (the "DFC Board") approved and adopted the Merger Agreement and the transactions contemplated thereby, A.G. Edwards & Sons, Inc. ("A.G. Edwards") rendered its oral and written opinion to the DFC Board that, as of such date, the Merger consideration was fair, from a financial point of view, to DFC's shareholders. The written opinion (the "Opinion") was updated as of the date of this Proxy Statement-Prospectus. For information concerning the matters reviewed, assumptions made and factors considered by A.G. Edwards, see "THE PROPOSED MERGER -- Opinion of DFC's Financial Advisor" and Appendix C to this Proxy Statement, which sets forth a copy of A.G. Edwards' updated written fairness opinion. Holders of DFC Common Stock are urged to, and should, read such opinion in its entirety.



         No Solicitation by DFC of Alternative Transactions

         Pursuant to the Merger Agreement, DFC has agreed that it will not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person other than HUBCO concerning any merger or similar acquisition transactions involving DFC or DIME (an "Acquisition Transaction"), except that DFC may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of DFC, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such action should be so taken. This restriction, along with the Stock Option Agreement described in the following paragraph, may be considered a deterrent to other potential acquisitions of control of DFC.

         Stock Option to HUBCO for DFC Shares

         HUBCO and DFC entered into a Stock Option Agreement dated as of March 31, 1998 (the "Stock Option Agreement") in connection with the negotiation by HUBCO and DFC of the Merger Agreement. Pursuant to the Stock Option Agreement, DFC has granted to HUBCO an option (the "Option"), exercisable only under certain limited and specifically defined circumstances (none of which has occurred as of the date hereof), to purchase up to 1,040,000 authorized but unissued shares of DFC Common Stock, representing upon issuance approximately 19.9% of the shares of DFC Common Stock, for an exercise price of $30.25 per share. HUBCO does not have any voting rights with respect to the shares of DFC Common Stock subject to the Option prior to exercise of the Option. Acquisitions of DFC Common Stock pursuant to exercise of the option would be subject to prior regulatory approval under certain circumstances.

         The Stock Option Agreement is attached to this Proxy Statement as Appendix B hereto. If certain specifically enumerated "Triggering Events" occur and the Merger is not consummated, HUBCO would recognize a gain on the sale of the shares of DFC Common Stock received pursuant to the exercise of the Option if such shares of DFC Common Stock were sold at prices exceeding $30.25 per share. The ability of HUBCO to exercise the Option and to cause up to an additional 1,040,000 shares of DFC Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of DFC, even if the potential acquiror were prepared to pay a higher price per share for DFC Common Stock, as it is likely to increase the cost of an acquisition of all of the shares of DFC Common Stock which would then be outstanding. The exercise of the option by HUBCO may also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror.

         Interests of Certain Persons in the Merger

         The Merger Agreement provides that HUBCO will cause five current directors of DIME to be appointed to the Board of Directors of the Surviving Bank at the Effective Time and will invite each other director of DIME to serve on a regional advisory board of the Surviving Bank.

         Certain directors of DIME have entered into deferred fee agreements with DIME. Under these agreements, directors are entitled to the amounts deferred with earnings. The Merger Agreement permits DIME, and DIME intends to adopt a trust to hold the amounts payable to the directors pursuant to these agreements.

         Certain officers and other employees of DFC have stock options which will become fully vested by virtue of the Merger.



         DFC and DIME have entered into change-in-control severance agreements (the "Change-In-Control Agreements") with each of their four senior officers, Richard H. Dionne, Albert E. Fiacre, Jr., Timothy R. Stanton, and Frank P. LaMonaca (hereinafter "Executive" or "Executives") as well as certain other officers of DFC. If the Executive's employment is, in certain cases, terminated or constructively terminated within two years following a change-in-control, which term includes the Merger, the Executive would be entitled to a lump sum severance benefit and certain fringe benefits for a period of one year after termination. It is estimated that the current value of the lump sum severance is $1,121,558 for Mr. Dionne, $225,198 for Mr. Fiacre, $202,764 for Mr. Stanton and $190,084 for Mr. LaMonaca. Benefits payable under the Change-In-Control Agreements are subject, however, to the limitation described in Section 280G of the Code, if applicable.

         DFC and DIME have also entered into an employment agreement (the "Employment Agreement") with Mr. Dionne whereby Mr. Dionne has agreed to remain in the employ of DFC and DIME and DFC and DIME have agreed to retain Mr. Dionne's services through January 31, 2001. As the successor to DFC and DIME, HUBCO and Lafayette will assume any obligations of DFC and DIME under the
Employment Agreement, including obligations to provide certain severance benefits. Mr. Dionne, however, will not receive any severance benefits under the Employment Agreement if he is otherwise entitled to benefits under his Change-In-Control Agreement.



         In addition to the foregoing, the Merger Agreement requires HUBCO to indemnify each director, officer, employee or agent of DFC or any of its subsidiaries to the fullest extent which DFC would have been permitted under applicable law and DFC's Certificate of Incorporation and By-laws had the Merger not occurred, with respect to any claims made against such person because he or she is or was serving in such capacity. The Merger Agreement also requires HUBCO to provide DFC's officers and directors with directors' and officers' liability insurance for at least six years after the Effective Time.

         For further details regarding the foregoing, see "THE PROPOSED MERGER - Interests of Certain Persons in the Merger."

         Differences in Shareholders' Rights



         DFC is a business corporation incorporated under the CTBCA and HUBCO is a business corporation incorporated under the New Jersey Business Corporation Act (the "NJBCA"). The rights of DFC shareholders are currently governed by the CTBCA and DFC's Certificate of Incorporation and By-laws. At the Effective Time, each DFC shareholder will become a shareholder of HUBCO. The rights of HUBCO shareholders are governed by the NJBCA and HUBCO's Certificate of Incorporation and By-laws. The CTBCA and the NJBCA, and the rights of shareholders thereunder, differ with respect to voting requirements, dissenters' rights, and various other matters. See "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF DFC AND HUBCO."

                      SELECTED CONSOLIDATED FINANCIAL DATA



         The following tables set forth selected historical consolidated financial information (audited and unaudited) for both HUBCO and DFC for the three month periods ended March 31, 1998 and March 31, 1997 and for the five years ended December 31, 1997. The financial information for HUBCO has been restated to include the effects of the merger with The Bank of Southington ("TBOS") which was consummated on January 12, 1998 and has been accounted for as a pooling of interests. The selected consolidated financial data of HUBCO and DFC for each of the five years in the period ended December 31, 1997 have been derived from, and should be read in conjunction with, the respective audited consolidated financial statements of HUBCO and DFC, including the related notes thereto, certain of which are incorporated by reference in this Proxy Statement-Prospectus. The selected consolidated financial data of HUBCO and DFC for the three month periods ended March 31, 1998 and March 31, 1997 have been derived from, and should be read in conjunction with, the respective unaudited consolidated financial statements of HUBCO and DFC, including the related notes thereto, incorporated by reference in this Proxy Statement-Prospectus. In the opinion of management of each of HUBCO and DFC, their respective unaudited consolidated financial statements include all adjustments, consisting of only normal recurring accruals, necessary to present fairly the financial position and results of operations for such interim periods. Operating results of each of HUBCO and DFC for the three months ended March 31, 1998 are not necessarily indicative of operating results which may be expected for the entire year.

         HUBCO has filed a Current Report on Form 8-K with the Commission which contains supplemental financial information of HUBCO for the years ended December 31, 1997, 1996 and 1995 which has been restated to include the effects of the Recently Completed Acquisitions which were accounted for as pooling of interests. The selected consolidated financial data of HUBCO included in this Proxy Statement-Prospectus is not restated to reflect the Recently Completed Acquisitions or the Recently Completed Trust Preferred Issuance and do not reflect the Pending Acquisitions. The historical amounts presented in future financial statements of HUBCO for periods reported in this Proxy Statement-Prospectus will differ and in certain cases, will differ materially as a result of the effects of accounting for the Merger, the Recently Completed Acquisitions and certain of the Pending Acquisitions, when consummated, as pooling of interests. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments."

                                   SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO

                                                             Three Months Ended March 31,
                                                    -----------------------------------------------
                                                        1998                            1997
                                                   ----------------                ----------------
                                             (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                                    $      53,729                  $      56,830
Interest expense                                          18,712                         20,935
                                                   --------------                 --------------
Net interest income                                       35,017                         35,895
Provision for possible loan losses                         1,939                          1,734
                                                   --------------                 --------------

Net interest income after
    provision for possible loan losses                    33,078                         34,161
Other income                                              10,948                          8,895
Other expenses                                            27,404                         24,232
                                                   --------------                 --------------
Income (loss) before income taxes                         16,622                         18,824
Income tax provision                                       5,652                          7,156
                                                   ==============                 ==============
Net income (loss)                                  $      10,970                  $      11,668
                                                   ==============                 ==============

Share Data:
Weighted average common
     shares outstanding (in thousands):                   22,644                         23,024
     Diluted                                              22,952                         24,767
Net income per share                               $        0.48                  $        0.50
Diluted                                                     0.48                           0.47
Cash dividend per common share                              0.20                           0.18

Balance Sheet Summary:
Securities held to maturity                        $     228,992                  $     250,868
Securities available for sale                            635,537                        715,891
Loans                                                  1,836,360                      1,930,736
Total assets                                           3,050,967                      3,196,884
Deposits                                               2,448,016                      2,557,806
Stockholders' equity                                     200,269                        217,192

Performance Ratios:
Return on average assets                                    1.51 %                         1.47 %
Return on average equity                                   22.80 %                        21.31 %
Dividend payout                                            41.67 %                        36.80 %
Average equity to average assets                            6.62 %                         6.88 %
Net interest margin                                         5.28 %                         4.96 %

Asset Quality Ratios:
Allowance for possible loan
     losses to total loans                                  2.20 %                         1.92 %
Allowance for possible loan losses
     to non-performing loans                                 107 %                          117 %
Non-performing loans to
     total loans                                            2.05 %                         1.65 %
Non-performing assets to total
     loans, plus other real estate                          2.23 %                         1.92 %
Net charge-offs to average loans                            0.15 %                         0.06 %


                                             SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO
                                                              At or for the Year Ended December 31,
                                             -------------------------------------------------------------------------
                                                  1997          1996           1995          1994           1993
                                                       (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                              $    228,438   $   213,509    $   212,258   $   178,052    $   155,745
Interest expense                                   81,461        76,171         73,385        55,184         53,070
                                             -------------  ------------   ------------  ------------   ------------
Net interest income                               146,977       137,338        138,873       122,868        102,675
Provision for possible loan losses                  8,530        12,520         10,274        10,069         32,519
                                             -------------  ------------   ------------  ------------   ------------

Net interest income after
    provision for possible loan losses            138,447       124,818        128,599       112,799         70,156
Other income                                       41,686        30,811         28,677        23,027         24,868
Other expenses                                     98,944       120,746        106,584        98,883        100,006
                                             -------------  ------------   ------------  ------------   ------------
Income (loss) before income taxes                  81,189        34,883         50,692        36,943         (4,982)
Income tax provision                               31,512        12,248         15,084        12,831            521
                                             =============  ============   ============  ============   ============
Net income (loss)                            $     49,677   $    22,635    $    35,608   $    24,112    $    (5,503)
                                             =============  ============   ============  ============   ============

Share Data:
Weighted average common shares outstanding (in thousands):
     Basic                                         22,919        23,247         22,857        21,083         17,401
     Diluted                                       24,206        25,048         24,935        23,729         19,981
Basic earnings per share                      $      2.14   $      0.94    $      1.52   $      1.12    $     (0.32 )
Diluted earnings per share                           2.05          0.90           1.43          1.02          (0.28 )
Cash dividend per common share                       0.75          0.66           0.56          0.34          (0.29 )

Balance Sheet Summary:
Securities held to maturity                   $   227,570   $   280,914    $   294,057   $   715,796    $   601,246
Securities available for sale                     578,658       690,157        528,651       232,424        196,473
Loans                                           1,857,677     1,965,184      1,726,316     1,642,465      1,372,060
Total assets                                    3,174,254     3,242,938      2,890,478     2,872,350      2,417,206
Deposits                                        2,431,114     2,708,371      2,547,677     2,507,642      2,190,291
Stockholders' equity                              196,733       216,635        226,253       195,772        125,858

Performance Ratios:
Return on average assets                             1.60 %        0.77 %         1.26 %        0.91 %        -0.23 %
Return on average equity                            23.25 %       10.49 %        17.07 %       15.41 %        -4.31 %
Dividend payout                                     35.05 %       70.21 %        36.84 %       30.36 %           --
Average equity to average assets                     6.90 %        7.29 %         7.39 %        5.88 %         5.42 %
Net interest margin                                  5.22 %        5.07 %         5.37 %        5.05 %         4.75 %

Asset Quality Ratios:
Allowance for possible loan
     losses to total loans                           2.11 %        1.87 %         1.84 %        1.96 %         2.54 %
Allowance for possible loan losses
     to non-performing loans                          111 %         107 %          114 %          75 %           45 %
Non-performing loans to
     total loans                                     1.89 %        1.74 %         1.62 %        2.61 %         5.65 %
Non-performing assets to total
     loans, plus other real estate                   2.09 %        2.04 %         2.28 %        3.57 %         7.20 %
Net charge-offs to average loans                     0.46 %        0.68 %         0.65 %        1.28 %         1.79 %


         SELECTED CONSOLIDATED FINANCIAL DATA OF DFC

                                                             Three Months Ended March 31,
                                                    -----------------------------------------------
                                                        1998                            1997
                                                   ----------------                ----------------
                                             (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                                    $      17.462                  $      14,199
Interest expense                                          10,053                          7,513
                                                   --------------                 --------------
Net interest income                                        7,409                          6,686

Provision for loan losses                                     50                             50
                                                   --------------                 --------------

Net interest income after provision                        7,359                          6,636

Other income                                                 681                            526
Other expenses                                             3,545                          3,388
                                                   --------------                 --------------

Income before income taxes                                 4,495                          3,774

Income Tax expense (benefit)                               1,885                              0
                                                   --------------                 --------------

Net income                                         $       2,610                  $       3,774
                                                   ==============                 ==============

Share Data:
Weighted average Common Shares
     Outstanding (in thousands):
         Basic                                             5,218                          5,135
         Diluted                                           5,370                          5,246
     Basic Earnings per share                      $        0.50                  $        0.73
     Diluted Earnings per share                    $        0.49                  $        0.72

Cash Dividend Paid per common share                $        0.12                  $        0.09

Balance Sheet Summary:
Securities held to maturity                        $     167,226                  $     133,279
Securities available for sale                      $     414,756                  $     234,176
Loans, net                                         $     362,881                  $     380,061
Total assets                                       $   1,016,401                  $     814,431
Deposits                                           $     853,260                  $     687,149
Stockholders' equity                               $      82,427                  $      63,754

Performance Ratios:
Return on average assets                                    1.06 %                         1.94 %
Return on average equity                                   12.94 %                        23.84 %
Dividend payout                                            24.00 %                        12.33 %
Average equity to average assets                            8.21 %                         8.15 %
Net interest margin                                         3.02 %                         3.46 %

Asset Quality Ratios:
Allowance for possible loan
     losses to total loans                                  3.17 %                         3.23 %
Allowance for possible loan losses
     to non-performing loans                              490.02 %                       470.72 %
Non-performing loans to
     total loans                                            0.65 %                         0.69 %
Non-performing assets to total
     loans, plus other real estate                          0.78 %                         0.92 %
Net charge-offs to average loans                            0.14 %                         0.07 %


                   SELECTED CONSOLIDATED FINANCIAL DATA OF DFC


                                                              At or for the Year Ended December 31,
                                            ---------------------------------------------------------------------------
                                                 1997           1996           1995          1994           1993
                                                       (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest Income                              $     63,009   $     51,391   $     47,476   $     44,703   $     49,973
Interest Expense                                   34,788         25,495         22,079         18,755         22,519
                                             -------------  -------------  -------------  -------------  -------------
Net Interest Income                                28,221         25,896         25,397         25,948         27,454

                                             -------------  -------------  -------------  -------------  -------------
Provision for loan losses                             200          2,000          7,550          4,516         20,900
                                             -------------  -------------  -------------  -------------  -------------

Net interest income after provision                28,021         23,896         17,847         21,432          6,554
Other income                                        2,233          2,375          2,378          3,479          2,680
Other expenses                                     13,436         13,808         16,997         20,123         31,856
                                             -------------  -------------  -------------  -------------  -------------

Income (loss) before income taxes
  Extraordinary Item, and Cumulative
  Effect of Changes in Accounting Methods          16,818         12,463          3,228          4,788        (22,622)

Income Tax expense (benefit)                           70            (10)        (2,813)            60              0
                                             -------------  -------------  -------------  -------------  -------------

Income before Extraordinary Item
  and Cumulative Effect of Changes
  in Accounting Methods                            16,748         12,473          6,041          4,728        (22,622)
                                             -------------  -------------  -------------  -------------  -------------

Extraordinary Item:
  Prepayment penalty on long-term debt                                                                           (874)

Cumulative Effect of Changes
  in Accounting Methods
     Postretirement benefits other than
       pensions, net of tax                                                                                      (477)
     Income taxes                                                                                                 563

Net Income (loss)                            $     16,748   $     12,473   $      6,041   $      4,728   $    (23,410)
                                             -------------  -------------  -------------  -------------  -------------

Share Data:
Weighted Average Common
     Shares Outstanding (in thousands)
         Basic                                      5,149          5,084          5,006          4,994          4,994
         Diluted                                    5,298          5,145          5,026          5,005          4,997
Basic Earnings (loss) per share              $       3.25   $       2.45   $       1.21   $       0.95   $      (4.69 )
Diluted Earnings (loss) per share            $       3.16   $       2.42   $       1.20   $       0.94   $      (4.69 )
Cash Dividend per common share               $       0.40   $       0.30   $         --   $         --   $        $--

Balance Sheet Summary:
Securities held to maturity                  $    135,037   $    120,257   $     47,898   $     51,869   $     79,192
Securities available for sale                $    398,346   $    184,961   $    103,328   $      4,582   $        426
Loans, net                                   $    361,658   $    387,293   $    443,664   $    501,052   $    494,019
Total assets                                 $    961,436   $    751,303   $    658,373   $    637,729   $    672,114
Deposits                                     $    817,091   $    626,098   $    543,344   $    527,786   $    566,845
Stockholders' equity                         $     79,285   $     62,611   $     51,668   $     45,196   $     40,358


                   SELECTED CONSOLIDATED FINANCIAL DATA OF DFC


                                                              At or for the Year Ended December 31,
                                            ---------------------------------------------------------------------------
                                                 1997           1996           1995          1994           1993
                                                       (Dollars in thousands, except for per share amounts)
Performance Ratios:
Return on average assets                             1.94 %         1.82 %         0.95 %         0.71 %        (3.26 %)
Return on average equity                            24.20 %        22.19 %        12.82 %        11.06 %       (36.40 %)
Dividend payout                                     12.31 %        12.24 %           -- %           -- %           -- %
Average equity to average assets                     8.01 %         8.19 %         7.43 %         6.46 %         8.95 %
Net interest margin                                  3.33 %         3.85 %         4.12 %         4.22 %         4.18 %

Asset Quality Ratios:
Allowance for possible loan
     losses to total loans                           3.30 %         3.23 %         2.80 %         1.83 %         2.77 %
Allowance for possible loan losses
     to non-performing loans                       539.77 %       503.07 %       166.36 %       117.17 %       109.44 %
Non-performing loans to
     total loans                                     0.61 %         0.64 %         1.68 %         1.56 %         2.53 %
Non-performing assets to total
     loans, plus other real estate                   0.74 %         0.94 %         1.99 %         2.27 %         3.77 %
Net charge-offs to average loans                     0.20 %         0.43 %         0.83 %         1.79 %         5.15 %


                        MARKET PRICE AND DIVIDEND MATTERS

Market Price and Dividend History



         HUBCO Common Stock is quoted on The Nasdaq National Market System under the symbol "HUBC", and DFC Common Stock is quoted on The Nasdaq National Market System under the symbol "DIBK". The following tables set forth, for the periods indicated, the high and low closing prices per share of HUBCO Common Stock and DFC Common Stock on The Nasdaq National Market System, in each case as reported the following business day in The Wall Street Journal, and quarterly dividends declared per share. The equivalent pro forma market price and equivalent pro forma dividends per share of DFC Common Stock set forth in the following tables indicate the market price of, or dividends declared on, as the case may be, the shares of HUBCO Common Stock which would have been received in exchange for one share of DFC Common Stock if the Merger had been consummated at the indicated Exchange Ratio prior to the indicated time. The following table does not show what the Exchange Ratio would have been had it been computed on the basis of the indicated market price or had the Merger been consummated at the indicated times. See "THE PROPOSED MERGER -- Consideration; Median Pre-Closing Price; Determination Date."

         All stock prices shown in the tables below have been rounded to the nearest cent. HUBCO's stock prices and dividends shown in the tables below have been adjusted for a HUBCO stock dividend payable on December 1, 1997 to shareholders of record on November 13, 1997 (the "1997 Stock Dividend") and a HUBCO stock dividend payable on November 15, 1996 to shareholders of record on November 4, 1996 (the "1996 Stock Dividend"). The 1997 Stock Dividend and the 1996 Stock Dividend are collectively referred to as the "Prior Stock Dividends".


                                                                            Equivalent Pro Forma     Equivalent Pro Forma
                                   Market                  Market          Market Price Per Share   Market Price Per Share
                              Price Per Share         Price Per Share        of DFC Common Stock      of DFC Common Stock
                                  of HUBCO                 of DFC          (1.05 Exchange Ratio)    (0.93 Exchange Ratio)
                                                                                 ----------------         ---------------
                                Common Stock            Common Stock                 (1)                      (1)
                                ------------            ------------                 ---                      ---
                              High        Low         High        Low         High         Low         High         Low
                              ----        ---         ----        ---         ----         ---         ----         ---
    1996:
    First Quarter........   $ 21.33     $ 18.32    $ 14.00     $ 12.25     $ 22.40     $ 19.24      $ 19.84      $ 17.04
    Second Quarter.......   $ 20.50     $ 17.32    $ 15.25     $ 12.75     $ 21.53     $ 18.19      $ 19.07      $ 16.11
    Third Quarter........   $ 20.39     $ 18.61    $ 17.75     $ 14.50     $ 21.41     $ 19.54      $ 18.96      $ 17.31
    Fourth Quarter.......   $ 24.15     $ 19.56    $ 18.75     $ 16.50     $ 25.36     $ 20.54      $ 22.46      $ 18.19

    1997:
    First Quarter........   $ 25.85     $ 21.84    $ 21.25     $ 17.25     $ 27.14     $ 22.93      $ 24.04      $ 20.31
    Second Quarter.......   $ 28.52     $ 21.12    $ 26.25     $ 17.50     $ 29.95     $ 22.18      $ 26.52      $ 19.64
    Third Quarter........   $ 32.04     $ 26.94    $ 32.13     $ 24.88     $ 33.64     $ 28.29      $ 29.80      $ 25.05
    Fourth Quarter......... $ 39.13     $ 30.94    $ 32.25     $ 28.00     $ 41.09     $ 32.49      $ 36.39      $ 28.77

    1998:
    First Quarter......... $ 39.00     $ 33.25     $ 37.00     $ 28.63     $ 40.95     $ 34.91      $ 36.27      $ 30.92
    Second Quarter........ $ 38.75     $ 32.19     $ 36.63     $ 32.63     $ 40.69     $ 33.80      $ 36.04      $ 29.94
    Third Quarter
    (through 7/7/98)...... $ 36.75     $ 36.25     $ 36.00     $ 35.63     $ 38.59     $ 38.06      $ 34.18      $ 33.71


-------------
(1) Equivalent pro forma market price per share of DFC Common Stock represents the high and low closing prices per share of HUBCO Common Stock, multiplied by the 1.05 Maximum Exchange Ratio, or the 0.93 Minimum Exchange Ratio, as indicated. The Exchange Ratio is subject to customary anti-dilution adjustments specified in the Merger Agreement.


                                                                     Equivalent Pro Forma Dividends Per
                                                                        Share of DFC Common Stock (1)


                      HUBCO Common Stock    DFC Common Stock
                     Dividends Per Share     Dividends Per        Maximum (1.05)      Minimum (0.93) Exchange
                                                 Share            Exchange Ratio               Ratio
1996:
First Quarter......        $ 0.160               $ 0.07               $ 0.168                 $ 0.149
Second Quarter.....        $ 0.160               $ 0.07               $ 0.168                 $ 0.149
Third Quarter......        $ 0.160               $ 0.08               $ 0.168                 $ 0.149
Fourth Quarter.....        $ 0.184               $ 0.08               $ 0.193                 $ 0.171

1997:
First Quarter......        $ 0.184               $ 0.09               $ 0.193                 $ 0.171
Second Quarter.....        $ 0.184               $ 0.10               $ 0.193                 $ 0.171
Third Quarter......        $ 0.184               $ 0.10               $ 0.193                 $ 0.171
Fourth Quarter ....        $ 0.200               $ 0.11               $ 0.210                 $ 0.186

1998:
First Quarter......        $ 0.200               $ 0.12               $ 0.210                 $ 0.186
Second Quarter.....        $ 0.200               $ 0.12               $ 0.210                 $ 0.186

   ----------------------



(1) Equivalent pro forma cash dividends per share of DFC Common Stock represents HUBCO historical dividend rates per share, multiplied by the
         1.05 Maximum Exchange Ratio, or the 0.93 Minimum Exchange Ratio, as indicated, rounded to the nearest tenth of a cent. The current annualized dividend rate per share of HUBCO Common Stock, based upon the four most recently declared quarterly dividend rates of $.184 per share of HUBCO Common Stock payable on September 1, 1997 and $.20 payable on December 1, 1997, March 2, 1998 and June 2, 1998, would be $0.784. On an equivalent pro forma basis, such current annualized HUBCO dividend per share of DFC Common Stock would be $0.823, based on the Maximum Exchange Ratio (1.05), or $0.729, based on the Minimum Exchange Ratio (0.93), in each case rounded to the nearest tenth of a cent. See -- Limitations on Dividends Under The Merger Agreement." No assurance can be given as to future HUBCO dividend rates. Future HUBCO dividends are dependent upon the earnings and financial condition of HUBCO, as well as government regulations and policies and other factors.

         The following table presents for (i) March 30, 1998, the last full trading day before public announcement of the signing of the Merger Agreement, and (ii) the most recent full trading day prior to the date of this Proxy Statement-Prospectus, the reported closing price per share of HUBCO Common Stock and of DFC Common Stock on The Nasdaq National Market System and the equivalent price per share of DFC Common Stock computed by multiplying the closing price of HUBCO Common Stock on each of the dates specified by the Maximum Exchange Ratio (1.05) and the Minimum Exchange Ratio (0.93), respectively. The following table does not show what the Exchange Ratio would have been had it been computed on the basis of the indicated market price or had the Merger been consummated at the indicated times. See "THE PROPOSED MERGER -- Consideration; Median Pre-Closing Price; Determination Date."


                                                                                Equivalent Price Per Share
                                                                                      of DFC Common
                                                                                          Stock
                                    HUBCO                DFC          Maximum Exchange Ratio      Minimum Exchange
                                 Common Stock        Common Stock             (1.05)                Ratio (0.93)
                                 ------------        ------------             ------                ------------
 March 30, 1998.............        $38.81              $36.00                $40.75                   $36.10
 July 7, 1998...............        $36.75              $35.63                $38.59                   $34.18


         The  calculation  of the  Exchange  Ratio  called  for  by  the  Merger
Agreement was intended by HUBCO and DFC to result in shareholders of DFC receiving in the Merger HUBCO Common Stock with a value of $38.25, provided that the Median Pre-Closing Price is between $36.43 and $41.13. However, because of the Minimum Exchange Ratio and Maximum Exchange Ratio, and because the price of HUBCO Common Stock at the Effective Time may not be the same as the Median Pre-Closing Price, DFC shareholders are not assured of receiving any specific market value of HUBCO Common Stock. The price of HUBCO Common Stock at the Effective Time may be higher or lower than the Median Pre-Closing Price, and may be higher or lower than the market price at the time of entering into the Merger Agreement, the time of mailing this Proxy Statement or at the time of the Meeting. DFC SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE HUBCO COMMON STOCK AND THE DFC COMMON STOCK. See "THE PROPOSED MERGER -- Consideration; Median Pre-Closing Price; Determination Date."



Limitations on Dividends Under the Merger Agreement

         The Merger Agreement prohibits DFC from declaring, setting aside or paying any dividend or other distribution on its capital stock, except that DFC may pay dividends on the DFC Common Stock in a quarterly amount equal to $0.12 per share.

Dividend Limitations on HUBCO

         The holders of HUBCO Common Stock are entitled to receive dividends when and if declared by HUBCO's Board of Directors out of funds legally available therefor. HUBCO has paid regular cash dividends on its common stock since its inception in 1982. The HUBCO Series B Convertible Preferred Stock (the "HUBCO Series B Preferred Stock") also is entitled to receive dividends when and if declared by HUBCO's Board of Directors out of funds legally available therefor. HUBCO has no obligation to pay dividends on the HUBCO Series B
Preferred Stock regardless of any dividends which may be paid on the HUBCO Common Stock. The primary source for HUBCO's dividends is dividends from HUBCO's banking subsidiaries to HUBCO, the payment of which is regulated. Under the New Jersey Banking Act of 1948, as amended (the "NJBA"), HUB may pay dividends only out of retained earnings, and only out of surplus to the extent that surplus exceeds 50% of stated capital. Under the Banking Law of Connecticut (the "CBL"), Lafayette may pay dividends only from its net profits, and the total of all dividends in any calendar year may not (unless specifically approved by the Commissioner of the Connecticut Department of Banking ("CTDOB")) exceed the total of its net profits of that year combined with its retained net profits of the preceding two years. The FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by a bank to its sole shareholder constitutes an unsafe or unsound practice. Under the Office of the Thrift Supervision Regulations (the "OTSR"), BTH may pay dividends up to an amount equal to one hundred percent of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or up to an amount equal to seventy-five percent of its net income over the most recent four-quarter period, provided in each case that if immediately after giving effect to such proposed dividend (on a pro forma basis), BTH's capital will be equal to or greater than the amount of its regulatory capital requirement.


                    PRO FORMA CONDENSED FINANCIAL INFORMATION

         The following tables present certain pro forma unaudited combined condensed financial information from the pro forma unaudited combined condensed statements of income for the three month period ended March 31, 1998 and for the years ended December 31, 1997, 1996 and 1995, and the pro forma unaudited combined condensed balance sheet at March 31, 1998. The HUBCO and DFC pro forma combined financial information gives effect to HUBCO's proposed acquisition of DFC in a transaction accounted for as a pooling of interests, as if such transaction had been consummated for statement of income purposes on the first day of the applicable periods and for balance sheet purposes on March 31, 1998. The pro forma information assumes a Maximum Exchange Ratio of 1.05 and a Minimum Exchange Ratio of 0.93 shares of HUBCO Common Stock for each share of DFC Common Stock outstanding.

         The pro forma financial information is based on the historical financial statements of HUBCO, subject to the restatement and pro forma adjustments described below, and DFC, certain of which are incorporated herein by reference. The financial information for HUBCO has been restated to include the effects of the merger with TBOS which was consummated on January 12, 1998 and has been accounted for as a pooling of interests. The financial information for HUBCO has also been adjusted to give pro forma effect to the PFC and MSB mergers, which closed on April 24 and May 29, 1998, respectively, and each of which was accounted for as a pooling of interests. The pro forma financial information of HUBCO is not restated to reflect the Completed Branch Purchase or the Recently Completed Trust Preferred Issuance and does not reflect the Pending Acquisitions. The historical amounts presented in future financial statements of HUBCO for periods reported in this Proxy Statement-Prospectus will differ and in certain cases, will differ materially as a result of the effects of accounting for the Merger and certain of the Pending Acquisitions, when consummated, as pooling of interests. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments."

         The pro forma financial information does not give effect to anticipated cost savings net of expected Merger related expenses and restructuring charges.

         The summary unaudited pro forma financial information should be read in conjunction with the pro forma financial information and the related notes thereto presented elsewhere in this Proxy Statement and the consolidated financial statements of HUBCO and DFC and related notes, as well as the historical and pro forma information for PFC and MSB, all incorporated by reference in this Proxy Statement. The pro forma financial information is not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of the beginning of the periods for which such information is presented and should not be construed as being representative of future periods. The financial information also does not reflect one-time merger related and restructuring charges which either have been or will be incurred in connection with the Merger and the Recently Completed Acquisitions and Pending Acquisitions.

                            Pro Forma Unaudited Combined Condensed Financial Information
                                      (In thousands, except for per share data)

                                                     For the Three
                                                      Months Ended
                                                       March 31,             For the Years Ended December 31,
                                                  --------------------- --------------------------------------------
                                                            1998            1997            1996            1995
                                                      -------------    ------------    -----------     -------------

Results of Operations:
Net interest income before provision for loan losses  $     55,223    $    225,996     $    211,452   $   201,722
Provision for loan losses...........................         6,163          12,145           16,770        19,832
Net interest income after provision for loan losses.        49,060         213,851          194,682       181,890
Income before income taxes..........................        20,751         105,328           51,458        55,679
Net income..........................................        13,195          63,391           31,353        37,615
Earnings per share
Basic- maximum exchange ratio.......................         0.38            1.81             0.87          1.10
Basic - minimum exchange ratio......................         0.39            1.84             0.89          1.12
Diluted - maximum exchange ratio....................         0.37            1.74             0.84          1.05
Diluted - minimum exchange ratio....................         0.38            1.77             0.86          1.07

                                                     As of March 31, 1998
                                                   -------------------------
Balance Sheet:
Total assets........................................  $  5,636,945
Total deposits......................................     4,590,677
Total stockholders' equity..........................       395,822
Book value per common share
     Maximum exchange ratio.........................        11.47
     Minimum exchange ratio.........................        11.68


                       ACTUAL AND PRO FORMA PER SHARE DATA

         The following table sets forth per share data relating to dividends, net income and book value of HUBCO Common Stock and DFC Common Stock, both on an actual (historical) basis and on a pro forma combined basis, as adjusted for the Prior Stock Dividends. The actual per share data has been derived from the consolidated financial statements of HUBCO and DFC, respectively, incorporated by reference herein. The financial information for HUBCO has been restated to include the effects of the merger with TBOS which was consummated on January 12, 1998 and has been accounted for as a pooling of interests. The financial information for HUBCO has also been adjusted to give pro forma effect to the PFC and MSB mergers, which closed on April 24 and May 29, 1998, respectively, and which were accounted for as pooling of interests. See "INFORMATION INCORPORATED BY REFERENCE."

         The pro forma unaudited book value per share data at March 31, 1998 and at December 31, 1997 and the pro forma unaudited net income per share data for the three month period ended March 31, 1998 and for the years ended December 31, 1997, 1996 and 1995 have been derived from the pro forma unaudited combined condensed financial statements of HUBCO and DFC, giving effect to HUBCO's acquisition of DFC accounted for as a pooling of interests. Pro forma unaudited per share amounts have been determined based on the assumptions set forth in the pro forma combined condensed unaudited financial statements presented elsewhere herein. See "PRO FORMA FINANCIAL INFORMATION." The historical and pro forma financial information of HUBCO included in this Proxy Statement-Prospectus is not restated to reflect the Completed Branch Purchase or the Recently Completed Trust Preferred Issuance and does not reflect the Pending Acquisitions. The historical amounts presented in future financial statements of HUBCO for periods reported in this Proxy Statement-Prospectus will differ and in certain cases, will differ materially as a result of the effects of accounting for the Merger and certain of the Pending Acquisitions, when consummated, as pooling of interests. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments."

         The actual, pro forma and pro forma equivalent per share data included in the table below should be read in conjunction with the financial statements of HUBCO and DFC, as well as the historical and pro forma information for PFC and MSB, incorporated by reference herein and the pro forma combined condensed financial statements of HUBCO and DFC presented elsewhere herein. See "INFORMATION INCORPORATED BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION." The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods. The financial information also does not reflect one-time merger related and restructuring charges which either have been or will be incurred in connection with the Merger and the Recently Completed Acquisitions and Pending Acquisitions.


                                                      For the Three Months
                                                      Ended March 31, 1998        For the Year Ended December 31
                                                            --------------        ------------------------------
                                                                                  1997       1996           1995
CASH DIVIDENDS DECLARED
PER COMMON SHARE (1):
  HUBCO - Actual                                              $ 0.20            $ 0.75        $ 0.66         $ 0.56
  DFC- Actual                                                   0.12            $ 0.40        $ 0.30           --
  DFC, Pro forma equivalent: (2)
        Maximum Exchange Ratio                                  0.21              0.79          0.69          0.59
        Minimum Exchange Ratio                                  0.19              0.70          0.61          0.52

NET INCOME PER COMMON SHARE:
  HUBCO - Actual (including PFC and MSB)
    Basic                                                     $ 0.37            $ 1.80        $ 0.81        $ 1.27
    Diluted                                                     0.36              1.73          0.79          1.21
  DFC - Actual
    Basic                                                       0.50              3.25          2.45          1.21
    Diluted                                                     0.49              3.16          2.42          1.20
Pro Forma:
  Pro forma per share of HUBCO Common Stock
      Basic, maximum exchange ratio                             0.38              1.81          0.87          1.10
      Basic, minimum exchange ratio                             0.39              1.84          0.89          1.12
      Diluted, maximum exchange ratio                           0.37              1.74          0.84          1.05
      Diluted, minimum exchange ratio                           0.38              1.77          0.86          1.07
  DFC, Pro forma equivalent: (3)
      Basic, maximum exchange ratio                             0.40              1.90          0.91          1.15
      Basic, minimum exchange ratio                             0.36              1.71          0.83          1.04
      Diluted, maximum exchange ratio                           0.39              1.83          0.88          1.10
      Diluted, minimum exchange ratio                           0.35              1.65          0.80          0.99

                                                     As of                  As of
                                                 March 31, 1998        December 31, 1997
BOOK VALUE PER COMMON SHARE:
  HUBCO - Actual (including PFC and MSB)            $ 10.81               $ 10.83
  DFC- Actual                                         15.70                 15.35

  Pro forma per share of HUBCO
    Maximum Exchange Ratio                            11.47                 11.44
    Minimum Exchange Ratio                            11.68                 11.65
  DFC, Pro forma equivalent(4)
    Maximum Exchange Ratio                            12.04                 12.01
    Minimum Exchange Ratio                            10.86                 10.83

----------------------


(1) For information regarding HUBCO's and DFC's dividends, and the market price of HUBCO and DFC Common Stock, see "MARKET PRICE AND DIVIDEND MATTERS."

(2) Equivalent pro forma cash dividends per share of DFC Common Stock represents HUBCO historical dividend rates per share, multiplied by the Maximum Exchange Ratio of 1.05 or the Minimum Exchange Ratio of 0.93, as the case may be, rounded to the nearest tenth of a cent. The current annualized dividend rate per share of HUBCO Common Stock, based upon the four most recently declared quarterly dividend rates of $.184 per share of HUBCO Common Stock payable on September 1, 1997 and $.20 payable on December 1, 1997, March 2, 1998 and June 2, 1998, would be $0.784. On an equivalent pro forma basis, such current annualized HUBCO dividend per share of DFC Common Stock would be $0.823 based on the Maximum Exchange Ratio (1.05), or $0.729 based on the Minimum Exchange Ratio (0.93), in each case rounded to the nearest tenth of a cent. See "MARKET PRICE AND DIVIDEND MATTERS - Limitations on Dividends Under The Merger Agreement." No assurance can be given as to future HUBCO dividend rates. Future HUBCO dividends are dependent upon the earnings and financial condition of HUBCO, as well as government regulations and policies and other factors.

(3) Equivalent pro forma net income per share of DFC Common Stock represents pro forma net income per shares of HUBCO Common Stock, multiplied by the Maximum Exchange Ratio of 1.05 or the Minimum Exchange Ratio of 0.93, as the case may be, rounded to the nearest tenth of a cent.

(4) Equivalent pro forma book value per share or DFC Common Stock represents pro forma book value per share of HUBCO Common Stock, multiplied by the Maximum Exchange Ratio of 1.05 or the Minimum Exchange Ratio of 0.93, as the case may be, rounded to the nearest tenth of a cent.

                                  INTRODUCTION


         This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $1.00 per share, of DFC ("DFC Common Stock") in connection with the solicitation of proxies on behalf of the Board of Directors of DFC (the "DFC Board") for use at the special meeting of shareholders (the "Meeting") of DFC to be held on Wednesday, August 19, 1998, and at any adjournments or postponements thereof, to consider and vote upon the approval and adoption of the Agreement and Plan of Merger dated as of March 31, 1998 (the "Merger Agreement") among HUBCO, Inc. ("HUBCO"), Lafayette American Bank ("Lafayette"), DFC and The Dime Savings Bank of Wallingford ("DIME") and approval of the transactions contemplated thereby. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus. For purposes of this Proxy Statement-Prospectus, "approval and adoption of the Merger Agreement" refers to approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. This Proxy Statement-Prospectus is accompanied by the notice of special meeting for the Meeting and a form of proxy which is being solicited by the Board of Directors of DFC for use at the Meeting.



         THE BOARD OF DIRECTORS OF DFC HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE DFC SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.



         This Proxy Statement-Prospectus also serves as a prospectus for the shares of common stock of HUBCO, no par value ("HUBCO Common Stock") to be issued in connection with the Merger.

         Upon completion of the Merger, if approved and consummated, each share of DFC Common Stock, other than Excluded Shares (as defined below), will be converted into the right to receive a number of shares (the "Exchange Ratio") of HUBCO Common Stock. Cash will be paid in lieu of fractional shares. The Exchange Ratio will be determined by dividing $38.25 by the Median Pre-Closing Price of HUBCO Common Stock, and rounding to the nearest thousandth. However, a "Maximum Exchange Ratio" of 1.05 will apply if the Exchange Ratio as so determined would exceed 1.05, and a "Minimum Exchange Ratio" of 0.93 will apply if the Exchange Ratio as so determined would be less than 0.93. The Exchange Ratio is subject to adjustment, as set forth in the Merger Agreement, to prevent dilution in the event of any stock split, reclassification or other similar event. Also, if the Median Pre-Closing Price of HUBCO Common Stock is less than $31.43, DFC will have certain rights to terminate the Merger Agreement unless HUBCO agrees to increase the Exchange Ratio to $33.00 divided by the Median Pre-Closing Price of HUBCO Common Stock. The "Median Pre-Closing Price" of HUBCO Common Stock is defined in the Merger Agreement as the price half-way between the closing prices left after discarding the four lowest and four highest closing prices in the ten consecutive trading day period which ends on (and includes) the Determination Date. The "Determination Date" is defined in the Merger Agreement as the day the parties receive final bank regulatory approval for the Merger and one notifies the other that such approval has been received. "Excluded Shares" are those shares of DFC Common Stock which are (i) held by DFC as treasury shares, or (ii) held by HUBCO or any of its subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted).

         DFC has  outstanding  a number of  options  to  purchase  shares of DFC
Common Stock ("DFC Options") which were granted to optionees ("Optionees") pursuant to the 1986 Stock Option and Incentive Plan, the City Savings Bank of Meriden 1986 Stock Option Plan, the 1986 Stock Option Plan for Outside Directors, Non-Qualified Stock Option Agreements, as amended, for William J. Farrell and M. Joseph Canavan, the 1996 Stock Option and Incentive Plan, Non-Qualified Stock Option Agreement for Ralph D. Lukens, and the 1996 Stock Option Plan for Outside Directors (the "DFC Stock Option Plans") and the option grant agreements thereunder (the "Option Grant Agreements"). Pursuant to the Merger Agreement, HUBCO has agreed to honor the provisions of the DFC Stock Option Plan and the Option Grant Agreements, including those relating to vesting and conversion in connection with a change in control of DFC. By virtue of the Merger, all DFC Options will be vested on the Closing Date (as defined below). Pursuant to the Merger Agreement, each DFC Option outstanding at the Effective Time (each a "Continuing Stock Option") will be converted into an option to purchase HUBCO Common Stock, wherein (i) the right to purchase shares of DFC Common Stock pursuant to the Continuing Stock Option will be converted into the right to purchase that same number of shares of HUBCO Common Stock multiplied by the Exchange Ratio, (ii) the option exercise price per share of HUBCO Common Stock will be the previous option exercise price per share of the DFC Common Stock divided by the Exchange Ratio, and (iii) in all other material respects the option will be subject to the same terms and conditions as governed the DFC Option on which it was based, including the length of time within which the option may be exercised (which will not be extended except that the holder of a Continuing Stock Option who continues in the service of HUBCO or a subsidiary of HUBCO will not be deemed to have terminated service for purposes of determining the Continuing Stock Option exercise period). If an Option Grant Agreement also provided for a stock appreciation right, the stock appreciation right will also continue (subject to the same adjustments as are provided for Continuing Stock Options). Shares of HUBCO Common Stock issuable upon exercise of Continuing Stock Options will be covered by a registration statement on Form S-8, which HUBCO has agreed to use reasonable best efforts to file as soon as possible after the Effective Time.



         All information and statements contained in, delivered with, or incorporated by reference in this Proxy Statement-Prospectus with respect to DFC were supplied by DFC, and all information and statements contained or incorporated by reference herein with respect to HUBCO were supplied by HUBCO.


                       CERTAIN INFORMATION REGARDING HUBCO

General



         HUBCO is a New Jersey corporation and registered bank holding company whose principal operating subsidiaries are Hudson United Bank ("HUB"), a New Jersey-chartered commercial bank, Lafayette, a Connecticut-chartered commercial bank, and Bank of the Hudson ("BTH"), a New York state-based federally-chartered savings bank. HUBCO's corporate headquarters is located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430 and its telephone number is (201) 236-2600. HUB's corporate headquarters is located at 3100 Bergenline Avenue, Union City, New Jersey 07084. Lafayette's corporate headquarters is located at 1000 Lafayette Boulevard, Bridgeport, Connecticut 06604. BTH's corporate headquarters is located at 249 Main Mall, Poughkeepsie, New York 12601.

         HUB is a full-service commercial bank which primarily serves small and mid-sized businesses and consumers through 74 branches in northern New Jersey. Lafayette is a full-service commercial bank which serves primarily small-to-medium-sized business firms as well as individuals through 39 banking offices located mainly in Fairfield, Hartford, Middlesex and New Haven counties in Connecticut. On April 24, 1998, HUBCO acquired Poughkeepsie Financial Corp. ("PFC") and PFC's subsidiary, BTH became HUBCO's New York-based banking subsidiary. On May 29, 1998, HUBCO acquired MSB Bancorp, Inc. ("MSB") and merged MSB's subsidiary, MSB Bank into BTH. BTH is a community savings bank serving the Mid-Hudson Valley area of New York through 32 branches in Dutchess, Orange, Putnam and Rockland Counties, as well as six residential loan origination offices in five New York counties and New Jersey. HUBCO anticipates converting BTH into a state-chartered commercial bank at some point in the future. On June 24, 1998 HUBCO completed its purchase of 21 branches from First Union National Bank located in New Jersey and Connecticut with deposits of $242.9 million in the aggregate (the "Completed Branch Purchase"). The completed acquisitions of PFC, MSB and the Completed Branch Purchase are collectively referred to in this Proxy Statement-Prospectus as the "Recently Completed Acquisitions." As of March 31, 1998, (prior to the consummation of the Recently Completed Acquisitions) HUBCO had consolidated assets of $3.05 billion, consolidated deposits of $2.45 billion and consolidated stockholders' equity of $200.3 million. Based on assets as of March 31, 1998, HUBCO was the fourth largest commercial banking company headquartered in New Jersey.

         As of the date of this Proxy Statement-Prospectus, HUBCO has pending the acquisitions of IBS Financial Corp. ("IBSF") and Community Financial Holding Corporation ("CFHC") and the purchase of two additional branches from First Union National Bank (the "Pending Branch Purchase"). IBSF is the parent corporation of Inter-Boro Savings and Loan Association, (the "Association") a New Jersey chartered stock savings and loan association headquartered in Cherry Hill, New Jersey, which had nine offices and $752.1 million in assets as of March 31, 1998. CFHC is the parent corporation of Community National Bank of New Jersey ("CNB"), a bank headquartered in Westmont, New Jersey which had 8 branches and $159.4 million in assets as of March 31, 1998. The Pending Branch Purchase represents the acquisition of two branches from First Union National Bank located in New York with deposits of $25 million in the aggregate. The pending acquisitions of IBSF and CFHC and the Pending Branch Purchase are collectively referred to in this Proxy Statement-Prospectus as the "Pending Acquisitions."

         HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. Assuming consummation of all of the Pending Acquisitions, HUBCO will have completed over 25 acquisitions since 1990, and HUBCO will have added over 140 branches and over $6 billion in assets through acquisitions during this decade. HUBCO expects to continue its acquisition strategy. HUBCO is continually evaluating acquisition opportunities and frequently conducts discussions, certain financial analyses and due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of HUBCO's book value and net income per common share may occur in connection with any future transactions. From time to time, HUBCO may issue new equity or debt securities to fund its acquisition plans or for other purposes. In the past, HUBCO has successfully managed its acquisitions to improve its core earnings. However, there can be no assurance that HUBCO will continue to effectively manage the risks involved. If acquisitions are not managed effectively or acquired institutions are not assimilated efficiently, HUBCO's business, financial condition, and results of operations may be adversely impacted. For additional information, see "AVAILABLE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE."

Recent Developments

         Recently Completed Acquisitions: Since March 31, 1998, HUBCO has completed the acquisitions of the following two institutions and the Completed Branch Purchase.

         MSB Bancorp, Inc.

         On May 29, 1998 HUBCO completed its acquisition of MSB, a bank holding company headquartered in Goshen, New York, by merging MSB into HUBCO and MSB Bank into BTH, HUBCO's New York banking subsidiary (the "MSB Merger"). In the MSB Merger, HUBCO issued 2,848,367 shares of HUBCO Common Stock, no par value ("HUBCO Common Stock"), in the aggregate. At March 31, 1998, MSB had $753.7 million in assets. The MSB Merger was treated as a pooling of interests for accounting purposes.

         Poughkeepsie Financial Corp.

         On April 24, 1998, HUBCO completed its acquisition of PFC and PFC's banking subsidiary, BTH, by merging PFC into HUBCO (the "PFC Merger"). BTH became HUBCO's New York-based bank subsidiary. In the PFC Merger, HUBCO issued 3,481,903 shares of HUBCO Common Stock in the aggregate. As of March 31, 1998, PFC had $848.8 million in assets. The PFC Merger was treated as a pooling of interests for accounting purposes.

         Purchase of 21 branches from First Union National Bank

         On June 24, 1998, HUBCO completed the purchase of 21 branches from First Union National Bank (the "Completed Branch Purchase") located in New Jersey and Connecticut with deposits of $242.9 million in the aggregate as of March 31, 1998.

         HUBCO has filed with the Commission a Current Report on Form 8-K with the Commission which contains supplemental financial information of HUBCO for the years ended December 31, 1997, 1996 and 1995 which has been restated to include the effects of the Recently Completed Acquisitions which were accounted for as a pooling of interests. The selected consolidated financial data of HUBCO included in this Proxy Statement-Prospectus is not restated to reflect the Recently Completed Acquisitions or the Recently Completed Trust Preferred Issuance and does not reflect the Pending Acquisitons. The historical amounts presented in future financial statements of HUBCO for periods reported in this Proxy Statement-Prospectus will differ and, in certain cases, will differ materially as a result of the effects of accounting for the Recently Completed Acquisitions, the Merger and certain of the Pending Acquisitions, when consummated, as pooling of interests. See "CERTAIN INFORMATION REGARDING HUBCO -- Recent Developments."

         Pending Acquisitions: As of the date of this Proxy Statement-Prospectus, HUBCO has entered into definitive agreements to acquire the following two financial institutions and the Pending Branch Purchase in addition to DFC.

         IBS Financial Corp.

         On March 31, 1998, HUBCO, HUB, IBSF and IBSF's wholly-owned subsidiary, Association, signed a definitive merger agreement to merge IBSF into HUBCO and Association into HUB (the "IBSF Merger"). In the IBSF Merger, each share of IBSF common stock will be exchanged for a fixed number of shares of HUBCO Common Stock at an exchange ratio of 0.534 shares of HUBCO Common Stock. IBSF has certain rights to terminate the merger agreement if HUBCO's share price should decrease more than 15% between the day after the announcement and a pre-closing determination date, and also decrease 10% more than a specified index, unless HUBCO agrees to increase the consideration to be received by the holders of IBSF common stock. IBSF is a savings and loan holding company headquartered in Cherry Hill, New Jersey. At March 31, 1998, IBSF had $752.1 million in assets. The IBSF Merger is expected to close in the third quarter of 1998 and to be treated as a pooling of interests for accounting purposes. HUBCO expects to issue approximately 5,852,000 shares of HUBCO Common Stock in the IBSF Merger.

         Community Financial Holding Corporation

         On March 3, 1998, HUBCO, HUB, CFHC and CFHC's wholly-owned subsidiary, CNB signed a definitive merger agreement to merge CFHC into HUBCO and CNB into HUB (the "CFHC Merger"). Pursuant to the merger agreement, each share of CFHC common stock will be exchanged for 0.695 shares of HUBCO Common Stock, so long as the median closing price for HUBCO Common Stock during a pre-closing period is not below $29.00. CFHC has certain rights to terminate the merger agreement if the median closing price of HUBCO Common Stock during the prescribed period is below $29.00, unless HUBCO agrees to increase the exchange ratio to provide the value which would have been received based on a $29.00 HUBCO price. CFHC is a commercial bank holding company headquartered in Westmont, New Jersey. At March 31, 1998, CFHC had $159.4 million in assets. The CFHC Merger is expected to close in the third quarter of 1998 and to be treated as a pooling of interests for accounting purposes. HUBCO expects to issue approximately 834,000 shares of HUBCO Common Stock in the CFHC Merger.

         Purchase of two branches from First Union National Bank

         HUBCO anticipates that it will complete its purchase of two additional branches from First Union National Bank located in New York with deposits of $25 million in the aggregate on July 24, 1998 (the "Pending Branch Purchase").

                         Recently Completed Acquisitions


                                            Asset Size
             Institution                  (in millions)          Type of Consideration             Closing Date
                                               (1)
---------------------------------------  ----------------- -----------------------------------  -------------------
MSB Bancorp, Inc., Goshen, New York        $    754           Approximately 2,848,367 shares       May 29, 1998
    and its subsidiaries including                                 of HUBCO Common Stock
    MSB Bank

Poughkeepsie Financial Corp.               $    875           Approximately 3,481,903 shares       April 24, 1998
    Poughkeepsie, New York, and its                                of HUBCO Common Stock
    subsidiaries including Bank of
    the Hudson

21 Branches located in New Jersey and      $    242.9         Assumption of Liabilities less       June 24, 1998
    Connecticut from First Union                                          premium
    National Bank



(1)      Approximate total assets at March 31, 1998.

                                                           Pending Acquisitions


                                           Asset Size                                               Projected
              Institution               (in millions) (1)        Type of Consideration            Closing Date
---------------------------------------------------------- ----------------------------------- --------------------
IBSF Financial Corp., Cherry Hill, New     $    752        Approximately 5,852,000 shares of      Third Quarter
    Jersey and its subsidiaries,                               HUBCO Common Stock(2)                  1998
    including Inter-Boro Savings and
    Loan Association

Community Financial Holding Company,       $    163        Approximately 834,000 shares of        Third Quarter
    Westmont, New Jersey and its                               HUBCO Common Stock(3)                  1998
    subsidiaries, including Community
    National Bank of New Jersey

2 Branches located in New York from        $     25         Assumption of Liabilities less        July 24, 1998
    First Union National Bank                                             premium


(1)      Approximate total assets at March 31, 1998.
(2)      Consideration calculated using the 1.05 maximum exchange ratio.
(3)      Consideration calculated using a 0.695 exchange ratio.

         If all Pending Acquisitions and the Merger are consummated, and taking into account the Recently Completed Acquisitions, HUBCO anticipates it will have at least $6.5 billion in assets and $475 million in stockholders' equity.

         In connection with its acquisitions which are accounted for as pooling of interests transactions, HUBCO normally incurs significant one-time merger-related and restructuring charges and realizes significant operating cost savings. Upon the announcement of significant acquisitions, HUBCO initially estimates one-time merger related and restructuring costs, which are then reported on the Current Report on Form 8-K reporting the announcement of the acquisition. Thereafter, HUBCO does not update or repeat its initial estimate of such one-time charges. Rather, HUBCO reports the actual one-time merger related and restructuring charges for the transaction in the earnings release for the quarter in which the transaction closes. While such one-time charges adversely effect earnings in the quarter in which a transaction closes, HUBCO also reports its earnings excluding such one-time charges to allow investors to focus on core earnings results. See "INFORMATION INCORPORATED BY REFERENCE."

         At the time of the announcement of a significant transaction, HUBCO sometimes also provides estimated cost savings but not revenue enhancement estimates for the acquired institution. HUBCO does not update or repeat its initial estimate of such cost savings. Historically, HUBCO has realized significant cost savings in the acquisitions it has consummated, and thereby significantly increased core earnings for the acquired institutions. HUBCO relies on its quarterly earnings releases following consummation to reflect the operating efficiencies achieved in its acquisitions.

         In quarters in which one or more pooling transactions close, earnings for that quarter will be adversely affected, sometimes significantly. However, core earnings, to a limited extent in the closing quarter, and more fully in subsequent quarters, will reflect cost savings and revenue enhancements. As a result of consummating the Recently Completed Acquisitions, HUBCO will incur material one-time merger related and restructuring charges, which will adversely affect reported earnings in the second quarter of 1998. HUBCO also expects that, due to the anticipated closings of the pending acquisitions of IBSF, CFHC and the Merger, it will incur material one-time merger related and restructuring charges in the third quarter of 1998 which will adversely affect reported earnings in the third quarter of 1998.

         HUBCO attempts to price and structure its acquisitions to provide earnings per share accretion, excluding one-time charges, calculated before the restatement of prior period results required under pooling-of-interests accounting treatment.

         On June 29, 1998, HUBCO issued $50,000,000 aggregate principal amount of 7.65% Capital Securities using HUBCO Capital Trust II, a statutory business trust formed under the laws of the State of Delaware (the "Recently Completed Trust Preferred Issuance"). The Capital Securities pay interest semi-annually on June 15, and December 15. Interest on the Capital Securities may, at the option of HUBCO, be deferred for up to five years. The Capital Securities mature on February 1, 2027 and are callable on or after June 15, 2007, subject to the prior approval of the Federal Reserve to the extent necessary at that time. The Capital Securities will be eligible to qualify as Tier I capital under the capital guidelines of the Federal Reserve. A small portion of the Capital Securities will not qualify as Tier I capital until and unless some of the Pending Acquisitions and/or the Merger are consummated. The net proceeds of the offering are expected to be used for general corporate purposes, including acquisition opportunities which may arise from time to time.



                        CERTAIN INFORMATION REGARDING DFC

         DFC is a Connecticut corporation and registered bank holding company. DFC's wholly-owned subsidiary, DIME, is a Connecticut-chartered savings bank. The principal executive offices of DFC and DIME are located at 95 Barnes Road, Wallingford, Connecticut 06492 and their telephone number is (203) 269-8881.

         DIME is a full-service savings bank which serves individual and business customers through 11 branches located in New Haven County, Connecticut. As of March 31, 1998, DFC had consolidated assets of $1.0 billion, consolidated deposits of $853.3 million and consolidated stockholders' equity of $82.4 million. Based on assets as of March 31, 1998, DIME was the tenth largest bank headquartered in Connecticut. For additional information, see "AVAILABLE
INFORMATION"; "SELECTED CONSOLIDATED FINANCIAL DATA OF DFC" and "PRO FORMA FINANCIAL INFORMATION" and the DFC documents incorporated by reference herein as described under "INFORMATION INCORPORATED BY REFERENCE".

                                   THE MEETING

Purpose of the Meeting


         The Meeting will be held on Wednesday, August 19, 1998 at 10:00 a.m. at the Yankee Silversmith Inn, at 1033 N. Colony Road in Wallingford, Connecticut. At the Meeting, the holders of DFC Common Stock will consider and vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby, and any other matters as may properly be brought before the Meeting and at any adjournments or postponements thereof. This Proxy Statement is first being mailed to the holders of DFC Common Stock on or about July [__], 1998 and is accompanied by a proxy card furnished in connection with the solicitation of proxies by the DFC Board of Directors for use at the Meeting.



         The Board of Directors of DFC has unanimously approved the Merger Agreement and recommends a vote "FOR" approval and adoption of the Merger Agreement.

Record Date; Voting Rights; Proxies



         The Board of Directors of DFC has fixed the close of business on June 24, 1998 as the record date for determining the holders of DFC Common Stock entitled to receive notice of and to vote at the Meeting (the "Record Date"). Only holders of record of DFC Common Stock at the close of business on that date will be entitled to vote at the Meeting or at any adjournment or postponement thereof.

         At the close of business on the Record Date, there were 5,292,947 shares of DFC Common Stock issued and outstanding and entitled to vote at the Meeting. Each share of DFC Common Stock will be entitled to one vote upon each matter properly submitted at the Meeting or at any adjournment or postponement thereof.



         All properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated thereon, such shares will be voted "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby. The Board of Directors of DFC is not aware of any matters other than as described in the Notice of Special Meeting that are to come before the Meeting. If any other matter or matters are properly presented for action before the Meeting, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.



         A proxy may be revoked at any time prior to its exercise by (i) the filing of a written notice of revocation with the Corporate Secretary of DFC, Eleanor M. Tolla, Dime Financial Corporation, 95 Barnes Road, P.O. Box 700, Wallingford, Connecticut 06492; (ii) delivering to DFC a duly executed proxy bearing a later date, or (iii) attending the Meeting and voting in person. However, shareholders whose shares are not registered in their own names will need appropriate documentation from the holder of record of their shares to vote personally at the Meeting.



         Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting, who will determine whether or not a quorum is present.

         DFC SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO DFC SHAREHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

Solicitation of Proxies



         In addition to using the mails, the directors, officers and employees of DFC may solicit proxies for the Meeting from shareholders personally, by telephone or by facsimile. These officers, directors and employees will not be specifically compensated for their services. DFC has retained Regan and Associates, Inc., a proxy solicitation firm ("Regan"), to assist in the solicitation of proxies at a fee of $4,500, plus reimbursement of certain out-of-pocket expenses estimated to be approximately $2,250. DFC will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. The cost of soliciting proxies for the Meeting, including the fees and expenses of Regan, will be borne by DFC.



Quorum

         The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of DFC Common Stock entitled to vote is necessary to constitute a quorum at the Meeting.

Required Vote

         Each share of DFC Common Stock will be entitled to one vote upon each matter properly submitted at the Meeting or at any adjournment or postponement thereof.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF DFC COMMON STOCK ENTITLED TO VOTE AT THE MEETING IS REQUIRED IN ORDER TO APPROVE AND ADOPT THE MERGER AGREEMENT. BECAUSE THE REQUIRED VOTE OF DFC SHAREHOLDERS ON THE MERGER AGREEMENT IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF DFC COMMON STOCK ENTITLED TO VOTE AND NOT UPON THE NUMBER OF SHARES THAT ARE ACTUALLY VOTED, A FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE IN PERSON, OR ABSTAINING FROM VOTING, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. BROKER NON-VOTES WILL NOT BE COUNTED AS HAVING BEEN VOTED IN PERSON OR BY PROXY AT THE MEETING AND WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.



         Record holders of DFC Common Stock at the close of business on June 24, 1998 (the "Record Date") are entitled to vote at the Meeting. As of the Record Date, there were 5,292,947 outstanding shares of DFC Common Stock held by approximately 1,479 holders of record. The directors of DFC as a group
(including, for this purpose, the estate of a deceased director) have voting control over 105,909 of these shares (2.00%) and have agreed to vote them in favor of the Merger Agreement. No consideration was paid to any of the directors for this agreement. HUBCO requested that the directors enter into this agreement in connection with HUBCO entering into the Merger Agreement. In addition, HUBCO has voting control over 250,000 shares of DFC Common Stock (4.72%) and the non-director executive officers of DFC as a group have voting control over 9,500 shares of DFC Common Stock (0.18%), all of which shares DFC expects will be voted in favor of the Merger Agreement.



         The obligations of DFC and HUBCO to consummate the Merger are subject, among other things, to the condition that the Merger Agreement and the transactions contemplated thereby be approved by the requisite vote of the shareholders of DFC. See "THE PROPOSED MERGER -- Conditions to the Merger."

         THE MATTERS TO BE CONSIDERED AT THE MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF DFC. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO
COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                               THE PROPOSED MERGER

         A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement and is incorporated by reference herein. Descriptions of the Merger and the Merger Agreement are qualified in their entirety by reference to the Merger Agreement.

General Description; The Bank Merger

         The Merger Agreement provides that, at the Effective Time, DFC will be merged with and into HUBCO, with HUBCO as the surviving entity (the "Surviving Entity"). The separate identity and existence of DFC will cease upon consummation of the Merger, and all property, rights, powers, liabilities and franchises of DFC will vest in the Surviving Entity. Immediately following the Effective Time, DIME will be merged with and into Lafayette (the "Bank Merger"), with Lafayette as the surviving bank (the "Surviving Bank").

Closing Date; Effective Time

         A closing under the Merger Agreement (the "Closing") will occur on a date (the "Closing Date") to be determined by HUBCO and set forth in a notice (the "Closing Notice") to DFC. The Closing Date specified by HUBCO must be at least five business days after the date of the Closing Notice, but no less than seven and no more than ten business days after the satisfaction or waiver of the conditions to consummation of the Merger (other than the delivery of documents to be delivered at the Closing). The Closing may also be set for another day mutually agreed to by HUBCO and DFC. HUBCO and DFC currently anticipate closing in the third quarter of 1998. Simultaneous with or immediately following the Closing, HUBCO and DFC will file Certificates of Merger with the Secretary of State of the State of New Jersey and the Secretary of State of the State of Connecticut. The Merger will become effective at a date and time following the Closing which HUBCO and DFC will specify in the Certificates of Merger (the "Effective Time"). If no Effective Time is specified in the Certificates of Merger, the Effective Time will be the time at which the later of the New Jersey Certificate of Merger or the Connecticut Certificate of Merger is filed. HUBCO and DFC currently anticipate that the Effective Time will be the close of business on the Closing Date. The exact Closing Date and Effective Time are dependent upon satisfaction of all conditions precedent, some of which are not under the control of HUBCO or DFC.

Consideration; Median Pre-Closing Price; Determination Date

         At the Effective Time, each outstanding share of DFC Common Stock (except for Excluded Shares) will be converted into the right to receive a number of shares (the "Exchange Ratio") of HUBCO Common Stock. The Exchange Ratio will be determined by dividing $38.25 by the Median Pre-Closing Price of HUBCO Common Stock, and rounding to the nearest thousandth. However, a "Maximum Exchange Ratio" of 1.05 will apply if the Exchange Ratio as so determined would exceed 1.05, and a "Minimum Exchange Ratio" of 0.93 will apply if the Exchange Ratio as so determined would be less than 0.93. In lieu of issuing fractional shares of HUBCO Common Stock, HUBCO will pay cash equal to the fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock.

         The "Median Pre-Closing Price" of HUBCO Common Stock will be determined by taking the price half-way between the closing prices of HUBCO Common Stock as published in The Wall Street Journal left after discarding the four lowest and four highest closing prices in the ten consecutive trading day period which ends on (and includes) the Determination Date. The "Determination Date" is defined in the Merger Agreement as the day the parties receive final bank regulatory approval for the Merger and one notifies the other that such approval has been received.

         The Exchange Ratio is subject to adjustment to take into account any stock split, stock dividend, reclassification, recapitalization, merger, combination or exchange or similar transaction by HUBCO with respect to the HUBCO Common Stock occurring subsequent to March 31, 1998. The Exchange Ratio may also be subject to adjustment in connection with provisions relating to the termination of the Merger Agreement described in the following paragraph.

         The Merger Agreement may be terminated by DFC if the Median Pre-Closing Price is less than $31.43, which, given the 1.05 Maximum Exchange Ratio, would result in shares of DFC Common Stock being exchanged for HUBCO Common Stock with a value (based on the Median Pre-Closing Price) of less than $33.00 (i.e., $31.43 multiplied by the 1.05 Maximum Exchange Ratio). DFC is obligated to provide notice of such termination to HUBCO, which may then elect, at its sole option, to increase the Exchange Ratio to $33.00 divided by the Median Pre-Closing Price of HUBCO Common Stock. If HUBCO so elects and increases the Exchange Ratio, the Merger Agreement will not be terminated. There can be no assurance that DFC will exercise its right to terminate the Merger Agreement if the conditions described above exist (a "Termination Event"), and if DFC does exercise its right to terminate the Merger Agreement, there can be no assurance that HUBCO will elect to increase the Exchange Ratio as provided in the Merger Agreement and as described above.

         The effects of the above provisions on the Exchange Ratio may be illustrated as follows:


Median Pre-Closing Price of HUBCO
Common Stock as of the Determination Date                      Exchange Ratio


Greater than $41.13......................................      0.93

Between $41.13 and $36.43................................      $38.25 / the Median Pre-Closing Price

Less than $36.43 and greater than or equal to $31.43.....      1.05

Less than $31.43.........................................      1.05; provided, that DFC will have the right to
                                                               terminate the Merger Agreement and HUBCO will have
                                                               the right to nullify that termination by agreeing
                                                               to an Exchange Ratio of $33.00 / the
                                                               Median Pre-Closing Price.



         The high and low closing prices per share of HUBCO Common Stock during the period commencing on March 31, 1998 (the date of the Merger Agreement) and ending on July 6, 1998 (a recent full trading day prior to the date of this Proxy Statement-Prospectus) were $38.75 and $32.1875, respectively. If, hypothetically, the Median Pre-Closing Price of HUBCO Common Stock were $$38.75, the Exchange Ratio would be 0.987 ($38.25/$38.75, rounded to the nearest thousandth), and a holder of 100 shares of DFC Common Stock would receive 98 whole shares of HUBCO Common Stock and a cash payment of $27.13 (0.7 x $38.75) in respect of the fractional share. If, hypothetically, the Median Pre-Closing Price of HUBCO Common Stock were $32.1875, the Exchange Ratio would be the Maximum Exchange Ratio of 1.05, because $38.25/$32.1875, rounded to the nearest thousandth), exceeds such Maximum Exchange Ratio, and a holder of 100 shares of DFC Common Stock would receive 105 whole shares of HUBCO Common Stock.



      The calculation of the Exchange Ratio called for by the Merger Agreement was intended by HUBCO and DFC to result in shareholders of DFC receiving HUBCO Common Stock with a value of $38.25 for each share of DFC Common Stock, provided that the Median Pre-Closing Price of HUBCO Common Stock is between $36.43 and $41.13. However, there can be no assurance that the Median Pre-Closing Price will fall between $36.43 and $41.13 or, even if it does, that the number of shares of HUBCO Common Stock issued in exchange per share of DFC Common Stock in the Merger will have a value of $38.25 on the Effective Time or on the day when certificates representing such shares of HUBCO Common Stock are issued or delivered to DFC stockholders.

         As described above, the Median Pre-Closing Price will be determined by taking the price half-way between the closing prices of HUBCO Common Stock left after discarding the 4 lowest and 4 highest closing prices in the 10 consecutive trading day period which ends on (and includes) the Determination Date. The price of HUBCO Common Stock at the Effective Time may be higher or lower than the Median Pre-Closing Price, and may be higher or lower than the market price at the time of entering into the Merger Agreement, the time of mailing this Proxy Statement, the time of the Meeting or the time certificates representing shares of HUBCO Common Stock are delivered in exchange for shares of DFC Common Stock following consummation of the Merger. Thus, the value of the HUBCO Common Stock actually received by holders of DFC Common Stock may be more or less than
(i) the Median Pre-Closing Price of HUBCO Common Stock or (ii) the value of the HUBCO Common Stock at the Effective Time. DFC SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR HUBCO COMMON STOCK AND DFC COMMON STOCK.

         It is not possible to know whether a Termination Event will occur until after the Determination Date. DFC has made no decision as to whether it would exercise its right to terminate the Merger Agreement if there is a Termination Event. In considering whether to exercise its termination right in such situation, the DFC Board of Directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the shareholders of DFC at the Meeting will confer on the DFC Board of Directors the power, consistent with its fiduciary duties, to elect to consummate the Merger following a Termination Event whether or not there is any increase in the Exchange Ratio and without any further action by, or resolicitation of, the shareholders of DFC. If DFC elects to exercise its termination right, DFC must give HUBCO prompt notice of that decision by 11:59 p.m. on the third business day following the Determination Date. During a three business-day period commencing with its receipt of such notice from the DFC Board of Directors, HUBCO has the option, in its sole discretion, to increase the Exchange Ratio in the manner set forth in the Merger Agreement and as illustrated above and thereby avoid termination of the Merger Agreement. HUBCO is under no obligation to increase the Exchange Ratio, and there can be no assurance that HUBCO would elect to increase the Exchange Ratio if DFC were to exercise its right to terminate the Merger Agreement as set forth above. Any decision would be made by HUBCO in light of the circumstances existing at the time HUBCO has the opportunity to make the election. If HUBCO elects to increase the Exchange Ratio as set forth in the Merger Agreement and as illustrated above, it must give DFC notice of that election by 11:59 p.m. on the third business day following receipt of the notice of termination from DFC, in which case no termination of the Merger Agreement would occur as a result of a Termination Event.

         The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Merger Agreement (a copy of which is set forth as Appendix A to this Proxy Statement) relating to a possible increase of the Exchange Ratio as the result of a Termination Event.

Conversion of DFC Options



         DFC has  outstanding  a number of  options  to  purchase  shares of DFC
Common Stock ("DFC Options") which were granted to optionees ("Optionees") pursuant to the 1986 Stock Option and Incentive Plan, the City Savings Bank of Meriden 1986 Stock Option Plan, the 1986 Stock Option Plan for Outside Directors, Non-Qualified Stock Option Agreements, as amended, for William J. Farrell and M. Joseph Canavan, the 1996 Stock Option and Incentive Plan, the Non-Qualified Stock Option Agreement for Ralph D. Lukens, and the 1996 Stock Option Plan for Outside Directors (the "DFC Stock Option Plans") and the option grant agreements thereunder (the "Option Grant Agreements"). Pursuant to the Merger Agreement, HUBCO has agreed to honor the provisions of the DFC Stock Option Plan and the Option Grant Agreements, including those relating to vesting and conversion in connection with a change in control of DFC. By virtue of the Merger, all DFC Options will be vested on the Closing Date. Pursuant to the Merger Agreement, each DFC Option outstanding at the Effective Time (each a "Continuing Stock Option") will be converted into an option to purchase HUBCO Common Stock, wherein (i) the right to purchase shares of DFC Common Stock pursuant to the Continuing Stock Option will be converted into the right to purchase that same number of shares of HUBCO Common Stock multiplied by the Exchange Ratio, (ii) the option exercise price per share of HUBCO Common Stock will be the previous option exercise price per share of the DFC Common Stock divided by the Exchange Ratio, and (iii) in all other material respects the option will be subject to the same terms and conditions as governed the DFC Option on which it was based, including the length of time within which the option may be exercised (which will not be extended except that the holder of a Continuing Stock Option who continues in the service of HUBCO or a subsidiary of HUBCO will not be deemed to have terminated service for purposes of determining the Continuing Stock Option exercise period). If a Stock Option Grant Agreement also provided for a Stock Appreciation Right, the Stock Appreciation Right will also continue (subject to the same adjustments as are provided for Continuing Stock Options). Shares of HUBCO Common Stock issuable upon exercise of Continuing Stock Options will be covered by a registration statement on Form S-8, which HUBCO has agreed to use reasonable best efforts to file as soon as possible after the Effective Time.



Cash in Lieu of Fractional Shares

         No fractional shares of HUBCO Common Stock will be issued in exchange for any DFC Common Stock. Instead, holders of such DFC Common Stock will receive cash equal to the fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock, without interest. All shares of HUBCO Common Stock to be issued to each holder of DFC Common Stock will be aggregated to constitute as many whole shares as possible before determining such person's fractional share interest.

Stock Option to HUBCO for DFC Shares

         HUBCO and DFC entered into a Stock Option Agreement dated as of March 31, 1998 (the "Stock Option Agreement") in connection with the negotiation by HUBCO and DFC of the Merger Agreement. A copy of the Stock Option Agreement is attached as Appendix B to this Proxy Statement and is incorporated by reference herein. The following description of the Stock Option Agreement is qualified in its entirety by reference to the Stock Option Agreement. Pursuant to the Stock Option Agreement, DFC has granted to HUBCO an option (the "Option"), exercisable only under certain limited and specifically defined circumstances (none of which has occurred as of the date hereof), to purchase up to 1,040,000 authorized but unissued shares of DFC Common Stock, representing upon issuance approximately 19.9% of the outstanding shares of DFC Common Stock, for an exercise price of $30.25 per share. HUBCO does not have any voting rights with respect to the shares of DFC Common Stock subject to the Option prior to exercise of the Option. Acquisitions of DFC Common Stock pursuant to exercise of the option would be subject to prior regulatory approval under certain circumstances.

         If certain specifically enumerated "Triggering Events" occur and the Merger is not consummated, HUBCO would recognize a gain on the sale of the shares of DFC Common Stock received pursuant to the exercise of the Option if such shares of DFC Common Stock were sold at prices exceeding $30.25 per share. The ability of HUBCO to exercise the Option and to cause up to an additional 1,040,000 shares of DFC Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of DFC, even if the potential acquiror were prepared to pay a higher price per share for DFC Common Stock, as it is likely to increase the cost of an acquisition of all of the shares of DFC Common Stock which would then be outstanding. The exercise of the option by HUBCO may also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror.

         The Option is exercisable only upon the occurrence of a Triggering Event. As used in the Stock Option Agreement, the term "Triggering Event" means a person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder) other than HUBCO or an affiliate of HUBCO:

         a. acquires beneficial ownership (as such term is defined in Exchange Act Rule 13d-3) of a least 20% of the then outstanding shares of DFC Common Stock; or

         b. enters into a letter of intent or an agreement, whether oral or written, with DFC pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction, with DFC, (ii) acquire all or a significant portion of the assets or liabilities of DFC, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the then outstanding shares of DFC Common Stock; or

         c. makes a filing with any bank or thrift regulatory authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger with, consolidation with or acquisition of all or a significant portion of all of the assets or liabilities of, DFC or any other business combination involving DFC, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership of or to vote securities representing, 20% or more of the outstanding shares of DFC Common Stock, and thereafter, such Proposal has not been Publicly Withdrawn (as such term is --- defined in the Stock Option Agreement) at least 15 days prior to the meeting of shareholders of DFC called to vote on the Merger and DFC's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of --- shareholders called for such purpose; or

         d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, DFC willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the Merger to HUBCO.

         The term "Triggering Event" also means the taking of any material direct or indirect action by DFC or any of its directors, senior executive officers, investment bankers or other person with actual or apparent authority to speak for the DFC Board of Directors, inviting, encouraging or soliciting any proposal which has as its purpose a tender offer for the shares of DFC Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of DFC, or a sale by DFC of a significant number of shares of DFC Common Stock or any significant portion of its assets or liabilities.

         The Stock Option Agreement will terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event, the Stock Option Agreement will not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

Background of the Merger

         The unanimous decision of the DFC Board of Directors (the "Board") to approve the Merger Agreement and to recommend approval thereof by the DFC shareholders is the result of a process undertaken by the Board over a period of approximately two years, with the assistance of management and outside advisors, to define, assess and implement a strategic plan that is in the best interests of DFC and its shareholders, and that gives full and fair consideration to the interests of employees, customers and the community DFC has served.

         Following the return to profitability achieved by DFC in 1994 and the corporate restructuring initiatives implemented by DFC in 1995, management, at the direction of the Board, undertook in the second quarter of 1996 to formulate a three-year strategic plan (the "Strategic Plan") designed, among other things, to identify and prioritize appropriate short- and mid-term corporate goals and to commence a process of assessing the intrinsic value of DFC to guide the Board in setting the long-term future direction for DFC.

         At a special meeting of the Board held on June 11, 1996 in connection with the development of a Strategic Plan, the Board discussed in general terms the future direction of DFC and the need for full education of Board members concerning market conditions, industry trends and other factors affecting the subject of strategic alternatives. These discussions led to management inviting representatives of three investment banking firms with expertise in the banking industry to make separate preliminary presentations to the Board concerning these subjects at subsequent meetings of the Board on September 11 and 18, and October 16, 1996. The last of these presentations was made pursuant to a specific engagement, the scope of which was limited to a report and analysis of the various strategic alternatives the Board might pursue.



         At the meeting of the Board held on September 18, 1996, the Board voted unanimously to approve the Strategic Plan. At each of the foregoing three meetings, the directors also discussed with management external growth opportunities that might be effected through possible acquisitions of other banks by DFC. At the conclusion of the October 16 meeting, the directors expressed concern whether potential targets for DFC to acquire could be readily identified that would contribute positively to DFC's earnings and to shareholder value.

         The Board continued its consideration and discussion of strategic alternatives at a special meeting held on November 19, 1996 and during a regular meeting held on November 20, 1996. At the November 20 meeting, DFC's legal counsel, Day, Berry & Howard LLP, addressed the directors with respect to their legal duties in connection with their consideration of DFC's strategic alternatives. At a meeting held on December 18, 1996, a second report was received from the investment banking firm that had addressed the Board on October 16. Among other issues discussed at this meeting, the directors debated
(1) whether an investment banking firm should be retained to assist DFC in connection with a possible sale of DFC or a merger with a larger institution,
(2) the merits of refraining from any such activity in the absence of any active solicitation of DFC from a larger institution, and (3) the merits of pursuit of continued independence focusing upon internal growth. The directors adjourned the December 18 meeting without having reached a resolution of the issues discussed, but agreeing to continue their analysis and discussion at a special meeting to be held on January 15, 1997.

         At the special meeting of the Board held on January 15, 1997, the directors discussed extensively the alternatives of remaining independent and of seeking a structured combination with another party, but again did not reach a consensus view. Upon conclusion of the discussion, a motion was made and seconded that DFC pursue a strategy of remaining independent and that no express action be undertaken to seek any form of merger or business combination at that time. Although several directors disagreed with the motion, after further discussion, the motion was approved unanimously by the directors present.



         After the January 15, 1997 meeting, management and the Board focused their attention on implementation of the Strategic Plan and continuing to pursue possible acquisition opportunities for DFC. At a regular meeting of the Board held on March 19, 1997, the Board received a report from management in connection with its ongoing efforts to identify appropriate acquisition candidates for DFC. Although management presented an analysis of potential acquisition targets at that time, DFC did not engage in sustained discussions with any such target.



         The issue of DFC being sold to another bank was not raised again with the Board until the meetings of the Board held on May 21 and 28, 1997. At the May 21 meeting, Richard H. Dionne, President and Chief Executive Officer of DFC reported that he had received two telephone calls on May 16 and May 19 from a representative of a significant shareholder of DFC stating that there were three institutions interested in acquiring DFC and that an offer from at least one of these institutions was imminent. At the May 28 meeting, management reported that on May 22, 1997, DFC's Chief Financial Officer, Albert E. Fiacre, Jr., received a telephone call from the Chief Financial Officer of another banking institution stating that that institution had an interest in DFC, including the possibility of an acquisition in the future, but suggesting that no such action was imminent. At that meeting, counsel addressed the directors on their continuing duties under applicable law, including with regard to receipt of unsolicited acquisition proposals or expressions of interest. The directors then discussed the advisability of DFC retaining an investment banking firm to advise DFC. Following discussion, the Board unanimously approved a motion that the Board's Planning Committee, together with Mr. Dionne and Mr. Fiacre, interview a number of investment banking firms and present a recommendation to the Board for its consideration.

         The Planning Committee interviewed representatives of three investment banking firms at successive meetings on June 9, 12 and 17, 1997. At the conclusion of the June 17 meeting, the committee unanimously agreed to recommend that DFC retain an investment banking firm, and a majority of the committee members voted to recommend that First Albany Corporation ("First Albany") be the investment banking firm retained. The Planning Committee's recommendation was approved by the Board at the regular meeting on June 18, 1997. During the meeting, Mr. Dionne informed the directors that he had received an unsolicited telephone call from another institution expressing an interest in a strategic alliance with DFC.

         An engagement letter between DFC and First Albany dated as of June 30, 1997 was approved by the Board during a regular meeting of the directors held on July 16, 1997 and was thereafter executed.

         A special meeting of the Board was held on September 15, 1997. Chairman Lukens reported at that time that DFC had received additional unsolicited verbal expressions of interest from two more potential acquirers (one of which was HUBCO) since the last Board meeting. Representatives of First Albany discussed each of these two proposals, and the subject of strategic alternatives generally, with the directors. Once again, the directors engaged in a lengthy discussion of the subject. After discussion, a motion was made and seconded that each of the unsolicited proposals be rejected, that further discussions with these parties be discouraged, and that the Board's earlier determination to remain independent be communicated to the parties involved. Each Director expressed his or her views on the motion, which was then defeated by a 7-3 vote. The directors agreed to continue their discussion of DFC's strategic alternatives during the September 17, 1997 Board meeting.


         On September 17, 1997, the Board reconvened and considered a motion made by Chairman Lukens to instruct DFC's management, acting directly or through First Albany, to seek expressions of interest from various third parties with respect to a possible acquisition of or merger with DFC. During discussion of the motion, it was noted that adoption of the resolution would in no way preclude a subsequent decision by the Board to remain independent. After full discussion, the resolution was approved by a 6-3 vote.

         After the September 17 meeting, First Albany contacted representatives of ten institutions considered the most likely candidates to acquire or merge with DFC and requested that each submit a written indication of interest on or before September 30. While awaiting the results of these contacts, First Albany received an unsolicited indication of interest from another institution, which was added to the list of candidates. Overall, First Albany received six written indications of interest in response to the request for proposals.
First Albany held subsequent discussions with the interested parties.



         A special meeting of the Board was held on October 10, 1997 to receive the report of senior management and First Albany regarding their efforts to obtain indications of interest. Extensive discussion of the six proposals followed. During the meeting, the Board entertained, but defeated by a 7 to 3 vote, a motion to terminate discussions with the six candidates. The directors then also approved, by a 7 to 3 vote, a motion instructing management, in conjunction with its advisors, to engage in further discussions with the candidates and to identify the one candidate and proposal that provided the most favorable terms for a possible transaction. The motion also empowered senior management to enter into negotiation of a definitive agreement for the Board's consideration. DFC's legal counsel was also in attendance at this meeting, as well as at those held on September 15 and 17, 1997.



         During the ensuing month, First Albany and management conducted extensive discussions and negotiations with three candidates, one of which had first contacted DFC in late October, and each of which conducted a detailed due diligence review of DFC. Limited discussions were also continued with a fourth party, which also completed due diligence. By November 5, 1997, two of the parties had emerged as offering the best proposals, in particular with respect to value and price protection by use of a "collar", two factors that had been stressed as important by DFC. Concentrated negotiations continued with these two candidates through November 6, when final offers were submitted. After full consideration, a decision was made by senior management to terminate further discussions with one of the two parties and to commence negotiation of a definitive agreement with the preferred candidate. Between November 8 and November 11, a definitive agreement was negotiated and due diligence was conducted by DFC.

         A special meeting of the Board was held on November 12, 1997 for the purpose of receiving and voting on management's recommendation to enter into a merger agreement with the preferred candidate. The agreement provided for a merger in which DFC shareholders would have received stock of the proposed merger partner, the value of which would have been fixed at $36.00 per DFC share within a specified "collar" above and below an agreed market price of the merger partner's stock, and would have fluctuated up or down with the value of the merger partner's stock outside the "collar". Among other things, DFC would have been given the right to terminate the merger if the value to be received per share of DFC stock fell below $33.00.



         The Board reviewed with its legal and financial advisors the terms of the proposed merger and the related documents, drafts of which had been provided prior to the meeting. Each of the directors then expressed his or her views with respect to the proposed transaction. As this occurred, it became increasingly clear that a significant division of opinion existed among the directors. After all discussion had been concluded, the directors voted on a motion to approve the merger. The vote was five votes in favor and five votes against. The motion failed to pass for lack of a majority in favor.



         Following the November 12 vote, DFC received a written request from the CEO of the party that had been the prospective merger partner to meet with the Board. The Board voted to decline this request at its regular meeting held on November 19, 1997. On December 12, 1997, DFC received a similar request in writing from the CEO of HUBCO, which request was declined by the Board at its regular meeting held on December 17, 1997. In each case, the Board felt that it was too soon after the November 12 vote to reconsider the issue of sale or merger of DFC. Thereafter, further verbal communications were received by senior management of DFC and by DFC's financial advisor from representatives of both institutions expressing a continuing interest in a merger with DFC.



         During this time and into early 1998, DFC's senior management continued to explore several potential opportunities for DFC to acquire other financial institutions or branch offices. On December 17, 1997 and January 21, 1998 senior management reported to the Board on their efforts in that regard. In February of 1998, three directors attended a conference on bank mergers and acquisitions as an additional means of keeping the Board informed of developments in the area generally.

         During the months of January and February, 1998, DFC, through a number of contacts made with DFC, its financial advisor, and one of the directors, was made aware of the continuing interest on the part of three of the four institutions that had conducted due diligence in October and November in the possibility of pursuing a merger with DFC. This included both HUBCO and the party with which a definitive agreement had been negotiated in November. These contacts, and other factors, led several of the directors to conclude that the Board should again discuss the issue of whether a merger of DFC with another institution should be pursued.

         At a regular meeting of the Board on February 25, 1998, the directors voted unanimously to have the Chairman contact the CEOs of the three financial institutions that had expressed continuing interest in DFC, including HUBCO, to invite each to attend a special meeting of the Board to express separately their interest in a transaction with DFC. That meeting was later scheduled for March 24, 1998.



         The Board had a number of reasons for this decision, which included the following: (1) the desire, based on the interest of DFC shareholders, to be apprised on a continuing basis of the nature and magnitude of interest in a transaction with DFC; (2) the closeness of the vote on the definitive agreement on November 12, 1997; (3) the recognition that merger and acquisition activity had been extensive in Connecticut for a considerable period, raising the possibility that opportunities could at some time decline; (4) the recognition that an objective of growth through internal means and through acquisition by DFC could be difficult to achieve and (5) encouragement of DFC by certain significant shareholders of DFC to pursue an appropriate merger alternative.

         Following the February 25 meeting, in late February and early March, the CEOs of each of the three parties were contacted and advised of the Board's decision. DFC's financial advisor followed up these contacts by advising the parties, among other things, of DFC's continuing interest in both price and price protection. Each of HUBCO and the party with which a definitive agreement had been negotiated in November promptly confirmed their interest in meeting with the Board, but the CEO of the latter party alerted DFC that it might not be in a position to meet the price or price protection provisions it had offered in November. The third party that was contacted also subsequently accepted DFC's invitation. Each of the three parties was provided with updated financial information concerning DFC.

         On March 18, 1998, the Board approved the engagement by DFC of A. G. Edwards & Sons, Inc. ("A. G. Edwards") as a financial advisor to DFC in connection with a possible merger transaction. The Board also approved a modification to First Albany's June 30, 1997 engagement letter expressly extending the engagement of that firm to cover a possible merger transaction. These modifications were necessitated by a decision of the two principals at First Albany who had been involved in advising DFC to move to A. G. Edwards on March 10, 1998. The changes were reached by mutual agreement of the two firms with DFC to assure continuity of service to DFC at no additional cost. Under the agreements with A. G. Edward and First Albany, it was agreed that A. G. Edwards would render a fairness opinion in connection with any merger transaction. Representatives of A. G. Edwards and First Albany then presented preliminary information on each of the three potential merger partners that had been invited to make presentations at the special meeting on March 24. DFC's legal counsel was also represented at this meeting.



         An engagement letter with A. G. Edwards dated as of March 23, 1998 and a letter agreement with First Albany dated as of March 23, 1998 modifying the terms of the engagement of First Albany, as approved by the Board on March 18, were subsequently executed by the respective parties thereto.

         On March 24, 1998, representatives of each of the three institutions (including HUBCO) made separate presentations of their proposals to the Board and responded to questions. Legal counsel and DFC's financial advisors were also in attendance. Between presentations, and following the final presentation, the Board discussed the proposals that had been made, and received the analysis of its financial advisors. Thereafter, the Board voted unanimously (one Director having departed after the final presentation but prior to the vote) to authorize a Negotiating Committee, consisting of Chairman Lukens and directors Canavan, Nicoletti and Valenti, together with management and DFC's financial advisors, to negotiate exclusively with HUBCO with the objective of reaching agreement on the terms and conditions of a definitive merger agreement for the Board's consideration. In making this decision, the Board first determined that the proposal made by the party with which a definitive agreement had been negotiated in November was not competitive, the exchange ratio having been reduced from the November offer and the collar having been eliminated. Based on all of the information, the Board concluded that HUBCO offered the best of the three proposals, including the best price and acceptable price protection terms.

         On March 25, 1998, Mr. Dionne and A. G. Edwards met with Kenneth T. Neilson, Chairman, President and Chief Executive Officer of HUBCO to negotiate certain terms of the possible transaction. On March 26, 1998, the Negotiating Committee met with DFC's legal and financial advisors and approved the terms that had been negotiated. On March 26, 1998, work was also commenced by HUBCO on preparation of a definitive agreement. On March 27, 1998, DFC received a letter from the party with which DFC had negotiated a definitive agreement in November offering to increase the exchange ratio in its new proposal to a level that would equal that which it had agreed to in November and expressing a willingness to negotiate some form of collar. The members of the Negotiating Committee were apprised of the receipt of this letter but agreed that management should continue to focus exclusively on efforts to complete negotiations with HUBCO. Negotiation of the detailed terms of a merger with HUBCO, and of the terms and conditions of the definitive agreements, continued through March 30, 1998, on which date final agreement as to all terms and conditions was reached by the parties.

         On March 30, 1998, the Board met with legal and financial advisors to review the terms of the proposed transaction with HUBCO and the related documents, drafts of which had been provided prior to the meeting. A copy of the March 27 letter from the other party was also provided to the directors prior to the meeting. At the meeting, A. G. Edwards delivered its oral opinion, which was confirmed in writing on March 30, that the consideration to be paid to the DFC shareholders in the proposed transaction with HUBCO was fair to the DFC shareholders from a financial point of view. After completing its review and discussion, the Board of DFC unanimously adopted formal resolutions approving the Merger Agreement and the Stock Option Agreement and the Board of Directors of Dime unanimously adopted formal resolutions approving the Merger Agreement. On March 30, 1998 DFC also approved the transaction as the sole shareholder of Dime



         The definitive agreements relating to the Merger were executed by the parties on March 30 and on the morning of March 31, whereupon the parties issued a public announcement concerning the transaction.


DFC Board's Reasons for the Merger and Recommendation

         In determining to approve the Merger Agreement, the Bank Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, the DFC Board considered, among others, the following factors:

         (1) The Board considered the terms of the Merger Agreement, the merger agreement between Lafayette and DIME with respect to the Bank Merger (the "Bank Merger Agreement"), the Stock Option Agreement and the transactions contemplated thereby. The Board took into account the Exchange Ratio offered by HUBCO. The Board considered the overall impact of the Exchange Ratio on the value to be received by DFC shareholders. The Board also considered the effect of the collar provisions. Also relevant to the Board's determination were the termination provisions and the terms of the Stock Option Agreement. The Board considered that DFC could terminate the Merger Agreement under certain circumstances and that the Stock Option Agreement might discourage third parties from seeking to acquire DFC by increasing the cost of such an acquisition.

         (2) The Board considered the lengthy and thorough process that DFC had pursued to elicit expressions of interest from a large number of potential merger partners, the extent of due diligence and negotiation that had occurred with a number of interested parties, and the fact that HUBCO had presented the highest offer which, in the Board's judgment, represented the greatest value and price protection to DFC shareholders.

         (3) The Board considered the changing banking climate in Connecticut at the time it approved the Merger Agreement with HUBCO, as compared to that in the state when it rejected the proposed merger with another bank in November of 1997. The Board considered the diminishing opportunity to make profits on loans, the general flattening of the market for bank stocks and the impact of lower interest rates and tighter margins on the banking industry in general. The Board also considered the apparent leveling off of demand for thrift acquisitions and mergers that was occurring at the time.



         (4) The Board considered the advice of its financial advisor, A.G. Edwards, and reviewed the detailed financial analyses, pro forma results and other information presented by A.G. Edwards. The Board considered the opinion of A.G. Edwards (including the assumptions and financial information and projections relied upon by it in arriving at such opinion) that, as of March 30, 1998, and based upon the matters described in its oral and written opinion as of that date, the consideration to be received in the Merger by the DFC shareholders was fair, from a financial point of view, to such holders. See " -- Opinion of DFC's Financial Advisor".



         (5) The Board recognized that the combined company would be more likely than DFC alone to possess the financial and technological resources to compete more effectively in the rapidly changing marketplace for banking and financial services. The Board considered senior management's unsuccessful attempts to find suitable acquisition targets of its own. The Board also took into account the dilutive effect that an acquisition by DFC of another bank could have on DFC's value. In addition, the Board considered that DFC was unlikely to be able to increase the products and services it offered its customers enough to allow it to remain competitive in the changing market for banking and financial services.



         (6) The Board considered that its potential ability to continue to influence ongoing bank policies and activities in Connecticut after the Merger was enhanced by HUBCO's commitment to place five DFC directors on the Lafayette Board and to installing the remaining DFC directors on an advisory board.



         (7) The Board considered the complimentary nature of HUBCO's business, business strategies and products, HUBCO's financial results, and HUBCO's growing franchise in Connecticut.

         (8) The Board considered the general impact the Merger would have on the various constituencies served by DFC, including its customers and others. The Board took into account that the combined company would be able to offer a more extensive range of products and banking services to DFC's customers.

         (9) The Board considered HUBCO's agreement with DFC on a variety of issues affecting employees and the community served by DFC, including: that HUBCO would honor all of DFC's existing agreements; that HUBCO would provide DFC employees with adequate severance benefits; that all DFC branch personnel would be offered comparable employment; that all DFC employees would receive credit for service with all comparable HUBCO benefits, including pension; and that HUBCO intends to continue DFC's existing charitable contribution program.

         (10) The Board considered information with respect to, among other things, the historical financial results of HUBCO and reviewed information with respect to HUBCO's business, operations, financial condition and future prospects. The Board considered the results of the due diligence investigation conducted by DFC's management and advisors.

         (11) The Board considered that the Merger is expected to be tax-free for federal income tax purposes to DFC shareholders to the extent that they receive shares of HUBCO Common Stock in the Merger rather than cash.

         (12) The Board considered the nature of, and likelihood of obtaining, the regulatory approvals that would be required with respect to the Merger.

         (13) The Board took into account the current and prospective economic and competitive environment facing the financial services industry generally and each of DFC and HUBCO in particular.



         In reaching its determination to approve the Merger Agreement, the Bank Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, the Board did not assign any relative or specific weights to different factors considered by it, and individual directors may have given differing weights to different factors. The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but is believed to include all material factors considered by the Board.



HUBCO's Reasons for the Merger

         HUBCO entered into the Merger Agreement with DFC as part of HUBCO's ongoing strategy of growth through acquisitions.

         HUBCO's acquisition strategy consists of identifying financial institutions with business philosophies that are similar to HUBCO's, which operate in markets that are geographically within or close to those of HUBCO, and which provide an ability to enhance earnings per share over an acceptable period after the acquisition, while providing acceptable rates of return. Acquisitions are also evaluated in terms of asset quality, interest rate risk, core deposit base stability, potential operating efficiencies and management abilities.

         Pursuant to this acquisition strategy, HUBCO has pursued acquisitions of financial institutions in Connecticut and in other states which are geographically close to HUBCO's current markets and which otherwise meet HUBCO's acquisition goals. HUBCO's expressions of interest in, and merger with DFC are consistent with this strategy. HUBCO anticipates that combining the Connecticut operations of DIME and Lafayette will enhance HUBCO's ability to promote operational efficiencies and to service the combined institution's Connecticut customers.

Interests of Certain Persons in the Merger

         The Merger Agreement provides that HUBCO will cause five current directors of DIME to be appointed to the Board of Directors of the Surviving Bank at the Effective Time. Currently, the Surviving Bank's directors are paid an annual retainer of $6,000 and a fee of $250 per meeting attended. The Merger Agreement also provides that HUBCO will invite each other director of DIME to serve on a regional advisory board of the Surviving Bank.

         Certain directors and former directors of DIME and City Savings Bank of Meriden (which was acquired by DIME on December 2, 1988) have entered into deferred directors' fee agreements. Under these agreements, the DIME directors are entitled to the amounts deferred with earnings and the City Savings Bank of Meriden directors are entitled to fixed installment payments. The Merger Agreement permits DIME, and DIME intends, to adopt a trust to hold the amounts payable to the directors pursuant to these agreements which HUBCO and Lafayette have agreed to assume. Although the trust's assets will be subject to the claims of DIME's creditors (or those of the Surviving Bank after the Bank Merger) in the event of DIME's (or the Surviving Bank's) insolvency, the amounts in the trust may otherwise only be used for payment to the directors, until all such payments have been made.

         Under the Merger Agreement, each holder of a DFC Option will have such DFC Option converted into an option to purchase HUBCO Common Stock where (i) the right to purchase shares of DFC Common Stock pursuant to the DFC Option will be converted into the right to purchase that same number of shares of HUBCO Common Stock multiplied by the Exchange Ratio, (ii) the option exercise price per share of HUBCO Common Stock will be the previous option exercise price per share of the DFC Common Stock divided by the Exchange Ratio, and (iii) in all other material respects the option will be subject to the same terms and conditions as governed the DFC Option on which it was based, including the length of time in which the option may be exercised. Options granted to directors, officers and other employees of DFC and DIME provide that they will become fully vested on a change-in-control, which will result from the Merger.

         DFC and Dime (the "Employers") have entered into an employment agreement (the "Employment Agreement") with Richard H. Dionne, President and Chief Executive officer, whereby Mr. Dionne has agreed to remain in the employ of the Employers, and the Employers have agreed to retain Mr. Dionne's services through January 31, 2001 (the "Term"). The Employment Agreement provides that if Mr. Dionne is terminated by the Employers during the Term other than for cause, disability, material breach, as these terms are defined in the Employment Agreement, or death, the Employers will pay to Mr. Dionne a lump sum severance payment equal to the commuted value of Mr. Dionne's base salary in effect or authorized at the time of the termination for the period remaining in the Term (determined by discounting all payments at an agreed upon discount rate). Mr. Dionne also will receive this benefit if he terminates his employment for "good reason" as it is defined in the Employment Agreement. As the successors to the Employers, HUBCO and Lafayette will assume any obligations of the Employers under the Employment Agreement. Mr. Dionne, however, will not receive any severance benefit under the Employment Agreement if he is otherwise entitled to benefits under the Change-In-Control Agreement described below. The Employers have entered into change-in-control severance agreements (the "Change-In-Control Agreements") with each of their four senior officers, Richard H. Dionne, Albert
E. Fiacre, Jr., Timothy R. Stanton, and Frank P. LaMonaca (hereinafter "Executive" or "Executives") as well as certain other officers of DFC.

         For a period of two years following a "change-in-control," as defined in each Change-In-Control Agreement, the Executive would be entitled to certain payments in the event of the termination of his employment other than upon death, retirement or disability or (a) by the Employers for "cause," as defined in the Change-In-Control Agreements, or (b) in the event of a termination by the Executive for "good reason" ("Change-In-Control Termination"). A change-in-control will result from the Merger. If the Executive terminates his employment because of a reduction of his compensation, position, duties, or responsibilities, the need to move his principal residence, the non-payment by the Employers of any salary, bonus or other material benefit due to the Executive, or a material breach of any material terms of employment, such termination would be considered to be for "good reason."

         Upon a Change-In-Control Termination, Mr. Dionne would be entitled to, among other benefits, a lump sum severance benefit of 2.99 times the average of the cash compensation received by Mr. Dionne from the Employers in the most recent three years prior to the date of his termination. In the case of each of Messrs. Fiacre, Stanton and LaMonaca, the lump sum severance benefit equals the cash compensation received by the Executive in the most recent calendar year of employment prior to termination. It is estimated that the current value of the lump sum severance is $1,121,557.61 for Mr. Dionne, $225,198.12 for Mr. Fiacre, $202,764.16 for Mr. Stanton and $190,084.16 for Mr. LaMonaca. In addition, all stock options granted to each Executive under any plan of the Employers would become immediately exercisable in full and remain so for a period of three months from the date of the Change-In-Control Termination. Each Executive would also be entitled to continue to receive all perquisites and to participate in all insurance plans for a period of one year from the date of the Change-In-Control Termination. Benefits payable under the Change-In-Control Agreements are subject, however, to the limitation described in Section 280G of the Code, if applicable. Under the Merger Agreement, HUBCO has agreed that the Employers and Mr. Dionne may enter into a separate agreement ("Mr. Dionne's Indemnification Agreement") whereby the Employers agree to indemnify and hold Mr. Dionne harmless for any liabilities arising out of the calculation or application of said Section 280G limitation to the benefits payable under his Change-In-Control Agreement, including any challenge thereto by the Internal Revenue Service.

         The Change-In-Control Agreements also include a non-competition covenant (the "Covenant") between each Executive and the Employers. In the event of the termination of the Executive's employment with the Employers, for a period of one year the Executive agrees not to engage in certain competitive activity with the Employers. The Covenant does not apply if the Executive terminates his employment for good reason, or if the Employers terminate his employment other than for cause, disability, or material breach, as defined in the Change-In-Control Agreements.

         HUBCO has agreed to honor the "Change-In-Control Agreements" and Mr. Dionne's Indemnification Agreement.

         Pursuant to the Merger Agreement, for a period of six years, HUBCO has agreed to indemnify, defend and hold harmless each person who is, has been, or becomes prior to the Effective Time, a director, officer, employee or agent of DFC or DIME, or who serves or has served at the request of DFC or DIME in any capacity with any other person (collectively, the "Indemnitees"), to the fullest extent which DFC or DIME would have been permitted under applicable law and their respective Certificates of Incorporation and By-laws had the Merger not occurred, with respect to any claims made against such person because he or she is or was a director, officer, employee or agent of DFC or serves or has served at the request of DFC in any capacity with any other entity. In the Merger Agreement, HUBCO has also agreed to cover DFC's officers and directors under either an extension of DFC's existing directors' and officers' liability insurance policy or a rider to HUBCO's then current policy for a period of at least six years after the Effective Time.

         HUBCO and DFC have agreed in the Merger Agreement that HUBCO will provide DFC employees with certain severance and other benefits with credit given for prior years of service with DFC and/or DIME and that DIME may pay bonuses pursuant to its 1998 corporate bonus plan through the last month end preceding the Effective Time. HUBCO and DFC have also agreed that HUBCO will offer comparable employment to all DIME branch employees in good standing and use its best efforts to offer comparable employment to all other DIME employees in good standing. These covenants with respect to employee matters were not intended to confer any rights or remedies on any person other than DFC and DIME.

Opinion of DFC's Financial Advisor

         On March 23, 1998, DFC engaged A.G. Edwards to act as its financial advisor and to render a fairness opinion as to the fairness, from a financial point of view, to DFC shareholders of the Merger Consideration to be received in connection with the Merger.

         A.G. Edwards is a nationally recognized securities and investment banking firm engaged in, among other things, the evaluation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bidding, secondary distribution of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. A.G. Edwards was selected by DFC as financial advisor based upon such expertise, the reputation of A.G. Edwards in investment banking and mergers and acquisitions, and A.G. Edwards' expertise in providing financial advisory services to savings banks and the banking industry generally. A.G. Edwards is not aware of any present or contemplated relationship between A.G. Edwards, DFC, DFC's directors and officers or its shareholders or HUBCO which, in its opinion, would affect its ability to render a fair and independent opinion in this matter.

         On March 30, 1998, at the meeting at which the DFC Board approved and adopted the Merger Agreement and the transactions contemplated thereby, A.G. Edwards rendered its oral and written opinion to the DFC Board that, as of such date, the Merger Consideration was fair, from a financial point of view, to DFC's shareholders. The written opinion (the "Opinion") was updated as of the date of this Proxy Statement-Prospectus.

         THE FULL TEXT OF THE A.G. EDWARDS UPDATED OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE SCOPE OF THE REVIEW UNDERTAKEN BY A.G. EDWARDS IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS. DFC SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE A.G. EDWARDS OPINION CAREFULLY AND IN ITS ENTIRETY. THE OPINION WAS DIRECTED TO THE DFC BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO DFC SHAREHOLDERS OF THE MERGER CONSIDERATION TO BE RECEIVED PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF DFC CAPITAL STOCK AS TO HOW TO VOTE WITH RESPECT TO THE MERGER AGREEMENT AND THE MERGER. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.



         In connection with rendering its Opinion, A.G. Edwards reviewed, among other things: (i) the Merger Agreement and exhibits thereto; (ii) the Stock Option Agreement; (iii) DFC's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Annual Report for the year ended December 31, 1997;
(iv) HUBCO's audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations contained in its Annual Report for the fiscal year ended December 31, 1997; (v) a review of expressions of interest for DFC by potential bidders other than HUBCO; (vi) certain financial analyses and forecasts of DFC prepared by and reviewed with management of DFC and the views of senior management of DFC regarding DFC's past and current business operations, results thereof, financial condition and future prospects; (vii) certain financial analyses and forecasts of HUBCO prepared by, and reviewed with, management of HUBCO and the views of senior management of HUBCO regarding HUBCO's past and current business operations, results thereof, financial condition, and future prospects, including the impact of pending mergers and acquisitions of DFC, IBSF, the Branch Purchase and the recently completed acquisitions of PFC, MSB, TBOS and SNB, as well as information relating to the strategic, financial and operational benefits anticipated from the Merger; (viii) the pro forma impact of the Merger on DFC and HUBCO; (ix) the publicly reported historical price and trading activity for HUBCO Common Stock and DFC Common Stock, including a comparison of certain financial and stock market information for HUBCO and DFC with similar publicly available information for certain other companies the securities of which are publicly traded; (x) the financial terms of recent business combinations of banking and savings institutions, to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as A.G. Edwards considered relevant. In rendering its Opinion, A.G. Edwards has reviewed the pro forma impact of the Merger as if it will be accounted for as a pooling-of-interests business combination in accordance with U.S. Generally Accepted Accounting Principals ("U.S. GAAP") and has assumed that the Merger will be consummated on the terms contained in the Merger Agreement, without any waiver of any material terms or conditions by DFC.

         In rendering its Opinion, A.G. Edwards has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, publicly available, or furnished to, or otherwise discussed with A.G. Edwards for the purposes of the Opinion. With respect to financial projections and other information provided to or otherwise discussed with A.G. Edwards, A.G. Edwards assumed and was advised by the senior management of DFC and HUBCO, respectively, that such projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the senior management of DFC and HUBCO, respectively. The Board of DFC did not specifically engage A.G. Edwards to, and therefore A.G. Edwards did not, verify the accuracy or completeness of any such information. A.G. Edwards did not conduct a physical inspection of any of the properties or facilities of DFC or HUBCO or analyze any loan or asset documentation, nor did it make or obtain any independent evaluation or appraisals of any such properties or facilities or of any loans, investments or financial assets and liabilities. Furthermore, A.G. Edwards is not an expert in the evaluation of allowances for loan losses, and it did not make an independent evaluation of the adequacy of the allowances for loan losses of DFC and HUBCO, nor did it review the loan portfolios of DFC or HUBCO beyond what was required to conduct its due diligence review of the Merger. A.G. Edwards has relied upon the assurances of the management of DFC and HUBCO that the respective managements are not aware of any facts that would make such information inaccurate or misleading. A.G. Edwards did not express an opinion as to what the value of the HUBCO Common Stock will be when issued to the holders of DFC Common Stock pursuant to the Merger, or the price at which HUBCO Common Stock will trade subsequent to the Merger. A.G. Edwards' Opinion in necessarily based upon financial and other conditions and circumstances existing and disclosed to it as of March 30, 1998.

         The following is a summary of the material analyses performed by A.G. Edwards in arriving at its Opinion:

         Exchange Ratio Analysis. A.G. Edwards reviewed the historical prices of DFC and HUBCO Common Stock, respectively, and the resulting market-based exchange ratios (i.e, the ratio obtained by dividing the price of DFC Common Stock by the price of HUBCO Common Stock on a particular date) since March 1996 and compared them to the proposed Exchange Ratio of 0.93 to 1.05. Based upon the closing stock prices of DFC and HUBCO Common Stock on March 20, 1998 of $30.250 and $37.875, respectively, a market-based exchange ratio was 0.80. The maximum and minimum Exchange Ratio for the reviewed period were 1.03 and 0.67, respectively.



         Analysis of Selected Publicly Traded Companies. A.G. Edwards used publicly available information to compare selected financial and market trading information for DFC and a group of selected savings institutions (the "DFC Comparable Group"). The savings institutions in the DFC Comparable Group were selected by A.G. Edwards based on their geographic proximity and similarity of business lines to DFC's. The DFC Comparable Group was comprised of: Abington Bancorp, Inc. (Abington, Massachusetts); Andover Bancorp, Inc. (Andover, Massachusetts); BostonFed Bancorp, Inc. (Burlington, Massachusetts); American Bank of Connecticut (Waterbury, Connecticut); BSB Bancorp, Inc. (Binghamton, New
York); First Essex Bancorp, Inc. (Andover, Massachusetts); First Federal of East Hartford (East Hartford, Connecticut); MECH Financial, Inc. (Hartford, Connecticut); Metro West Bank (Framingham, Massachusetts). The financial information reviewed included, among other things, stock price to the last twelve months ("LTM") earnings per share, stock price to tangible book value per share, stock price to book value per share and current dividend yield. A.G. Edwards calculated DFC's ratios using implied valuations based on a $38.25 stock price for DFC Common Stock. The implied stock price to LTM earnings per share for DFC was 20.2 times versus a median of 18.2 times for the DFC Comparable Group. The implied stock price to tangible book value per share for DFC was 256% versus a median of 215% for the DFC Comparable Group. The implied stock price to book value per share multiple was 249% for DFC versus a median of 197% for the DFC Comparable Group. Current dividend yield for DFC, which was calculated based on the estimated post-Merger dividend was 2.1% versus a median of 1.7% for the DFC Comparable Group.

         A.G. Edwards also used publicly available information to perform a similar comparison of selected financial and market trading information for HUBCO versus selected publicly traded commercial bank holding companies (the "HUBCO Comparable Group"). The companies in the HUBCO Comparable Group were selected by A.G. Edwards based on their geographic proximity and similar of business lines to HUBCO's. The HUBCO Comparable Group was comprised of:
Banknorth Group Inc. (Burlington, Vermont); Commerce Bancorp, Inc. (Cherry Hill, New Jersey); Community Bank System, Inc. (DeWitt, New York); Chittenden Corp. (Burlington, Vermont); Fulton Financial Corp. (Lancaster, Pennsylvania); Keystone Financial Inc. (Harrisburg, Pennsylvania); North Fork Bancorp (Melville, New York); Susquehanna Bancshares, Inc. (Lititz, Pennsylvania); Trust Co Bank Corp. of New York (Schenectady, New York); UST Corp. (Boston, Massachusetts); and Valley National Bancorp (Wayne, New Jersey). The financial information reviewed included, among other things, stock price to LTM earnings per share, stock price to tangible book value per share, stock price to book value per share and current dividend yield. The stock price to LTM earnings per share multiple for HUBCO was 18.5 times versus a median of 20.9 times for the HUBCO Comparable Group. The stock price to tangible book value per share for HUBCO was 528% versus a median of 363% for the HUBCO Comparable Group. The stock price to book value per share for HUBCO was 459% versus a median of 315% for the HUBCO Comparable Group. Current dividend yield for HUBCO was 2.1% versus a median of 2.1% for the HUBCO Comparable Group.

         Analysis of Selected Merger Transactions. A.G. Edwards reviewed three groups of selected merger and acquisition transactions involving public commercial banking and savings institutions and compared these transactions with the Merger. The first group included commercial banking and savings institutions mergers and corporate transactions announced since January 1, 1994 in which the selling institution was headquartered in Connecticut and the aggregate deal size was in excess of $100 million (the "Connecticut Merger Comparables"). The second group was comprised of mergers and corporate transactions of commercial banking and savings institutions announced since January 1, 1996 in which the selling institution was headquartered in New England (Connecticut, New Hampshire, Maine, Massachusetts, Rhode Island, and Vermont) and the aggregate deal size was $100 million and greater (the "New England Merger Comparables"). The third group included mergers and corporate transactions announced since January 1, 1997 in which the selling institution was a savings institution headquartered in the United States and the aggregate deal size was in excess of $100 million but less than $250 million (the "Nationwide Merger Comparables").

         A.G. Edwards reviewed, among other things, the ratios of stock price to LTM earnings per share, stock price to tangible book value per share and stock price to book value per share in each transaction and compared the medians of these ratios to the same ratios for the Merger. The Merger ratios were calculated based on a $38.25 stock price for DFC Common Stock. The implied stock price to LTM earnings per share for the Merger was 20.1 times versus a median of
19.8 times for the Connecticut Merger Comparables, a median of 20.8 times for the New England Merger Comparables and a median of 22.0 times for the Nationwide Merger Comparables. The implied stock price to tangible book value per share for the Merger was 256% versus a median of 220% for the Connecticut Merger Comparables, a median of 231% for the New England Merger Comparables and a median of 211% for the Nationwide Merger Comparables. The implied stock price to book value per share for the Merger was 249% versus a median of 206% for the Connecticut Merger Comparables, a median of 209% for the New England Merger Companies and a median of 199% for the Nationwide Merger Comparables.

         Present Value Analysis. A.G. Edwards reviewed the projected net income statements for the years 1998 through 2001 as prepared by the management of DFC (the "DFC Projections") on a U.S. GAAP basis and performed a discounted present value analysis of DFC based on these projections (the "Present Value Analysis"). In performing the Present Value Analysis, A.G. Edwards (i) discounted the net income for each projected year back to March 31, 1998 and (ii) added the sum to the present value as of March 31, 1998 of the capitalized terminal value of the net income for 2001 (the "Terminal Value"). The Terminal Value was determined based on anticipated earnings growth rates and various discount rates that A.G. Edwards believed to be reasonable for such an analysis. Based on Present Value Analysis, A.G. Edwards calculated the range for DFC Common Stock between $26.99 and $31.03.



         Pro Forma Merger Analysis. A.G. Edwards analyzed the impact of the Merger on DFC's Equivalent Pro Forma earnings per share, DFC's Equivalent Pro Forma tangible book value per share, DFC's Equivalent Pro Forma book value per share and pro forma dividend yield with and without the impact of the IBSF acquisition. For each of these financial items (earnings per share, tangible book value per share and book value per share), Equivalent Pro Forma is defined as the product of (i) the associated pro forma HUBCO financial item and (ii) each Exchange Ratio in the range as defined by the Merger Agreement. A.G
 .Edwards also analyzed the impact of the Merger on HUBCO's pro forma earnings per share, tangible book value per share and book value per share with and without the impact of the IBSF acquisition. Such analysis was based on DFC's and HUBCO's respective management projections and expense savings as well as consolidation efficiencies as estimated by HUBCO's management. A.G. Edwards used a range of Exchange Ratios between 0.93 and 1.05. A.G. Edwards observed that before taking into account any restructuring charges to be incurred by HUBCO in connection with the Merger, the Merger would result in a range of Equivalent Pro Forma earnings per share accretion of 22.1% to 35.7% to DFC shareholders without the impact of the IBSF acquisition. The Merger would also result in a range of dilution of Equivalent Pro Forma tangible book value per share and a range of Equivalent Pro Forma book value per share of 38.8% to 32.1% and of 25.0% to 16.8%, respectively, without the impact of the IBSF acquisition. Taking into consideration the impact of the IBSF acquisition, the Merger would result in a range of accretion to Equivalent Pro Forma earnings per share of 23.9% to 37.9%, a range of dilution of Equivalent Pro Forma tangible book value per share of 29.2% to 21.2% and a range of dilution of Equivalent Pro Forma book value per share of 25.0% to 16.8%. The Merger would also result in dividend yield between 2.0% and 2.1%. A.G. Edwards also determined that based on DFC stock price of $38.25, the Merger would be accretive 2.1% and 0.5% to HUBCO's earnings per share with and without the IBSF acquisition, respectively, 53.1% and 32.1% accretive to HUBCO's tangible book value per share with and without the IBSF acquisition, respectively, and 58.2% and 44.5% accretive to HUBCO's book value per share with and without the IBSF acquisition, respectively.



         Analysis of the Merger Premiums to Market Value. A.G. Edwards analyzed the premium of the consideration to be received by DFC shareholders to the market value of DFC Common Stock one day, one week, two weeks, one month, three months and one year prior to the announcement of the Merger (the "Merger Premiums"). The Merger Premiums in the range of 3.4% to 111.5% compare with a range of median premiums for Connecticut Merger Comparables between 11.7% and 77.5%, a range of median premiums for New England Merger Comparables between 12.1% and 81.6% and a range of median premiums for Nationwide Merger Comparables between 11.1% and 93.6%.

         The Opinion does not purport to be a complete description of all the analyses performed by A.G. Edwards in arriving at its Opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In rendering its Opinion, A.G. Edwards applied its judgment to a variety of complex analyses and assumptions, considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its Opinion. In addition, A.G. Edwards may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be A.G. Edwards' view of the actual value of DFC or HUBCO. In performing its analyses, A.G. Edwards made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of DFC or HUBCO. The assumptions made and judgments applied by A.G. Edwards in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the Opinion itself. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. A.G. Edwards does not assume responsibility if future results are different from those projected. The analyses performed were prepared solely as part of A.G. Edwards' analysis of the fairness, from a financial point of view, to DFC shareholders of the consideration to be received in the Merger and were conducted in connection with the delivery of the Opinion. As described above, the Opinion to the DFC Board was one of the many factors taken into consideration by the DFC Board in making its determination to approve the Merger Agreement and the Merger. The decision to enter into the Merger Agreement was solely that of the DFC Board.

         The terms of the engagement of A.G. Edwards by DFC are set forth in a letter agreement between A.G. Edwards and DFC (the "Engagement Letter"). Pursuant to the terms of the Engagement Letter, as compensation for rendering its financial advisory services and its Opinion to the Board of DFC, DFC agreed to pay A.G. Edwards a fee, payable upon the delivery of an opinion, of $150,000, such fee having been paid. DFC has also agreed to pay A.G. Edwards, upon the closing of the Merger, a fee of $669,890. DFC has agreed to reimburse A.G. Edwards for reasonable fees of A.G. Edwards' counsel and for A.G. Edwards' travel and out-of-pocket expenses incurred in connection with its engagement. DFC has also agreed to indemnify A.G. Edwards against certain liabilities in connection with the engagement of A.G.
Edwards.

         First Albany will also be compensated by DFC for the financial advisory services it performed in connection with the Merger. DFC will pay First Albany a fee of $819,890, and it has agreed to reimburse First Albany for related travel and other out-of-pocket expenses and indemnify First Albany in connection with its engagement.

Resale Considerations With Respect to the HUBCO Common Stock

         The shares of HUBCO Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be freely transferable, except for shares received by persons, including directors and executive officers of DFC, who may be deemed to be "affiliates" of DFC under Rule 145 promulgated under the Securities Act ("Rule 145"). An "affiliate" of an issuer is defined generally as a person who "controls" the issuer. Directors, executive officers and 10% shareholders may be deemed to control the issuer. Affiliates may not sell their shares of HUBCO Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering the HUBCO Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Persons who may be deemed to be "affiliates" of DFC have delivered letters to HUBCO in which they have agreed to certain restrictions on their ability to sell, transfer or otherwise dispose of ("transfer") any DFC Common Stock owned by them and any HUBCO Common Stock acquired by them in the Merger. Pursuant to the accounting rules governing a pooling-of-interests, such persons have agreed not to transfer the shares during the period beginning 30 days prior to the Effective Time and ending on the date on which financial results covering at least 30 days of post-merger combined operations of HUBCO and DFC have been published or filed by HUBCO. Also, in connection with the pooling-of-interests rules, such persons have agreed not to transfer their DFC Common Stock in the period prior to 30 days before the Effective Time without giving HUBCO advance notice and an opportunity to object if the transfer would interfere with pooling-of-interests accounting for the Merger. Pursuant to Rule 145, such persons have also agreed to refrain from transferring HUBCO Common Stock acquired by them in the Merger, except (i) in compliance with Rule 145, (ii) if such transfer, in the opinion of HUBCO's counsel or counsel reasonably acceptable to HUBCO, is otherwise exempt from registration under the Securities Act or (iii) if such transfer is registered under the Securities Act. Certificates representing the shares of HUBCO Common Stock acquired by each such person pursuant to the Merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by such person and may not be transferred except in compliance with such restrictions.

         Persons who may be deemed "affiliates" of HUBCO have also delivered letters to HUBCO in which they have agreed not to transfer HUBCO Common Stock beneficially owned by them in violation of the pooling-of-interests restrictions set forth above with respect to DFC.

Conditions to the Merger

         The obligation of each party to consummate the Merger is subject to satisfaction or waiver of certain conditions, including (i) approval of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the holders of DFC Common Stock; (ii) the receipt of all consents, approvals and authorizations of all necessary federal and state government authorities and expiration of all required waiting periods, necessary for the consummation of the Merger (see "-- Regulatory Approvals"); (iii) the effectiveness of the registration statement covering the shares of HUBCO Common Stock to be issued to DFC shareholders, and the qualification of the issuance of HUBCO Common Stock in every state where such qualification is required under applicable state securities laws; (iv) the absence of any litigation that would restrain or prohibit the consummation of the Merger; (v) receipt by HUBCO and DFC of an opinion of Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, to the effect that the exchange of DFC Common Stock for HUBCO Common Stock is a tax-free reorganization within the meaning of Section 368 of the Code. See "-- Federal Income Tax Consequences", and (vi) the receipt by HUBCO of a letter from HUBCO's independent accountants that the Merger will qualify to be treated by HUBCO as a pooling of interests for accounting purposes.

         The obligation of HUBCO to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of DFC contained in the Merger Agreement;
(ii) the performance by DFC, in all material respects, of all its obligations under the Merger Agreement; (iii) receipt of an opinion from Day, Berry & Howard LLP, counsel to DFC, as to certain matters; and (iv) neither DFC nor Dime receiving a rating of less than satisfactory from any bank regulatory agency with respect to year 2000 compliance.

         The obligation of DFC to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of HUBCO contained in the Merger Agreement; (ii) the performance by HUBCO, in all material respects, of all its obligations under the Merger Agreement; (iii) receipt of A.G. Edwards' fairness opinion; (iv) receipt of an opinion from Pitney, Hardin, Kipp & Szuch as to certain matters; and (v) the appointment of five directors, nominated by DFC and acceptable to HUBCO, to the Board of Directors of the Surviving Bank.

Conduct of Business Pending the Merger

         The Merger Agreement requires DFC to conduct its business prior to the Effective Time only in the ordinary course of business and consistent with prudent banking practices, except as permitted under the Merger Agreement or with the written consent of HUBCO (which will not be unreasonably withheld). Under the Merger Agreement, DFC has agreed not to take certain actions without the prior written consent of HUBCO or unless permitted by the Merger Agreement, including, among other things, the following: (a) change any provision of its Certificate of Incorporation or By-laws; (b) change the number of shares of its authorized or issued capital stock (other than upon the exercise of certain stock options), grant any option or similar right relating to its capital stock, or declare, set aside or pay any dividend or other distribution in respect of its capital stock, except that DFC may pay dividends on the DFC Common Stock in a quarterly amount equal to $0.12 per share; (c) grant any severance or termination pay (other than pursuant to written policies or contracts of DFC in effect on the date of the Merger Agreement and disclosed to HUBCO) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees, or adopt any new employee benefit plan or arrangement or award an increase in compensation or benefits, except in each case as disclosed to HUBCO prior to execution of the Merger Agreement; (d) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon its business; (e) make any capital expenditures other than pursuant to binding commitments existing on the date of the Merger Agreement, expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to HUBCO; (f) file any applications or make any contracts with respect to branching or site location or relocation; (g) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity or make any investments not in compliance with the provisions of the Merger Agreement; (h) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities; (i) take any action that would result in any of DFC's representations or warranties being untrue or incorrect at the Effective Time in any material respect or that would cause any of its conditions to closing not to be satisfied; (j) without first conferring with HUBCO, make or commit to make any new loan or other extension or credit in excess of $500,000 or renew for a period greater than one year any existing loan in an amount of $500,000 or more, or increase by $500,000 or more the aggregate credit outstanding to any existing borrower or affiliated group; or (k) agree to do any of the foregoing.



         Under the Merger Agreement, DFC cannot, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger, sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business or any similar transactions (an "Acquisition Transaction"). Notwithstanding the foregoing, DFC may enter into discussions or negotiations or provide any information in connection with an unsolicited possible Acquisition Transaction if the Board of DFC, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. DFC has agreed to promptly communicate to HUBCO the terms of any proposal, whether written or oral, which it may receive with respect to any such Acquisition Transaction, and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.



Representations, Warranties and Covenants

         The Merger Agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things, (a) corporate organization and similar corporate matters; (b) the capital structures of each of HUBCO and DFC; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement, no conflict, between the Merger Agreement and each party's governing documents, and material contracts, required governmental consents and approvals and related matters; (d) financial statements and other documents filed by each of HUBCO and DFC with the SEC, and the accuracy of information contained therein; (e) the accuracy of information supplied by each of HUBCO and DFC in connection with the Registration Statement and this Proxy Statement; (f) compliance with applicable laws; (g) the absence of material litigation; (h) filing of tax returns and payment of taxes; (i) matters relating to certain material contracts; (j) director and officer contracts and payments thereunder, and retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (k) insurance matters; (l) certain bank regulatory matters; (m) absence of certain material changes or events from December 31, 1997; (n) the absence of actions that would prevent there being a tax-free reorganization or the use of the "pooling-of-interests" method to account for the Merger; (o) title to properties; (p) the adequacy of loan loss reserves; (q) environmental compliance; (r) brokers' and finders' fees; (s) cooperation on applications and filings; (t) the accuracy of all minute books; (u) the absence of an agreement with bank regulators which restricts materially the conduct of HUBCO's or DFC's business or that of their respective subsidiaries; and (v) matters relating to the HUBCO Common Stock to be issued in the Merger.

Regulatory Approvals



         Consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals. In order to consummate the Merger and the Bank Merger, HUBCO must obtain regulatory approvals from the FDIC and the CTDOB and an approval or waiver from the Federal Reserve Board ("FRB"). HUBCO has obtained a waiver from the FRB, HUBCO has applied to the FDIC for approval to merge DIME into Lafayette and has applied to the CTDOB for approval of the acquisition of DIME. Approval by the FRB, FDIC or the CTDOB does not constitute an endorsement of the Merger or the Bank Merger or a determination that the terms of the Merger or Bank Merger are fair to the shareholders of DFC or HUBCO.



Management and Operations After the Merger

         At the Effective Time, as a result of the Merger, DFC will be merged with and into HUBCO, with HUBCO as the Surviving Entity. Immediately following the Effective Time, DIME will be merged with and into Lafayette, with Lafayette as the Surviving Bank.

         The Merger Agreement provides that HUBCO will cause five directors, nominated by DFC and acceptable to HUBCO, to be elected to the Board of Directors of the Surviving Bank.

Exchange of Certificates; Issuance of New Options

         Except as described below under "RIGHTS OF DISSENTING DFC SHAREHOLDERS", at the Effective Time, holders of certificates formerly representing shares of DFC Common Stock will cease to have any rights as DFC shareholders and their certificates automatically will represent the shares of HUBCO Common Stock into which their shares of DFC Common Stock will have been converted by the Merger. As soon as practicable either before or after the Effective Time, but in no event later than five business days after the Effective Time, HUBCO or its agent will send written instructions and a letter of transmittal to each record holder of DFC Common Stock, indicating the method for exchanging their stock certificates for certificates representing shares of HUBCO Common Stock. Holders of DFC Common Stock should not send in their stock certificates until they receive such instructions and letter of transmittal from HUBCO or its agent.



         Each share of HUBCO Common Stock for which shares of DFC Common Stock are exchanged will be deemed to have been issued at the Effective Time. Accordingly, holders of DFC Common Stock who receive HUBCO Common Stock in the Merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of such HUBCO Common Stock as of dates on or after the Effective Time. However, no dividend or other distribution will actually be paid with respect to any shares of HUBCO Common Stock until the certificate or certificates formerly representing shares of DFC Common Stock have been surrendered, at which time any accrued dividends and other distributions on such shares of HUBCO Common Stock will be paid without interest. See "-- Consideration; Median Pre-Closing Price; Determination Date".



         Holders of outstanding certificates for DFC Common Stock, upon proper surrender of such certificates to HUBCO, will receive, promptly after the Effective Time, a certificate representing the full number of shares of HUBCO Common Stock into which the shares of DFC Common Stock previously represented by the surrendered certificates have been converted. At the time of issuance of the new stock certificate, each shareholder so entitled will receive a check for the amount of the fractional share interest, if any, to which the shareholder may be entitled.

         Following the Effective Time, HUBCO will make arrangements with each holder of a Continuing Stock Option to exchange the Optionee's Option Grant Agreement for an agreement reflecting the conversion of the Continuing Stock Option into an option to acquire HUBCO Common Stock.

Amendments; Termination

         The Merger Agreement may be amended, modified or supplemented with respect to any of its terms by the mutual consent of HUBCO and DFC at any time prior to the Effective Time. However, after approval of the Merger Agreement by the shareholders of DFC, no amendment can be made which reduces the amount or changes the form of consideration to be delivered to the shareholders of DFC without the approval of such shareholders.

         The Merger Agreement may be terminated by the mutual consent of DFC and HUBCO. The Merger Agreement may also be terminated by DFC or HUBCO if, among other things, (i) the Effective Time has not occurred on or before December 31, 1998 (the "Cutoff Date") unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform or observe its covenants in the Merger Agreement; (ii) a vote of the shareholders of DFC to approve the Merger Agreement is taken and such shareholders fail to approve the Merger Agreement at their meeting; or (iii) any regulatory approvals necessary to consummate the transaction have been denied or withdrawn at the request of the regulatory agency or such approval is given with conditions which would have a material adverse effect on HUBCO (but then only by HUBCO).

         HUBCO may terminate the Merger Agreement if there has been a material adverse change in the business, operations, assets or financial condition of DFC and DIME, taken as a whole, from that disclosed by DFC in its Annual Report on Form 10-K for the year ended December 31, 1997, or DFC breaches in a material respect any representation, warranty, covenant, agreement or obligation under the Merger Agreement and does not cure such breach within 30 days after receipt by DFC of a notice of breach. HUBCO may also terminate the Merger Agreement if the conditions to HUBCO's obligations to close are not satisfied and are not capable of being satisfied by the Cutoff Date.

         DFC may terminate the Merger Agreement if there has been a material adverse change in the business, operations, assets or financial condition of HUBCO and its subsidiaries taken as a whole from that disclosed by HUBCO in its Annual Report on Form 10-K for the year ended December 31, 1997, or if HUBCO breaches in a material respect any representation, warranty, covenant, agreement or obligation under the Merger Agreement and does not cure such breach within 30 days after receipt by HUBCO of a notice of breach, or if DFC's Board of Directors approves another acquisition transaction after determining, upon advice of counsel, that approval was necessary in the exercise of its fiduciary obligations under applicable laws. DFC may also terminate the Merger Agreement if the conditions for DFC to close are not satisfied and are not capable of being satisfied by the Cutoff Date.



         In addition, the Merger Agreement may be terminated by DFC upon occurrence of a Termination Event, as described above under the caption "-- Consideration; Median Pre-Closing Price; Determination Date."



         If the Merger Agreement is terminated, the transactions contemplated thereby will be abandoned without further action by any party, each party will bear its own expenses and each party will retain all rights and remedies it may have at law or equity under the Merger Agreement.

Accounting Treatment of the Merger

         The Merger is expected to be accounted for by HUBCO under the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. Each of HUBCO's and DFC's obligation to consummate the Merger is conditioned upon HUBCO's receipt of assurances from its independent public accountants, Arthur Andersen LLP, that the Merger will be so treated. As required by generally accepted accounting principles, under pooling-of-interests accounting, as of the Effective Time the assets and liabilities of DFC would be added to those of HUBCO at their recorded book values and the stockholders' equity accounts of HUBCO and DFC would be combined on HUBCO's consolidated balance sheet. On a pooling-of-interests accounting basis, income and other financial statements of HUBCO issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of HUBCO and DFC as if the Merger had taken place prior to the periods covered by such financial statements. The pro forma financial information contained in this Proxy Statement has been prepared using the pooling-of-interests accounting basis to account for the Merger. See "PRO FORMA FINANCIAL INFORMATION".

Federal Income Tax Consequences

         The following is a discussion of certain federal income tax consequences of the Merger but is not intended to be a complete description of such consequences. The discussion is included for general information purposes only and may not apply to special situations, such as DFC shareholders, if any, who received HUBCO Common Stock upon the exercise of employee stock options of otherwise as compensation, that hold DFC Common Stock as part of a "straddle" or "conversion transaction", or that are insurance companies, securities dealers, financial institutions or foreign persons, and does not discuss any aspects of state, local or foreign taxation. This discussion is based upon laws, regulations, rulings and decisions now in effect and on proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. No ruling has been or will be requested from the Internal Revenue Service on any tax matter relating to the tax consequences of the Merger.

         General

         As an exhibit to the Registration Statement of which this Proxy Statement is a part, Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, have advised HUBCO and DFC in an opinion dated as of the date of this Proxy Statement that:

         (i) No gain or loss will be recognized for federal income tax purposes by DFC shareholders upon the exchange in the Merger of shares of DFC Common Stock solely for HUBCO Common Stock (except with respect to cash received in lieu of a fractional share interest in HUBCO Common Stock).

         (ii) The basis of HUBCO Common Stock received in the Merger by DFC shareholders (including the basis of any fractional share interest in HUBCO Common Stock) will be the same as the basis of the shares of DFC Common Stock surrendered in exchange therefor.

         (iii) The holding period of HUBCO Common Stock (including the holding period of any fractional share interest in HUBCO Common Stock) will include the holding period during which the shares of DFC Common Stock surrendered in exchange therefor were held by the DFC stockholder, provided such shares of DFC Common Stock were held as capital assets.

         (iv) Cash received by a holder of DFC Common Stock in lieu of a fractional share interest in HUBCO Common Stock will be treated as received for such fractional share interest, and, provided the fractional share would have constituted a capital asset in hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in DFC Common Stock allocable to the fractional share interest.

         Consummation of the Merger is conditioned, among other things, on receipt by each of HUBCO and DFC of an opinion of Pitney, Hardin, Kipp & Szuch, dated the Effective Time, to the effect that, as of such date, the (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended; (ii) no gain or loss will be recognized by DFC; (iii) no gain or loss will be recognized by the holders of DFC Common Stock upon the exchange of DFC Common Stock solely for HUBCO Common Stock; (iv) the tax basis of any HUBCO Common Stock received in exchange for DFC Common Stock shall equal the basis of the recipient's DFC Common Stock surrendered on the exchange; and (v) holding period for any HUBCO Common Stock received in exchange for DFC Common Stock will include the period during which DFC Common Stock surrendered on the exchange was held, provided such stock was held as a capital asset on the date of the exchange. Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected herein or that the positions herein will be upheld by the courts if challenged by the Internal Revenue Service. While HUBCO and DFC have the contractual right to waive this condition to closing, neither will do so, and the Merger will not take place if the opinions are not obtained.

         The opinions of Pitney, Hardin, Kipp & Szuch summarized above are or will be based, among other things, on representations contained in certificates of officers of DFC and HUBCO.

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF DFC COMMON STOCK, AND OTHER FACTORS, EACH SUCH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).

         Consequences of Receipt of Cash in Lieu of Fractional Shares. Cash received by a DFC shareholder in lieu of any fractional share interest will be treated as having been received as a payment in redemption of such fractional share interest as if a fractional share of HUBCO Common Stock had been issued in the Merger and then redeemed by HUBCO, and, provided the fractional share would have constituted a capital asset in the hands of such shareholder, the shareholder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted basis in DFC Common Stock allocable to the fractional share interest.

         Basis of HUBCO Common Stock. The basis of HUBCO Common Stock received by an DFC shareholder who receives solely HUBCO Common Stock will be the same as the basis of such shareholder's DFC Common Stock surrendered in exchange therefor.

         Holding Period. The holding period of shares of HUBCO Common Stock received in the Merger by holders of DFC Common Stock will include the period during which such shares of DFC Common Stock surrendered in exchange therefor were held by the holder thereof, provided such shares of DFC Common Stock were held as capital assets.


                      RIGHTS OF DISSENTING DFC SHAREHOLDERS



         Any DFC shareholder who objects to the Merger Agreement shall have the right to be paid the fair value of all shares of DFC Common Stock owned by such shareholder in accordance with the provisions of Sections 33-855 to 33-872 of the CTBCA, a copy of which is set forth in Appendix D to this Proxy Statement-Prospectus. The following discussion is not a complete statement of the law pertaining to such rights, and is qualified in its entirety by reference to such sections of the CTBCA. The right to be paid the value of such shares shall be such shareholder's exclusive remedy as holder of such shares with respect to the Merger, whether or not such shareholder proceeds as provided in CTBCA Sections 33-855 to 33-872.

         Any DFC shareholder may elect to exercise such right by giving written notice to DFC of such shareholder's intent to demand payment for such shareholder's shares as provided in CTBCA Section 33-861(a) prior to the voting of the DFC shareholders on the proposal to approve the Merger Agreement and must not vote any of his or her shares in favor of the proposal. Such notice should be sent to Dime Financial Corporation, 95 Barnes Road, P.O. Box 700,
Wallingford,   Connecticut  06492,   Attention:   Eleanor  M.  Tolla,  Corporate
Secretary.



         A DFC shareholder who votes in favor of the Merger Agreement will be precluded from exercising dissenters' rights.

         A vote against the Merger Agreement will not of itself satisfy the requirement that a dissenting DFC shareholder deliver his or her written notice of intent to demand payment if the Merger is consummated, nor will such vote satisfy any other notice requirement under Connecticut law with respect to dissenters' rights.

         A demand for payment must be executed by or for the shareholder of record fully and correctly, as the shareholder's name appears on the share certificate. A beneficial owner of shares of DFC Common Stock who is not the record owner may make such demand for payment with respect to all (but not less than all) shares held on his or her behalf if the beneficial owner submits to DFC at or before the assertion of his or her dissenters' rights a written consent of the record holder. A record owner, such as a broker, who holds DFC Common Stock for others, may make such demand for payment with respect to less than all of the shares of DFC Common stock held of record by such person. In that event, the record owner must make such demand with respect to all shares owned beneficially by the same person, and must provide DFC with the name and address of each person on whose behalf such demand is being made.

         If the Merger Agreement is approved, any shareholder notifying DFC of his or her intent to demand payment for his or her shares as provided in CTBCA 33-861(a), provided none of such shareholder's shares shall have been voted in favor of the Merger Agreement, may require DFC to purchase such shareholder's shares at fair value. As provided in CTBCA Section 33-862, DFC shall send a dissenters' notice to shareholders who have complied with CTBCA Section 33-861 no later than ten days after the consummation of the Merger. The dissenters' notice sent by DFC shall state where the demand for payment must be sent and where and when certificates for certificated shares must be deposited; inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the Merger Agreement (March 31, 1998); and require that each shareholder asserting dissenters' rights certify whether or not such shareholder acquired beneficial ownership of the shares before that date. Finally, DFC shall set a date by which DFC must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date that the written dissenters' notice is delivered by DFC, and DFC shall ensure that each such dissenters' notice is accompanied by a copy of CTBCA Sections 33-855 to 33-872.

         After a DFC shareholder receives such written dissenters' notice by DFC, such shareholder must demand payment for such shareholder's shares and certify whether such shareholder acquired beneficial ownership of such shares prior to the date of the first announcement to the news media or to shareholders of the terms of the Merger Agreement in accordance with the terms of the dissenters' notice, as provided in CTBCA Section 33-863(a). Such shareholder who demands payment shall also be required to submit the certificate or certificates representing such shareholder's shares to DFC in accordance with the terms of the dissenters' notice. A shareholder's failure to demand payment or deposit his share certificates shall terminate such shareholder's rights under CTBCA Sections 33-855 to 33-872.

         If a DFC shareholder makes such demand for payment and submits such share certificates to DFC, such shareholder shall retain all other rights of a DFC shareholder until these rights are canceled or modified by the consummation of the Merger as provided in CTBCA Section 33-863(b). Any shareholder failing to make such demand as described above shall be bound by the terms of the Merger Agreement if it is approved.

         Pursuant to CTBCA Section 33-864, DFC is further entitled to restrict the transfer of uncertificated shares from the date the demand for payment by such shareholders is received until DFC either consummates the Merger or fails to do so within 60 days after the date set for demanding payment and depositing share certificates. A DFC shareholder who has asserted dissenters' rights as to uncertified securities retains all rights (other than the foregoing potential restriction on transfer) of a DFC shareholder until such rights are canceled or modified by the consummation of the Merger.

         After DFC either receives such demand for payment by a DFC shareholder, or upon consummation of the Merger, DFC shall pay each shareholder who makes a proper demand for payment pursuant to CTBCA Section 33-863 the amount DFC estimates to be the fair value of such shareholder's shares, plus accrued interest as provided in CTBCA Section 33-865(a). The payment by DFC to such shareholder shall be accompanied by: DFC's balance sheet as of the fiscal year ending not more than 16 months before the date of payment; an income statement for that year; a statement of changes in shareholders' equity for that year; the latest available interim financial statements, if any; a statement of DFC's estimate of the fair value of the shares; an explanation of how the interest was calculated; a statement of the dissenting shareholder's right to demand payment under CTBCA Section 33-860; and a copy of CTBCA Sections 33-855 to 33-872.

         Pursuant to CTBCA Section 33-866, if the Merger is not consummated within 60 days after the date set for such shareholders' demand for payment and deposit of share certificates, DFC shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If the Merger is consummated after the deposited certificates have been returned and the transfer restrictions have been released, DFC shall send a new dissenters' notice under CTBCA Section 33-862 and repeat the payment demand procedure.

         DFC may elect to withhold payment to a shareholder who makes a demand for payment pursuant to CTBCA Section 33-863 if such shareholder was not the beneficial owner of such shares before the date set forth in the dissenters' notice as the date of the first announcement to the news media or to shareholders of the terms of the Merger Agreement. Pursuant to CTBCA Section 33-867(b), if DFC elects to withhold payment to such shareholder and the Merger is consummated, DFC shall estimate the fair value of such shareholder's shares, plus accrued interest, and shall pay this amount to such shareholder if such shareholder agrees to accept such payment in full satisfaction of such shareholder's demand. DFC's offer to such shareholder shall be accompanied by a statement of DFC's estimate of the fair value of such shares, an explanation of how the interest was calculated and a statement of such shareholder's right to demand payment under CTBCA Section 33-868.

         Pursuant to CTBCA Section 33-868, a dissenting DFC shareholder may notify DFC in writing of such shareholder's own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment by DFC under CTBCA Section 33-865, or may reject DFC's offer to purchase such shareholder's shares, and demand payment for the fair value of such shareholder's shares and interest owing, provided, however, that such action may be taken only if (a) such shareholder believes that the amount paid under CTBCA Section 33-865 or offered under CTBCA Section 33-867 is less than the fair value of such shareholder's shares or that the interest due is incorrectly calculated; (b) DFC fails to make payment under CTBCA Section 33-865 within 60 days after the date set for such shareholder's demand for payment; or
(c) if the Merger is not consummated, and DFC fails to return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for such shareholder's demand for payment. Such dissenting DFC shareholder must make a demand for payment pursuant to CTBCA Section 33-868(a) within 30 days after DFC makes or offers payment for such shareholder's shares. Failure to make such a demand within the 30-day period will be treated as a waiver of such shareholder's right to demand payment in an amount exceeding the amount previously paid or offered by DFC.



         If a DFC shareholder's demand for payment under CTBCA Section 33-868 remains unsettled, DFC shall commence a proceeding within 60 days after receipt of such shareholder's demand for payment and file a petition in the Hartford, Connecticut Superior Court or before any judge thereof, requesting that the fair value of the shares of such shareholder and the accrued interest thereon be found and determined as provided in CTBCA Section 33-871(a). If DFC fails to timely commence such proceeding, DFC shall pay each dissenting shareholder whose demand remains unsettled the amount demanded. All shareholders making such demand for payment as described above, whose demands remain unsettled, wherever residing, shall be made parties to the proceeding. A copy of the petition shall be served on each such shareholder who is a resident of Connecticut. Non-resident dissenting shareholders may be served by registered or certified mail or by publication as provided by law. The jurisdiction of the court shall be exclusive. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof. Each DFC shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such shareholder's shares, plus interest, exceeds the amount paid by DFC, or for the fair value, plus accrued interest, of the after-acquired shares of such shareholders for which DFC elected to withhold payment under CTBCA Section 33-867. The costs and expenses, including the reasonable compensation and expenses of court-appointment appraisers, of any such proceeding shall be determined by the court and shall be assessed against DFC, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all shareholders who are parties to the proceeding to whom DFC has made an offer to pay for the shares if the court finds that the action of such shareholders was arbitrary or vexatious or not in good faith in demanding payment under CTBCA
Section 33-868. Such expenses also may include the fees and expenses of counsel and experts employed by any party, and be entered against (a) DFC in favor of any or all dissenting shareholders who are parties to the proceeding if DFC failed to substantially comply with the requirements of CTBCA Sections 33-860 to 33-868, inclusive, or (b) either DFC or a dissenter, in favor of any other party, if the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to rights provided by CTBCA Sections 33-855 to 33-872, inclusive. If the court finds that the services of counsel for any shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that such fees should not be assessed against DFC, the court may find that such fees should be paid out of the amounts awarded to the dissenting shareholders who were benefited.



         The foregoing is only a summary of the rights of an objecting holder of DFC Common Stock. Any holder of DFC Common Stock who intends to object to the Merger Agreement should carefully review the text of the applicable provisions of the CTBCA set forth in Appendix D to this Proxy Statement-Prospectus and should also consult with such holder's attorney. THE FAILURE OF A HOLDER OF DFC COMMON STOCK TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN APPENDIX D MAY RESULT IN LOSS OF DISSENTERS' RIGHTS. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to holders of DFC Common Stock, except as otherwise required by law.

         In general, any objecting shareholder who perfects the right to be paid the fair value of such holder's DFC Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash in an amount equal to the difference between the amount of cash received and their adjusted tax basis in the DFC Common Stock.

                         PRO FORMA FINANCIAL INFORMATION

              Pro Forma Unaudited Combined Condensed Balance Sheet
                                of HUBCO and DFC


         The following pro forma unaudited combined condensed balance sheet combines the historical consolidated balance sheets of HUBCO (restated and adjusted as described below) and DFC giving effect to the Merger which will be accounted for as a pooling of interests, as if the Merger had been effective on March 31, 1998 and the pro forma adjustments described in the notes to pro forma financial information. The financial information for HUBCO has been restated to include the effects of the merger with TBOS which was consummated on January 12, 1998 and has been accounted for as a pooling of interests. The financial information for HUBCO has also been adjusted to give pro forma effect to the PFC and MSB mergers, which closed on April 24 and May 29, 1998, respectively, and each of which was accounted for as a pooling of interests. The information set forth below should be read in conjunction with the historical consolidated financial statements of HUBCO and DFC, including the respective notes thereto, as well as the historical and pro forma information for PFC and MSB, which are incorporated by reference in this Proxy Statement-Prospectus. The information for the three months ended March 31, 1998 is based on the respective historical unaudited financial statements of HUBCO (restated and adjusted) and DFC. The pro forma financial information does not give effect to anticipated cost savings net of expected Merger related expenses and restructuring charges. The pro forma financial statements of HUBCO included in this Proxy Statement-Prospectus are not restated to reflect the Completed Branch Purchase or the Recently Completed Trust Preferred Offering and do not reflect the Pending Acquisitions. The historical amounts presented in future financial statements of HUBCO for periods reported in this Proxy Statement-Prospectus will differ and in certain cases, will differ materially as a result of the effects of accounting for the Merger and certain of the Pending Acquisitions, when consummated, as pooling of interests. See "CERTAIN INFORMATION REGARDING HUBCO - Recent Developments." The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of March 31, 1998 and should not be construed as being representative of future periods. The financial information also does not reflect one-time merger related and restructuring charges which will be incurred in connection with the Merger and the Recently Completed Acquisitions and Pending Acquisitions


Pro forma Unaudited Combined Condensed Balance Sheet
As of March 31, 1998
(Dollars in thousands, except per share data)

                                                                                     Pro forma             Pro forma
                                                     HUBCO            DFC           Adjustments            Combined
                                                  --------------------------------------------------------------------
Assets:
Cash and due from banks                           $   172,141      $    11,720       $      --            $   183,861
Federal funds sold                                    133,613           29,210                                162,823
Securities                                          1,207,264          589,174                              1,796,438
Loans                                               2,903,001          374,752                              3,277,753
Less:  Allowance for loan losses                      (55,928)         (11,871)             --                (67,799)
                                                 -------------     ------------     -----------           ------------
   Total loans                                      2,847,073          362,881              --              3,209,954
                                                 -------------     ------------     -----------           ------------
Other assets                                          203,927           21,435              --                225,362
Intangibles, net of amortization                       56,526            1,981              --                 58,507
                                                 =============     ============     ===========           ============
     Total Assets                                 $ 4,620,544      $ 1,016,401      $       --            $ 5,636,945
                                                 =============     ============     ===========           ============

Liabilities and Stockholders' Equity
Deposits:
     Noninterest bearing                              698,960           49,210              --                748,170
     Interest bearing                             $ 3,038,457       $  804,050       $      --            $ 3,842,507
                                                 -------------     ------------                           ------------
         Total Deposits                             3,737,417          853,260                              4,590,677
                                                 -------------     ------------                           ------------
Borrowings                                            360,526           73,000                                433,526
Other liabilities                                      59,206            7,714                                 66,920
                                                 -------------     ------------      ----------           ------------
     Total Liabilities                              4,157,149          933,974              --              5,091,123
Subordinated debt                                     100,000               --                                100,000
Capital Trust Securities                               50,000               --                                 50,000
Stockholders' Equity:
     Preferred stock                                       50               --              --                     50
     Common stock                                      51,556            5,599           4,198                 61,353
     Additional paid in capital                       153,767           53,576          (7,096)               200,247
     Retained earnings                                112,763           25,459              --                138,222
     Treasury Stock                                    (5,878)          (2,898)          2,898                 (5,878)
     Restricted Stock                                    (932)              --              --                   (932)
     Unrealized gain (loss) on securities
       available for sale                               2,069              691              --                  2,760
                                                 -------------     ------------     -----------           ------------
         Total Stockholders' Equity                   313,395           82,427              --                395,822
                                                 =============     ============     ===========           ============
Total Liabilities and Stockholders' Equity       $  4,620,544      $ 1,016,401      $       --            $ 5,636,945
                                                 =============     ============     ===========           ============

Common shares outstanding (in thousands)
         - maximum exchange ratio                      28,997            5,248                                 34,507
         - minimum exchange ratio                      28,997            5,248                                 33,878
Book value per common share
         - maximum exchange ratio                $      10.81       $    15.70       $                     $    11.47
         - minimum exchange ratio                $      10.81       $    15.70       $                     $    11.68



See Notes to pro forma financial information.

         Pro Forma Unaudited Combined Condensed Statements of Income of
                                  HUBCO and DFC

         The following pro forma unaudited combined condensed statements of income combine the historical consolidated statements of income of HUBCO (restated and adjusted as described below) and DFC giving effect to the Merger which will be accounted for as a pooling of interests, as if the Merger had occurred on the first day of the applicable periods indicated herein, and the pro forma adjustments described in the notes to the pro forma financial information. The financial information for HUBCO has been restated to include the effects of the merger with TBOS which was consummated on January 12, 1998 and has been accounted for as a pooling of interests. The financial information for HUBCO has also been adjusted to give pro forma effect to the PFC and MSB mergers, which closed on April 24 and May 29, 1998, respectively, and each of which was accounted for as a pooling of interests. The information set forth below should be read in conjunction with the condensed consolidated historical and other pro forma financial information, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement-Prospectus. The pro forma financial information does not give effect to anticipated cost savings net of expected Merger related expenses and restructuring charges. The pro forma financial statements of HUBCO included in this Proxy Statement-Prospectus are not restated to reflect the Completed Branch Purchase or the Recently Completed Trust Preferred Issuance and do not reflect the Pending Acquisitions. The historical amounts presented in future financial statements of HUBCO for periods reported in this Proxy Statement-Prospectus will differ and in certain cases, will differ materially as a result of the effects of accounting for the Merger and certain of the Pending Acquisitions, when consummated, as pooling of interests. See "CERTAIN INFORMATION REGARDING HUBCO Recent Developments." The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods. The financial information also does not reflect one-time merger related and restructuring charges which either have been or will be incurred in connection with the Merger and the Recently Completed Acquisitions and Pending Acquisitions.


Pro forma Unaudited Combined Condensed Statement of Income
For the Three Months Ended March 31, 1998
(Dollars in thousands, except per share data)
                                                                                                              Pro forma
                                                       HUBCO                        DFC                        Combined
                                                  -----------------         --------------------           -----------------
Interest on loans                                    $  62,582                     $   7,608                 $  70,190
Interest on securities                                  17,900                         9,486                    27,386
Other interest income                                    1,664                           368                     2,032
                                                     ----------                    ----------                ----------
     Total Interest Income                              82,146                        17,462                    99,608
                                                     ----------                    ----------                ----------
Interest on deposits                                    26,711                         9,038                    35,749
Interest on borrowings                                   7,621                         1,015                     8,636
                                                     ----------                    ----------                ----------
     Total Interest Expense                             34,332                        10,053                    44,385
                                                     ----------                    ----------                ----------
         Net Interest Income before
              provision for loan losses                 47,814                         7,409                    55,223
Provision for possible loan losses                       6,113                            50                     6,163
                                                     ----------                    ----------                ----------
     Net Interest Income after
         provision for loan losses                      41,701                         7,359                    49,060
Noninterest income                                      12,495                           681                    13,176
Noninterest expenses                                    37,940                         3,545                    41,485
                                                     ----------                    ----------                ----------
     Income before income taxes                         16,256                         4,495                    20,751
Income tax provision                                     5,671                         1,885                     7,556
                                                     ----------                    ----------                ----------
     Net Income                                      $  10,585                     $   2,610                 $  13,195
                                                     ==========                    ==========                ==========

Earnings per share:
     Basic - maximum                                 $    0.37                     $    0.50                 $    0.38
     Basic - minimum                                      0.37                          0.50                      0.39
     Diluted - maximum                                    0.36                          0.49                      0.37
     Diluted - minimum                                    0.36                          0.49                      0.38

Weighted Average Shares Outstanding
     (in thousands):
     Basic - maximum                                    28,949                         5,218                    34,459
     Basic - minimum                                    28,949                         5,218                    33,830
     Diluted - maximum                                  29,527                         5,370                    35,342
     Diluted - minimum                                  29,527                         5,370                    34,679



See Notes to pro forma financial information.


Pro forma Unaudited  Combined  Condensed  Statement of Income For the Year Ended
December 31, 1997 (Dollars in thousands, except per share data)

                                                                                   Pro forma        Pro forma
                                                                   HUBCO            DFC (5)         Combined
                                                               --------------    ---------------   ------------
Interest on loans                                              $   252,724       $    31,757       $   284,481
Interest on securities                                              91,173            29,995           121,168
Other interest income                                                3,294             1,257             4,551
                                                               ------------      ------------      ------------
     Total Interest Income                                         347,191            63,009           410,200
                                                               ------------      ------------      ------------
Interest on deposits                                               114,332            31,513           145,845
Interest on borrowings                                              35,084             3,275            38,359
                                                               ------------      ------------      ------------
     Total Interest Expense                                        149,416            34,788           184,204
                                                               ------------      ------------      ------------
         Net Interest Income
         before provision for loan losses                          197,775            28,221           225,996
Provision for possible loan losses                                  11,945               200            12,145
                                                               ------------      ------------      ------------
     Net Interest Income after provision for loan losses           185,830            28,021           213,851
Noninterest income                                                  49,962             2,233            52,195
Noninterest expenses                                               147,282            13,436           160,718
                                                               ------------      ------------      ------------
     Income before income taxes                                     88,510            16,818           105,328
Income tax provision  (5)                                           35,293             6,644            41,937
                                                               ------------      ------------      ------------
     Net Income (5)                                            $    53,217       $    10,174       $    63,391
                                                               ============      ============      ============

Net income per share (5):
     Basic - maximum                                           $      1.80       $      1.98       $      1.81
     Basic - minimum                                                  1.80              1.98              1.84
     Diluted - maximum                                                1.73              1.92              1.74
     Diluted - minimum                                                1.73              1.92              1.77

Weighted Average Shares Outstanding
(in thousands):
     Basic - maximum                                                29,164             5,149            34,674
     Basic - minimum                                                29,164             5,149            34,045
     Diluted - maximum                                              30,676             5,298            36,491
     Diluted - minimum                                              30,676             5,298            35,828

Net income as previously reported                              $    53,217       $    16,748       $    69,965
Pro forma adjustments to income tax provision (benefit) (5)             --           (6,574)           (6,574)
                                                                 ==========        ==========        ==========
Net income as reported herein                                  $    53,217       $    10,174       $    63,391
                                                                 ==========        ==========        ==========

See Notes to pro forma financial information.



Pro forma Unaudited  Combined  Condensed  Statement of Income For the Year Ended
December 31, 1996 (Dollars in thousands, except per share data)
                                                                                   Pro forma        Pro forma
                                                                   HUBCO            DFC (5)         Combined
                                                               --------------    ---------------   ------------
Interest on loans                                              $   233,315       $    35,417       $   268,732
Interest on securities                                              94,396            15,022           109,418
Other interest income                                                2,666               952             3,618
                                                               ------------      ------------      ------------
     Total Interest Income                                         330,377            51,391           381,768
                                                               ------------      ------------      ------------
Interest on deposits                                               122,590            21,497           144,087
Interest on borrowings                                              22,231             3,998            26,229
                                                               ------------      ------------      ------------
     Total Interest Expense                                        144,821            25,495           170,316
                                                               ------------      ------------      ------------
         Net Interest Income
          before provision for loan losses                         185,556            25,896           211,452
Provision for loan losses                                           14,770             2,000            16,770
                                                                 ----------        ----------        ----------
         Net Interest Income after provision for loan losses       170,786            23,896           194,682
Noninterest income                                                  36,300             2,375            38,675
Noninterest expenses                                               168,091            13,808           181,899
                                                               ------------      ------------      ------------
     Income before income taxes                                     38,995            12,463            51,458
Income tax provision (5)                                            14,315             5,790            20,105
                                                               ------------      ------------      ------------
     Net Income (5)                                            $    24,680       $     6,673       $    31,353
                                                               ============      ============      ============

Net income per share (5):
     Basic - maximum                                           $      0.81       $      1.31       $      0.87
     Basic - minimum                                                  0.81              1.31              0.89
     Diluted - maximum                                                0.79              1.30              0.84
     Diluted - minimum                                                0.79              1.30              0.86

Weighted Average Shares Outstanding:
(in thousands)
     Basic - maximum                                                29,440             5,084            34,950
     Basic - minimum                                                29,440             5,084            34,321
     Diluted - maximum                                              31,380             5,145            37,195
     Diluted - minimum                                              31,380             5,145            36,532

Net income as previously reported                              $    24,680       $    12,473       $    37,153
Pro forma adjustments to income tax provision (benefit) (5)             --           (5,800)           (5,800)
                                                                 ==========        ==========        ==========
Net income as reported herein                                  $    24,680       $     6,673       $    31,353
                                                                 ==========        ==========        ==========

See Notes to pro forma financial information.



Pro forma Unaudited  Combined  Condensed  Statement of Income For the Year Ended
December 31, 1995 (Dollars in thousands, except per share data)

                                                                                   Pro forma         Pro forma
                                                                   HUBCO            DFC (5)           Combined
                                                               --------------    ---------------   ---------------
Interest on loans                                              $   219,478       $    39,781       $   259,259
Interest on securities                                              78,042             6,395            84,437
Other interest income                                                2,848             1,300             4,148
                                                               ------------      ------------      ------------
     Total Interest Income                                         300,368            47,476           347,844
                                                               ------------      ------------      ------------
Interest on deposits                                               102,661            17,893           120,554
Interest on borrowings                                              21,382             4,186            25,568
                                                               ------------      ------------      ------------
     Total Interest Expense                                        124,043            22,079           146,122
                                                               ------------      ------------      ------------
         Net Interest Income
         before provision for loan losses                          176,325            25,397           201,722
Provision for loan losses                                           12,282             7,550            19,832
                                                                 ----------        ----------        ----------
         Net Interest Income after provision for loan losses       164,043            17,847           181,890
Noninterest income                                                  24,931             2,378            27,309
Noninterest expenses                                               136,523            16,997           153,520
                                                               ------------      ------------      ------------
     Income before income taxes                                     52,451             3,228            55,679
Income tax provision (5)                                            16,067             1,997            18,064
                                                               ------------      ------------      ------------
     Net Income (5)                                            $    36,384       $     1,231       $    37,615
                                                               ============      ============      ============

Net income per share (5):
     Basic - maximum                                           $      1.27       $      0.25       $      1.10
     Basic - minimum                                                  1.27              0.25              1.12
     Diluted - maximum                                                1.21              0.24              1.05
     Diluted - minimum                                                1.21              0.24              1.07

Weighted Average Common Shares:
(in thousands)
     Basic - maximum                                                27,844             5,006            33,354
     Basic - minimum                                                27,844             5,006            32,725
     Diluted - maximum                                              30,082             5,026            35,897
     Diluted - minimum                                              30,082             5,026            35,234

Net income as previously reported                              $    36,384       $     6,041       $    42,425
Pro forma adjustments to income tax provision (benefit) (5)             --           (4,810)           (4,810)
                                                                 ==========        ==========        ==========
Net income as reported herein                                  $    36,384       $     1,231       $    37,615
                                                                 ==========        ==========        ==========

See Notes to pro forma financial information.


Notes to pro forma financial information:

(1) Pro forma financial information assumes the Merger was consummated as of March 31, 1998 for the pro forma unaudited combined condensed balance sheet and as of the beginning of each of the periods indicated for the pro forma unaudited combined condensed statements of income. The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) It is assumed that the Merger will be accounted for on a pooling-of-interests accounting basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, a Maximum Exchange Ratio of 1.05 shares of HUBCO Common Stock for each of the 5,248,067 (net of 351,607 treasury shares held) shares of DFC Common Stock which were outstanding at March 31, 1998.

(3) The pro forma financial information presented herein gives effect to the cancellation of 351,607 shares of DFC Common Stock held in DFC's treasury at a cost of $2,898,386.

         In summary, the pro forma information reflects adjustments for the Merger accounted for using the pooling-of-interests accounting method assuming the 1.05 Maximum Exchange Ratio, as follows:


                                                                       (Dollars in thousands)
                  (i)      Issuance of 5,510,471 shares of             $          9,798
                           HUBCO Common Stock (stated
                           value of $1.778 per share)

                  (ii)     Elimination of 5,599,674 shares of                   (5,600)
                           DFC Common Stock ($1.00 par
                           value)
                           Adjustment to Common stock                            4,198

                  (iii)    Eliminate DFC's treasury stock                        2,898
                                                                                ------
                           Adjustment offset to additional                       7,096
                           paid-in capital




(4) Earnings per share data has been computed based on the combined historical (and pro forma for PFC and MSB) net income applicable to common shareholders of HUBCO using the historical (and pro forma for PFC and MSB) weighted average shares outstanding of HUBCO Common Stock for the given period and the HUBCO Common Stock to be issued in connection with the Merger.

(5) The restatement of DFC's historical 1997, 1996, and 1995 statements of income relates to the reversal of federal tax benefits previously recognized by DFC in 1997, 1996 and 1995 as a result of DFC's reversal of its valuation allowance on deferred tax assets. DFC established a valuation allowance on both federal and state deferred tax assets upon adoption of SFAS #109 due to uncertainties regarding DFC's ability to realize its deferred tax assets. Subsequently, as a result of improved profitability, the valuation allowance was reversed during 1995, 1996 and 1997, resulting in significant income tax benefits in those years.



         The pro forma adjustment to income tax provision (benefit) is a reversal of the tax benefits described above.



         The valuation allowance that existed as of December 31, 1994 is not needed on a pro forma basis. The evaluation of the need for a valuation allowance is based on the combined results of HUBCO and DFC. HUBCO files a consolidated federal tax return with its subsidiaries, and therefore any losses sustained by DFC would be offset by profits of HUBCO and its other subsidiaries and no valuation allowance would be required as of December 31, 1994 had the companies always been combined. Accordingly, the pro forma financial statements include a pro forma adjustment to reflect what the changes to valuation allowance would have been had the companies always been combined.

                       DESCRIPTION OF HUBCO CAPITAL STOCK


General



         The authorized capital stock of HUBCO presently consists of 53,045,000 shares of HUBCO Common Stock and 10,300,000 shares of preferred stock. As of May 31, 1998, 28,491,159 shares of HUBCO Common Stock were issued and outstanding, and 500 shares of HUBCO Series B Convertible Preferred Stock ("HUBCO Series B Preferred Stock") were outstanding.



         Under the terms of HUBCO's Certificate of Incorporation, the Board of Directors of HUBCO has authority at any time (i) to divide any or all of the authorized but unissued shares of preferred stock into series and determine the designations, number of shares, relative rights, preferences and limitations of any such series and (ii) to increase the number of shares of any such series previously determined by it and to decrease such previously determined number of shares to a number not less than that of the shares of such series then outstanding. HUBCO Series A Convertible Preferred Stock was issued pursuant to such authority in connection with HUBCO's acquisition of Washington Bancorp, Inc. on July 1, 1994; no HUBCO Series A Preferred Stock remains outstanding. In December, 1996, as part of the acquisition of Westport Bancorp, Inc., HUBCO issued HUBCO Series B Convertible Preferred Stock; 500 shares of HUBCO Series B Convertible Preferred Stock remain outstanding as of March 31, 1998. See " -- Description of HUBCO Preferred Stock".

         HUBCO's Certificate of Incorporation authorizes the Board of Directors of HUBCO (except in connection with certain business combinations), from time to time and without further shareholder action, to issue new shares of authorized but unissued HUBCO Common Stock or preferred stock. Because of its broad discretion with respect to the creation and issuance of HUBCO Common Stock or preferred stock without shareholder approval, the Board of Directors could adversely affect the voting power of holders of HUBCO Common Stock or preferred stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to gain control of HUBCO.

Description of HUBCO Common Stock

         The following description of the HUBCO Common Stock sets forth certain general terms of the HUBCO Common Stock. For an additional description relating to the HUBCO Common Stock, see "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF DFC AND HUBCO".

         Dividend Rights

         The holders of HUBCO Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors of HUBCO out of funds legally available therefor, subject to the preferential dividend rights of any preferred stock that may be outstanding. The only statutory limitation is that such dividends may not be paid when HUBCO is insolvent. Because funds for the payment of dividends by HUBCO come primarily from the earnings of HUBCO's bank subsidiaries, as a practical matter, restrictions on the ability of those bank subsidiaries to pay dividends act as restrictions on the amount of funds available for the payment of dividends by HUBCO.



         As a New Jersey chartered commercial bank, HUB is subject to the restrictions on the payment of dividends contained in the NJBA. Under the NJBA, HUB may pay dividends only out of retained earnings, and out of surplus to the extent that surplus exceeds 50% of stated capital. Under the CBL, Lafayette may pay dividends only from its net profits, and the total of all dividends in any calendar year may not (unless specifically approved by the CTDOB) exceed the total of its net profits of that year combined with its retained net profits of the preceding two years. Under the Financial Institutions Supervisory Act, the FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by HUB or Lafayette to HUBCO constitutes an unsafe or unsound practice. In addition, BTH, HUBCO's recently acquired New York-based bank, will serve as an additional source of dividends to HUBCO. Payment of any such dividends by BTH, will be subject to the regulations of the OTS, if BTH continues to be federally chartered, or the New York Banking Law, if BTH converts to a New York State-chartered bank. Under the Office of the Thrift Supervision Regulations (the "OTSR"), BTH may pay dividends up to an amount equal to one hundred percent of its net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year or up to an amount equal to seventy-five percent of its net income over the most recent four-quarter period, provided in each case that if immediately after giving effect to such proposed dividend (on a pro forma basis), BTH's capital is equal to or greater than the amount of its regulatory capital requirement.



         HUBCO is also subject to certain FRB policies which may, in certain circumstances, limit its ability to pay dividends. The FRB policies require, among other things, that a bank holding company maintain a minimum capital base. The FRB would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below such minimum amount.



         At March 31, 1998, HUB had $130.1 million available for the payment of dividends to HUBCO, Lafayette had $1.7 million available for the payment of dividends to HUBCO, and as of March 31, 1998, BTH had $9.7 million available for the payment of dividends. At March 31, 1998 (prior to its New York State acquisitions), HUBCO had $104.0 million available for shareholder dividends, the payment of which would not reduce any of its capital ratios below the minimum regulatory requirements.



         Voting Rights

         At meetings of shareholders, holders of HUBCO Common Stock are entitled to one vote per share. The quorum for shareholders' meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy. Except as indicated below, all actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of HUBCO Common Stock at a meeting at which a quorum is present.

         The Board of Directors is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors is elected each year and the directors serve for terms of up to three years, and, in all cases, until their respective successors are duly elected and qualified.

         The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire Board of Directors. Shareholders may remove any director from office for cause. The affirmative vote of at least three-quarters of the shares of HUBCO entitled to vote thereon is required to amend or repeal the provisions of HUBCO's Certificate of Incorporation relating to the classification of the Board of Directors and the removal of directors.

         HUBCO's Certificate of Incorporation contains a "minimum price" provision. If a "related person" (defined in the Certificate of Incorporation to include persons who, together with their affiliates, own 10% or more of HUBCO's Common Stock) proposes to enter into a Business Combination (as defined in the Certificate of Incorporation) with HUBCO, the proposed transaction will require the affirmative vote of at least three-quarters of the outstanding shares entitled to vote on the transaction, unless either (i) the proposed transaction is first approved by a majority of HUBCO's Board of Directors, or (ii) the shareholders of HUBCO are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the Certificate of Incorporation. If either of these tests are met, the proposed transaction need only be approved by the vote otherwise required by law, the Certificate of Incorporation and any agreement with a national securities exchange.

         Liquidation Rights

         In a liquidation, holders of HUBCO Common Stock are entitled to receive ratably any assets distributed to shareholders, except that if shares of preferred stock of HUBCO are outstanding at the time of liquidation, such shares of preferred stock may have prior rights upon liquidation.

         Assessment and Redemption

         All outstanding shares of HUBCO Common Stock are fully paid and nonassessable. HUBCO Common Stock is not redeemable at the option of the issuer or the holders thereof.

         Preemptive and Conversion Rights

         Holders of HUBCO Common Stock do not have conversion rights or preemptive rights with respect to any securities of HUBCO.

Description of HUBCO Preferred Stock

         General

         500 shares of HUBCO Series B Preferred Stock remain outstanding as of March 31, 1998. The following is a description of the existing HUBCO Series B Preferred Stock.

         HUBCO Series B Preferred Stock



         Dividend Rights. The holders of HUBCO Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of HUBCO out of funds legally available therefore, dividends at a rate to be determined by HUBCO's Board of Directors. All dividends declared on the HUBCO Series B Preferred Stock are pro rata per share and noncumulative. The only statutory limitation is that such dividends may not be paid when HUBCO is insolvent.



         Liquidation Rights. The holders of HUBCO Series B Preferred Stock are entitled to receive $100.00 per share in any liquidation, dissolution or winding up of HUBCO, subject to the rights of creditors. In a liquidation, dissolution or winding up, the preferential amounts with respect to the HUBCO Series B Preferred Stock and any stock on parity with HUBCO Series B Preferred Stock, shall be distributed pro rata in accordance with the aggregate preferential amounts of the HUBCO Series B Preferred Stock and such stock on parity, if any, out of or to the extent of the net assets of HUBCO legally available for such distribution before any distributions are made with respect to any stock junior to the rights of HUBCO Series B Preferred Stock.

         Redemption. The HUBCO Series B Preferred Stock is not redeemable at the option of the issuer or the holders thereof.

         Preemptive and Conversion Rights. Holders of HUBCO Series B Preferred Stock have an option to convert such stock into fully paid and nonassessable shares of HUBCO Common Stock. As of March 31, 1998, the conversion rate was
33.2175 shares of Common Stock for each share of HUBCO Series B Preferred Stock (the "Conversion Ratio"). The Conversion Ratio is subject to adjustment upon certain events, including the issuance of HUBCO Common Stock as a dividend with respect to the outstanding HUBCO Common Stock, subdivision or combinations of HUBCO Common Stock, the issuance to holders of HUBCO Common Stock generally of rights or warrants to subscribe for HUBCO Common Stock, or the distribution to holders of HUBCO Common Stock generally of evidences of indebtedness, assets (excluding dividends in cash out of retained earnings) or rights or warrants to subscribe for securities of HUBCO other than those mentioned herein. Notwithstanding the foregoing, the Conversion Ratio is not subject to adjustment to the extent HUBCO issues any HUBCO Common Stock in connection with any employee compensation and benefits plans, employee agreements and contracts. Holders of HUBCO Series B Preferred Stock do not have preemptive rights with respect to any securities of HUBCO.

         Voting Rights. Holders of shares of HUBCO Series B Preferred Stock vote together as a class with holders of HUBCO Common Stock for the election of directors and all other matters to which holders of HUBCO Common Stock are entitled to vote. Each share of HUBCO Series B Preferred Stock is entitled to a number of votes equal to the Conversion Ratio as the same may be adjusted from time to time.

                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS
                                OF DFC AND HUBCO

General



                  DFC is a business corporation incorporated under the CTBCA and HUBCO is a business corporation incorporated under the NJBCA. The rights of DFC shareholders are currently governed by the CTBCA and DFC's Certificate of Incorporation and By-laws. At the Effective Time, each DFC shareholder will become a shareholder of HUBCO. The rights of HUBCO shareholders are governed by the NJBCA and HUBCO's Certificate of Incorporation and By-laws. The following is a comparison of certain provisions of the CTBCA, the NJBCA and the respective certificates of incorporation and By-laws of DFC and HUBCO. This summary does not purport to be complete and is qualified in its entirety by reference to the CTBCA and the NJBCA, which may change from time to time, and the certificates of incorporation and By-laws of HUBCO and DFC (which are filed or incorporated by reference as exhibits to the Registration Statement), which also may be changed.

Voting Requirements

         Under the NJBCA, unless a greater vote is specified in the Certificate of Incorporation, the amendment to the Certificate of Incorporation of a New Jersey corporation, the voluntary dissolution of the corporation, the sale or other disposition of all, or substantially all of the assets of the corporation other than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, require, in each case, a majority of the votes cast by shareholders of the corporation entitled to vote thereon. HUBCO's Certificate of Incorporation requires the affirmative vote of 75% of the outstanding shares entitled to vote on certain transactions involving "related persons" unless the proposed transaction is either first approved by a majority of the HUBCO Board or the shareholders of HUBCO are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the HUBCO Certificate of Incorporation. See "DESCRIPTION OF HUBCO CAPITAL STOCK -- Description of HUBCO Common Stock -- Voting Rights."

         Under the CTBCA, unless a greater vote is specified in the Certificate of Incorporation or by a corporation's board of directors, most amendments to the Certificate of Incorporation of a Connecticut corporation, once approved by the corporation's directors, must be approved by a majority of the corporation's shareholders voting on the amendment. The CTBCA provides that shareholder approval is not required for certain "housekeeping" changes to a corporation's Certificate of Incorporation.

         The CTBCA provides that the voluntary dissolution of a Connecticut corporation that was incorporated prior to January 1, 1997 must be approved by the affirmative vote of at least two-thirds of the shares entitled to vote thereon, unless such corporation's Certificate of Incorporation specifically provides otherwise. DFC was incorporated prior to that date, and its Certificate of Incorporation does not allow for a lesser vote.

         Similarly, because DFC was incorporated prior to January 1, 1997 and does not provide otherwise in its Certificate of Incorporation, under the CTBCA, DFC cannot sell or otherwise dispose of all or substantially all of its assets other than in the ordinary course of business without first obtaining the approval of two-thirds of the voting power of each voting group entitled to vote thereon and two-thirds of the voting power of each class of stock of DFC outstanding prior to January 1, 1997, whether or not otherwise entitled to vote thereon.

         Under the CTBCA, a Connecticut corporation incorporated prior to January 1, 1997, unless its Certificate of Incorporation provides otherwise, cannot merge with another corporation without first obtaining the approval of two-thirds of the corporation's shareholders entitled to vote on the transaction. DFC's Certificate of Incorporation does not provide for a different shareholder vote on merger proposals.

Removal of Directors; Number of Directors

         The NJBCA allows removal of directors for cause by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors. HUBCO's Certificate of Incorporation states that shareholders may remove a director from office only for cause. HUBCO's Certificate of Incorporation also allows shareholders to increase or decrease the number of directors constituting the Board by the affirmative vote of at least three-quarters of all of the outstanding shares of common stock entitled to vote.

         The CTBCA allows shareholders to remove directors, with or without cause, unless the corporation's Certificate of Incorporation provides that directors may be removed only for cause, by the affirmative vote of a majority of the shares voting on the removal. The DFC Certificate of Incorporation is more restrictive. It provides for the removal of directors only for cause and by the affirmative vote of eighty percent of the voting power of the issued and outstanding shares entitled to vote thereon.

         Under the CTBCA, a board of directors shall consist of one or more individuals, with the number specified in the corporation's Certificate of Incorporation or bylaws. DFC's certificate provides that its board of directors shall consist of not less than three members, and its Bylaws states that DFC's board shall have no fewer than three or more than twenty-one directors. Under the CTBCA, the number of DFC directors may be increased up to the maximum allowed for in its Bylaws by an affirmative vote of a majority of its shares voting on the proposed increase.

Stock

         The authorized capital stock of HUBCO consists of 53,045,000 shares of HUBCO Common Stock and 10,300,000 shares of preferred stock. As of May 31, 1998, 28,491,159 shares of HUBCO Common Stock were issued and outstanding, and 500 shares of HUBCO Series B Preferred Stock were outstanding. Under the terms of the HUBCO Certificate of Incorporation, the HUBCO Board has authority at any time to divide any or all of the authorized but unissued shares of preferred stock into series, determine the designations, number of shares, relative rights, preferences, and limitations of any such series and authorize the issuance of such series. See "DESCRIPTION OF HUBCO CAPITAL STOCK".

         The authorized capital stock of DFC consists of 9,000,000 shares of DFC Common Stock, par value $1.00 per share, and 1,000,000 shares of DFC preferred stock, no par value. As of the Record Date, 5,292,947 shares of DFC Common Stock were issued and outstanding, and no shares of DFC preferred stock were outstanding. Under the DFC Certificate of Incorporation, the DFC Board has the authority, subject to the limitations set forth by law, to issue shares of preferred stock in series, establish the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative, participating, optional, or other special rights of the shares of each series and the qualifications, limitations, or restrictions thereof.

Classified Board of Directors

         The NJBCA permits a New Jersey corporation to provide for a classified board. HUBCO currently has a classified Board of Directors. The Board is divided into three classes, with one class of directors generally elected for a three-year term at each annual meeting.

         Under the CTBCA, a Connecticut corporation also can have a classified board of directors. Currently, DFC's Certificate of Incorporation provides for three classes of directors, with each director serving a term of three years. Accordingly, the DFC Board is divided into three classes, with one class of directors generally elected for a three year term at each annual meeting.



Rights of Dissenting Shareholders

         Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is (i) listed on a national securities exchange, (ii) is held of record by not less than 1,000 holders, or (iii) where the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

         Under the CTBCA, any shareholder of a Connecticut corporation has the right to dissent from certain enumerated corporate actions, including mergers, share exchanges and the sale or exchange of all, or substantially all, of the property of a Connecticut corporation other than in the usual course of business. Under Connecticut law, dissenting shareholders shall be entitled to receive the fair market value of their shares, and the right to receive such shall be a dissenting shareholders' exclusive remedy. See "RIGHTS OF DISSENTING DFC SHAREHOLDERS."

Shareholder Consent to Corporate Action

         Except as otherwise provided by the Certificate of Incorporation (and the HUBCO Certificate presently is silent on this issue), the NJBCA permits any action required or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by either (i) unanimous written consent of all shareholders entitled to vote on the issue or (ii) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advanced notice to all other shareholders. Under the NJBCA, a shareholder vote on a plan of merger or consolidation, if not conducted at a shareholders' meeting, may only be effected by written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders. HUBCO's By-laws provide that a special meeting of shareholders may be called for any purpose by the Chairman of the Board, the President or the Board of Directors.

         Under the CTBCA, any action that may be taken at a shareholders' meeting may be taken without a meeting by the unanimous written consent of the shareholders who would have been entitled to vote on the matter had a meeting been held. Action may be taken by the written consent of less than all of a corporation's shareholders entitled to vote on a matter if specifically allowed for in a corporation's Certificate of Incorporation. In no event, however, may directors be elected by action of shareholders without a meeting other than by unanimous written consent, or pursuant to a plan of merger. DFC's Certificate of Incorporation expressly prohibits any shareholder action from being taken by written consent. All action required or permitted to be taken by DFC's shareholders must be effected at a duly called annual or special meeting of DFC shareholders. Special meetings of DFC shareholders may be called at any time by the President, the Board, or on the written request of the holders of at least thirty-five percent of the issued and outstanding shares of stock entitled to vote at a meeting of shareholders.

Dividends

         Unless there are other restrictions contained in its Certificate of Incorporation (and the HUBCO Certificate presently contains none), the NJBCA generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Because funds for the payment of dividends by HUBCO come primarily from the earnings of HUBCO's bank subsidiaries, as a practical matter, restrictions on the ability of HUB, Lafayette or BTH to pay dividends act as restrictions on the amount of funds available for the payment of dividends by HUBCO. At March 31, 1998, HUBCO had approximately $104.0 million available for shareholder dividends. For a description of the regulatory restrictions on dividend payments by HUB, and Lafayette and BTH, see "DESCRIPTION OF HUBCO CAPITAL STOCK -- Description of HUBCO Common Stock -- Dividend Rights."

         Under the CTBCA, unless expressly restricted in the Certificate of Incorporation, the directors of a Connecticut corporation may declare and pay dividends. The CTBCA, however, prohibits a corporation from declaring and paying dividends if, after doing so: (i) the corporation would be left unable to pay its debts; or (ii) its total assets would be less than the sum of its total liabilities plus, unless its Certificate of Incorporation provides otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution if the corporation were to be dissolved at the time of distribution.

         DFC's Certificate of Incorporation provides that dividends on outstanding shares of preferred stock shall be paid, or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on the DFC Common Stock with respect to the same dividend period. It also sets forth that, if upon the voluntary or involuntary liquidation, dissolution, or winding up of DFC, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts payable with respect thereto. No shares of DFC preferred stock are presently outstanding.

By-laws

         Under the NJBCA, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's By-laws, unless such powers are reserved in the Certificate of Incorporation to the shareholders. The HUBCO Certificate does not reserve such power.

         Under the CTBCA, the board of directors of a Connecticut corporation may adopt, amend or repeal the corporation's bylaws unless: (1) the corporation's Certificate of Incorporation reserves this power to the corporation's shareholders; or (2) the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. Furthermore, the CTBCA allows a corporation's shareholders to amend or repeal a corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors.

         DFC's Bylaws and Certificate of Incorporation allow the Bylaws to be altered, amended, added to or repealed by the affirmative vote of the holders of a majority of the voting power of shares entitled to vote thereon or by the affirmative vote of directors holding a majority of the number of directorships. DFC's Bylaws and Certificate of Incorporation require that the alteration, amendment and repeal of and the addition to certain sections of its Bylaws be approved by the affirmative vote of the holders of not less than eighty percent of the voting power of the issued and outstanding shares entitled to vote thereon. The sections are those pertaining to special meetings of shareholders; the number, election, and terms of office of directors; shareholder nomination of director candidates; removal of directors; vacancies on the board of directors; and amendments to the bylaws.

Limitations of Liability of Directors and Officers

         Under New Jersey law, a corporation may include in its Certificate of Incorporation a provision which would, subject to the limitations described below, eliminate or limit a directors' or an officers' personal liability to the corporation or its shareholders for monetary damage for breaches of their fiduciary duty as a director or officer. Under New Jersey law, a director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. HUBCO's Certificate of Incorporation contains a provision which limits a director's or officer's liability to the full extent permitted by New Jersey law.

         Under the CTBCA, directors and officers of Connecticut corporations are not liable for any actions taken as directors or officers, or any failure to take action, if they acted, or failed to act, in a manner consistent with the standard of care established for directors and officers under Connecticut law. A director or officer must exercise his or her duties: (i) in good faith; (ii) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (iii) in a manner he or she reasonably believes to be in the best interest of the corporation.

         The DFC Certificate of Incorporation expressly limits the personal liability of any director for monetary damages for breach of duty as a director to the amount of the compensation received by the director for serving the corporation during the year of the violation provided: (i) the breach did not involve a knowing or culpable violation of law; (ii) the breach did not enable the director or an associate to receive an improper personal economic gain;
(iii) the breach did not show a lack of good faith or a conscious disregard of the director's duty to the corporation; (iv) the breach did not constitute a sustained or unexcused pattern of inattention to the director's duty; or (v) the breach did not create liability of the director to the corporation in connection with the director's approval of an unlawful distribution.

Indemnification of Directors and Officers

         The NJBCA provides that a corporation has the power to indemnify a director, officer, employee or agent ("Corporate Agent") against his or her expenses and liabilities in connection with any proceeding involving the Corporate Agent by reason of his or her being or having been a Corporate Agent, other than a proceeding by or in the right of the corporation, if: (i) the Corporate Agent was acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
(ii) with respect to any criminal proceeding, the Corporate Agent had no reasonable cause to believe that his or her conduct was unlawful. A corporation has the power to indemnify a Corporate Agent against his or her expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the Corporate Agent because he or she was or is a Corporate Agent, if he or she acted in good faith and in a manner the Corporate Agent reasonably believed to be in or not opposed to the best interests of the corporation.

         HUBCO's Certificate of Incorporation provides that HUBCO shall indemnify its current and former officers, directors, employees and agents against expenses incurred in connection with any pending or threatened action, suit, or proceeding, with respect to which the officer, director, employee or agent is a party, or is threatened to be made a party, to the full extent permitted by the NJBCA. HUBCO maintains directors' and officers' liability insurance on behalf of such persons.

         Under the CTBCA, a Connecticut corporation may indemnify its directors, officers, employees and agents made a party to a proceeding because he or she was a director, officer, employee or agent against liability incurred in the proceeding if: (i) he or she conducted himself or herself in good faith; (ii) he or she reasonably believed that his or her conduct was not inconsistent with the best interests of the corporation; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to be believe his or her conduct was unlawful. The CTBCA also allows corporations to pay for or reimburse the reasonable expenses incurred by a director, officer, employee and agent who is a party to a proceeding in advance of its final disposition. The CTBCA, however, requires Connecticut corporations incorporated prior to January 1, 1997 to provide their directors, officers, employees and agents with the full amount of indemnification and advancement of expenses permitted under Connecticut law, unless a corporation's Certificate of Incorporation expressly provides otherwise. DFC was incorporated prior to January 1, 1997, and its Certificate of Incorporation does not provide otherwise. Furthermore, DFC's Bylaws state that it shall provide indemnification to its officers, directors, employees and to such other persons specified in Connecticut law to the full extent permitted or required of Connecticut corporations.


                              SHAREHOLDER PROPOSALS

         The 1998 Annual Meeting of Shareholders of DFC has been postponed, and, as of the date hereof, has not been rescheduled. If the Merger is approved and consummated, it is anticipated that the 1998 Annual Meeting of Shareholders of DFC will not be held. If DFC holds the 1998 Annual Meeting of Shareholders, any proposal which a DFC shareholder wishes to have included in the proxy materials of DFC must have been presented to DFC not later than November 7, 1997. No such proposal was received prior to March 20, 1998.


                                  OTHER MATTERS

         As of the date of this Proxy Statement, the DFC Board of Directors knows of no other matters to be presented for action by the shareholders at the Meeting. If any other matters are properly presented, the persons named in the enclosed proxy intend to vote in accordance with their best judgment on such matters.


                                  LEGAL OPINION

         Certain legal matters relating to the issuance of the shares of HUBCO Common Stock offered hereby will be passed upon by Pitney, Hardin, Kipp & Szuch, counsel to HUBCO. Attorneys in the law firm of Pitney, Hardin, Kipp & Szuch, beneficially owned 792 shares of HUBCO Common Stock as of June 2, 1998. Certain legal matters in connection with the Merger will be passed upon for DFC by Day, Berry & Howard LLP, counsel to DFC.


                                     EXPERTS

         The consolidated financial statements of DFC as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of HUBCO as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         KPMG Peat Marwick LLP will have a representative at the Meeting who will have an opportunity to make a statement if such representative desires, and who will be available to respond to appropriate questions.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER,  dated as of March 31, 1998
("Agreement"), is among HUBCO, Inc. ("HUBCO"), a New Jersey corporation and registered bank holding company, Lafayette American Bank (the "Bank"), a Connecticut state-chartered commercial banking corporation and wholly-owned subsidiary of HUBCO, Dime Financial Corporation, a Connecticut corporation and registered bank holding company ("DFC"), and The Dime Savings Bank of Wallingford, a state savings bank and wholly-owned subsidiary of DFC (the "Dime").

                                    RECITALS

                  The respective Boards of Directors of HUBCO and DFC have each determined that it is in the best interests of HUBCO and DFC and their respective shareholders for HUBCO to acquire DFC by merging DFC with and into HUBCO with HUBCO surviving and DFC shareholders receiving the consideration hereinafter set forth. Immediately after the merger of DFC into HUBCO, the Dime shall be merged with and into the Bank with the Bank surviving.

                  The respective Boards of Directors of DFC, HUBCO, the Bank and the Dime have each duly adopted and approved this Agreement and the Board of Directors of DFC has directed that it be submitted to DFC's shareholders for approval.

                  As a condition for HUBCO to enter into this Agreement, HUBCO has required that it receive an option on certain authorized but unissued shares of DFC Common Stock (as hereinafter defined) and, simultaneously with the execution of this Agreement, DFC is issuing an option to HUBCO (the "HUBCO Stock Option") to purchase certain shares of the authorized and unissued DFC Common Stock subject to the terms and conditions set forth in the Agreement governing the HUBCO Stock Option.

                  NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

                             ARTICLE I - THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), DFC shall be merged with and into HUBCO (the "Merger") in accordance the New Jersey Business Corporation Act (the "NJBCA") and the Connecticut Business Corporation Act ("CBC") and HUBCO shall be the surviving corporation (the "Surviving Corporation").

                  1.2. Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of HUBCO and DFC and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of HUBCO and DFC shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of HUBCO and DFC and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of HUBCO and DFC in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of HUBCO or DFC is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of HUBCO or DFC if the Merger had not occurred.

                  1.3.  Certificate of Incorporation.  As of the Effective Time,
the certificate of incorporation of HUBCO shall be the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

                  1.4. By-Laws. As of the Effective Time, the By-Laws of HUBCO shall be the By-Laws of the Surviving Corporation until otherwise amended as provided by law.

                  1.5. Directors and Officers. As of the Effective Time, the directors and officers of HUBCO shall be the directors and officers of the Surviving Corporation.

                  1.6 Closing, Closing Date, Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., at the offices of Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham Park, New Jersey, on a date determined by HUBCO on at least five business days notice (the "Closing Notice") given to DFC, which date (the "Closing Date") shall be not less than seven nor more than 10 business days following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). In the Closing Notice, HUBCO shall specify the "Determination Date" for purposes of determining the Median Pre-Closing Price (as hereinafter defined), which date shall be the first date on which all federal and state bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger shall have been received and either party shall have informed the other party that all such federal and state bank regulatory approvals (and waivers, if applicable) have been received. Simultaneous with or immediately following the Closing, HUBCO and DFC shall cause to be filed (a) a certificate of merger, in form and substance satisfactory to HUBCO and DFC, with the Secretary of State of the State of New Jersey (the "New Jersey Certificate of Merger") and (b) a certificate of merger, in form and substance satisfactory to HUBCO and DFC, with the Secretary of State of Connecticut (the "Connecticut Certificate of Merger"). Each Certificate of Merger shall specify as the "Effective Time" of the Merger, which Effective Time shall be a date and time following the Closing agreed to by HUBCO and DFC (which date and time the parties currently anticipate will be the close of business on the Closing Date). In the event the parties fail to specify the date and time in the merger certificates, the Merger shall become effective upon (and the "Effective Time" shall be) the later of the time of the filing of the New Jersey Certificate of Merger or the Connecticut Certificate of Merger.

                  1.7 The Bank Merger. Immediately following the Effective Time, the Dime shall be then merged with and into the Bank (the "Bank Merger") in accordance with the provisions of Section 36a-125 of the Banking Law of Connecticut (the "Banking Act"). In the Bank Merger, the Bank shall be the surviving bank (the "Surviving Bank"). Upon the consummation of the Bank Merger, the separate existence of the Dime shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Dime and the Bank and all of the property, rights, privileges, powers and franchises of each of the Dime and the Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Dime and the Bank and shall have succeeded to all or each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and By-Laws of the Bank shall be the certificate of incorporation and By-Laws of the Surviving Bank and the officers and directors of the Bank shall be the officers and directors of the Surviving Bank, except as provided in Section 5.20 hereof. Following the execution of this Agreement, the Dime and the Bank shall execute and deliver a merger agreement (the "Bank Merger Agreement"), both in form and substance reasonably satisfactory to the parties hereto, substantially as set forth in Exhibit 1.7 hereto, for delivery to the Commissioner of the Connecticut Department of Banking (the "Department") and the Federal Deposit Insurance Corporation (the "FDIC") for approval of the Bank Merger.

                      ARTICLE II - CONVERSION OF DFC SHARES

                  2.1. Conversion of DFC Common Stock. Each share of common stock, par value $1.00 per share, of DFC ("DFC Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as follows:

                           (a) Exchange of Common Stock; Exchange Ratio. Subject
to the provisions of this Section 2.1, each share of DFC Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares and shares to be canceled pursuant to Section 2.1(d) hereof) shall be converted at the Effective Time into the right to receive a certain number (the "Exchange Ratio") of shares of Common Stock, no par value, of HUBCO ("HUBCO Common Stock") determined in accordance with the next sentence, subject to adjustment as provided in Section 2.1(c) and subject to the payment of cash in lieu of fractional shares in accordance with Section 2.2(e). The Exchange Ratio shall be a number between 1.05 and .93, with the exact number determined from the quotient, rounded to the nearest thousandth, obtained by dividing $38.25 by the Median Pre-Closing Price (as defined in Section 2.2(e)) of HUBCO Common Stock, except if the quotient is greater than 1.05, the Exchange Ratio shall be
1.05 and if the quotient is less than .93, the Exchange Ratio shall be .93.

                           (b)  Cancellation  of  DFC  Certificates.  After  the
Effective Time, all such shares of DFC Common Stock (other than those canceled pursuant to Section 2.1(d)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares (other than those canceled pursuant to Section 2.1(d)) shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such shares of DFC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of DFC Common Stock except as otherwise provided herein or by law. Such certificates previously evidencing such shares of DFC Common Stock (other than those canceled pursuant to Section 2.1(d)) shall be exchanged for certificates evidencing shares of HUBCO Common Stock issued pursuant to this
Article II, upon the  surrender of such  certificates  in  accordance  with this
Article II. No fractional shares of HUBCO Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

                           (c) Capital  Changes.  If between the date hereof and
the Effective Time the outstanding shares of HUBCO Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares, the Exchange Ratio and the definition of Median Pre-Closing Price shall be correspondingly adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares.

                           (d) Excluded  Shares.  All shares of DFC Common Stock
held by DFC in its treasury or owned by HUBCO or by any of HUBCO's wholly-owned subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted) immediately prior to the Effective Time ("Excluded Shares") shall be canceled.

                  2.2.     Exchange of Certificates.

                           (a) Exchange Agent.  As of the Effective Time,  HUBCO
shall deposit, or shall cause to be deposited, with Hudson United Bank, Trust Department or another bank or trust company designated by HUBCO and reasonably acceptable to DFC (the "Exchange Agent"), for the benefit of the holders of shares of DFC Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing shares of HUBCO Common Stock and cash in such amount such that the Exchange Agent possesses such number of shares of HUBCO Common Stock and such amount of cash as are required to provide all of the consideration required to be exchanged by HUBCO pursuant to the provisions of this Article II (such certificates for shares of HUBCO Common Stock, together with any dividends or distributions with respect thereto, and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the HUBCO Common Stock and cash out of the Exchange Fund in accordance with Section 2.1. Except as contemplated by Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose.

                           (b)  Exchange  Procedures.   As  soon  as  reasonably
practicable either before or after the Effective Time, but in any event no later than five business days after the Effective Time, HUBCO will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of DFC Common Stock (the "Certificates"), (i) a letter of transmittal (the form and substance of which is reasonably agreed to by HUBCO and DFC prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall have such other provisions as HUBCO may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates evidencing shares of HUBCO Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (x) certificates evidencing that number of whole shares of HUBCO Common Stock which such holder has the right to receive in respect of the shares of DFC Common Stock formerly evidenced by such
Certificate in accordance with Section 2.1 and (y) cash in lieu of fractional shares of HUBCO Common Stock to which such holder may be entitled pursuant to
Section  2.2(e) (the shares of HUBCO Common Stock and cash  described in clauses
(x) and (y) being collectively referred to as the "Merger Consideration") and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of DFC Common Stock which is not registered in the transfer records of DFC, a certificate evidencing the proper number of shares of HUBCO Common Stock and/or cash may be issued and/or paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of DFC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

                           (c) Distributions  with Respect to Unexchanged Shares
of HUBCO Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to HUBCO Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HUBCO Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate (or a suitable affidavit of loss and customary bond). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing shares of HUBCO Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of HUBCO Common Stock to which such holder may have been entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such shares of HUBCO Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of HUBCO Common Stock.

                           (d) No Further Rights in DFC Common Stock. All shares
of HUBCO Common Stock issued and cash paid upon conversion of the shares of DFC Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of DFC Common Stock.

                           (e) No Fractional  Shares;  Median Pre-Closing Price.
No certificates or scrip evidencing fractional shares of HUBCO Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of HUBCO. Cash shall be paid in lieu of fractional shares of HUBCO Common Stock, based upon the Median Pre-Closing Price per whole share of HUBCO Common Stock. The "Median Pre-Closing Price" shall be determined by taking the price half-way between the Closing Prices left after discarding the 4 lowest and 4 highest Closing Prices in the 10 consecutive trading day period which ends on (and includes) the Determination Date. The "Closing Price" shall mean the closing price of HUBCO Common Stock as supplied by the NASDAQ Stock Market and published in The Wall Street Journal. A "trading day" shall mean a day for which a Closing Price is so supplied and published. (The NASDAQ Stock Market, or such other national securities exchange on which HUBCO Common Stock may be traded after the date hereof, is referred to herein as "NASDAQ")

                           (f)  Termination of Exchange Fund. Any portion of the
Exchange Fund which remains undistributed to the holders of DFC Common Stock for two years after the Effective Time shall be delivered to HUBCO, upon demand, and any holders of DFC Common Stock who have not theretofore complied with this
Article II shall thereafter look only to HUBCO for the Merger Consideration, dividends and distributions to which they are entitled.

                           (g) No  Liability.  Neither  HUBCO,  the Bank nor the
Exchange Agent shall be liable to any holder of shares of DFC Common Stock for any such shares of HUBCO Common Stock or cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                           (h)  Withholding  Rights.  HUBCO shall be entitled to
deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of DFC Common Stock, the minimum amounts (if any) that HUBCO is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.8), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by HUBCO, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of DFC Common Stock in respect of which such deduction and withholding was made by HUBCO.

                  2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of DFC shall be closed and there shall be no further registration of transfers of shares of DFC Common Stock thereafter on the records of DFC. On or after the Effective Time, any Certificates presented to the Exchange Agent or HUBCO for transfer shall be converted into the Merger Consideration.

                  2.4.  DFC Stock  Options.  The Stock  Options  (as  defined in
Section 3.2) described in the DFC Disclosure Schedule are issued and outstanding pursuant to the 1986 Stock Option and Incentive Plan, the City Savings Bank of Meriden Stock Option Plan, the 1986 Stock Option Plan for Outside Directors, Non-Qualified Stock Option Agreements, as amended, for William J. Farrell and M. Joseph Canavan, the 1996 Stock Option and Incentive Plan, the Chairman's 1996 Non-Qualified Stock Option Agreement, and the 1996 Stock Option Plan for Outside Directors (the "DFC Stock Option Plans") and the agreements pursuant to which such Stock Options were granted (each, an "Option Grant Agreement"). HUBCO acknowledges and agrees to honor the provisions of the DFC Stock Option Plan and the Option Grant Agreement, including those relating to vesting and conversion in connection with a change in control of DFC. Each Stock Option outstanding at the Effective Time (each a "Continuing Stock Option") shall be converted into an option to purchase HUBCO Common Stock, wherein (i) the right to purchase shares of DFC Common Stock pursuant to the Continuing Stock Option shall be converted into the right to purchase that same number of shares of HUBCO Common Stock multiplied by the Exchange Ratio, (ii) the option exercise price per share of HUBCO Common Stock shall be the previous option exercise price per share of the DFC Common Stock divided by the Exchange Ratio, and (iii) in all other material respects the option shall be subject to the same terms and conditions as governed the Continuing Stock Option on which it was based, including the length of time within which the option may be exercised (which shall not be extended except that the holder of a Stock Option who continues in the service of HUBCO or a subsidiary of HUBCO shall not be deemed to have terminated service for purposes of determining the Continuing Stock Option exercise period) and for all Continuing Stock Options, such adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code (as defined in Section 3.2 hereof). If a Stock Option Grant Agreement also provided for a Stock Appreciation Right, the Stock Appreciation Right shall also continue (subject to the same adjustments as are provided for Continuing Stock Options). Shares of HUBCO Common Stock issuable upon exercise of Continuing Stock Options shall be covered by an effective registration statement on Form S-8, and HUBCO shall use its reasonable best efforts to file a registration statement on Form S-8 covering such shares as soon as possible after the Effective Time.

               ARTICLE III - REPRESENTATIONS AND WARRANTIES OF DFC

                  References herein to "DFC Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by DFC to HUBCO. DFC hereby represents and warrants to HUBCO as follows:

                  3.1.     Corporate Organization

                           (a) DFC is a corporation  duly  organized and validly
existing under the laws of the State of Connecticut. DFC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of DFC and the DFC Subsidiaries (as defined below), taken as a whole. DFC is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

                           (b)  Each  DFC  Subsidiary  and its  jurisdiction  of
incorporation is listed in the DFC Disclosure Schedule. For purposes of this Agreement, the term "DFC Subsidiary" means any corporation, partnership, joint venture or other legal entity in which DFC, directly or indirectly, owns at least a 50% stock or other equity interest or for which DFC, directly or indirectly, acts as a general partner, provided that to the extent that any representation or warranty set forth herein covers a period of time prior to the date of this Agreement, the term "DFC Subsidiary" shall include any entity which was a DFC Subsidiary at any time during such period. The Dime is a Connecticut state-chartered savings bank duly organized and validly existing in stock form under the laws of the State of Connecticut. All eligible accounts of depositors issued by the Dime are insured by the Bank Insurance Fund of the FDIC (the "BIF") to the fullest extent permitted by law. Each DFC Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of DFC and the DFC Subsidiaries, taken as a whole.

                           (c) The DFC  Disclosure  Schedule sets forth true and
complete copies of the Certificate of Incorporation and By-Laws, as in effect on the date hereof, of DFC and each DFC Subsidiary. Except as set forth in Disclosure Schedule 3.1(b), the Dime and DFC do not own or control, directly or indirectly, any equity interest in any corporation, company, partnership, joint venture or other entity.

                  3.2. Capitalization. The authorized capital stock of DFC consists of 9,000,000 shares of DFC Common Stock and 1,000,000 shares of preferred stock. None of the preferred stock has been issued. As of March 27, 1998, there were 5,248,067 shares of DFC Common Stock issued and outstanding and 351,607 treasury shares. As of March 27, 1998, there were 496,160 shares of DFC Common Stock issuable upon exercise of outstanding stock options and stock appreciation rights. The DFC Disclosure Schedule sets forth (i) all options and stock appreciation rights which may be exercised for issuance of DFC Common Stock (collectively, the "Stock Options"), their strike prices and exercise dates, and (ii) true and complete copies of each plan and a specimen of each form of agreement pursuant to which any outstanding Stock Option was granted, including a list of each outstanding Stock Option issued pursuant thereto. All issued and outstanding shares of DFC Common Stock, and all issued and outstanding shares of capital stock of each DFC Subsidiary, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties imposed by DFC or any DFC Subsidiary. Except for the Stock Options and the HUBCO Stock Option, neither DFC nor the Dime has granted nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of DFC or the Dime or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  3.3.     Authority; No Violation.

                           (a) Subject to the approval of this Agreement and the
transactions contemplated hereby by all applicable regulatory authorities and by the shareholders of DFC, and the approval of the Bank Merger Agreement by DFC as sole shareholder of the Dime, DFC and the Dime have the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the directors of DFC and the Dime in accordance with their respective Certificate of Incorporation and By-Laws and applicable laws and regulations. Except for such approvals, no other corporate proceedings not otherwise contemplated hereby on the part of DFC or the Dime are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by DFC and the Dime, and constitutes the valid and binding obligation of each of DFC and the Dime, enforceable against DFC and the Dime in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of Connecticut state-chartered savings banks or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief.

                           (b)  Neither  the  execution  and  delivery  of  this
Agreement by DFC or the Dime, nor the consummation by DFC or the Dime of the transactions contemplated hereby in accordance with the terms hereof, or compliance by DFC or the Dime with any of the terms or provisions hereof, will
(i) violate any provision of DFC's or the Dime's Certificate of Incorporation or By-Laws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DFC, the Dime or any of their respective properties or assets, or (iii) except as set forth in the DFC Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of DFC or the Dime under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which DFC or the Dime is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of DFC and the DFC Subsidiaries, taken as a whole, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Board of Governors of the Federal Reserve System (the "FRB"), the FDIC, the Department, the Connecticut Department of Environmental Protection (the "DEP"), the Securities and Exchange Commission (the "SEC"), and the shareholders of DFC, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of DFC or the Dime in connection with (x) the execution and delivery by DFC of this Agreement and (y) the consummation by DFC of the Merger, and the consummation by DFC and the Dime of the other transactions contemplated hereby, except (i) such as are listed in the DFC Disclosure Schedule and (ii) such as individually or in the aggregate will not (if not obtained) have a material adverse effect on the business, operations, assets or financial condition of DFC and the DFC Subsidiaries taken as a whole or prevent or materially delay the consummation of the transactions contemplated hereby. To the best of DFC's knowledge, no fact or condition exists which DFC has reason to believe will prevent it and the Dime from obtaining the aforementioned consents and approvals.

                  3.4.     Financial Statements.

                           (a) The DFC Disclosure  Schedule sets forth copies of
the consolidated statements of financial condition of DFC as of December 31, 1996 and 1997, and the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31, in each of the three fiscal years 1995 through 1997, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to DFC ("Peat Marwick"), filed with the SEC under the Securities Exchange Act of 1934, as amended ("1934 Act") (collectively, the "DFC Financial Statements"). The DFC Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial condition of DFC as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows fairly present the results of the consolidated operations, changes in shareholders' equity and cash flows of DFC for the respective periods set forth therein.

                           (b) The  books  and  records  of DFC and  each of its
Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements.

                           (c) Except as and to the extent reflected,  disclosed
or reserved against in the DFC Financial Statements (including the notes thereto), as December 31, 1997, neither DFC nor any DFC Subsidiary had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of DFC and the DFC
Subsidiaries, taken as a whole which were required by GAAP (consistently applied) to be disclosed in DFC's consolidated statement of condition as of December 31, 1997 or the notes thereto. Since December 31, 1997, neither DFC nor any DFC Subsidiary has incurred any liabilities except in the ordinary course of business and consistent with prudent business practice, except as related to the transactions contemplated by this Agreement or except as set forth in the DFC Disclosure Schedule.

                  3.5. Broker's and Other Fees. Except for A.G. Edwards & Sons, Inc. ("A.G. Edwards") and First Albany Corporation ("First Albany"), neither Dime Financial Corporation nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. The agreement with A.G. Edwards and the agreement with First Albany are set forth in the DFC Disclosure Schedule. Other than pursuant to the agreement with A.G. Edwards and First Albany or as set forth in the DFC Disclosure Schedule, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by DFC or any its Subsidiaries.

                  3.6.     Absence of Certain Changes or Events.

                           (a)  Except  as  disclosed  in  the  DFC   Disclosure
Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of DFC and any DFC Subsidiary, taken as a whole, since December 31, 1997 and to the best of DFC's knowledge, no fact or condition exists which DFC believes will cause such a material adverse change in the future; provided, however, that a material adverse change shall not be deemed to include (i) any change in the value of the respective investment and loan portfolios of DFC and the DFC Subsidiaries as the result of a change in interest rates generally, (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, (iii) reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (iv) actions or omissions of DFC or any DFC Subsidiary taken with the prior written consent of HUBCO in contemplation of the transactions contemplated hereby (including without limitation any actions taken by DFC or the Dime pursuant to Section 5.15 of this Agreement).

                           (b)  Except  as  set  forth  in  the  DFC  Disclosure
Schedule, neither DFC nor any DFC Subsidiary has taken or permitted any of the actions set forth in Section 5.2 hereof between December 31, 1997 and the date hereof and, except for execution of this Agreement, and the other documents contemplated hereby, DFC and each DFC Subsidiary has conducted their respective businesses only in the ordinary course, consistent with past practice.

                  3.7. Legal Proceedings. Except as disclosed in the DFC Disclosure Schedule, and except for ordinary routine litigation incidental to the business of DFC and the DFC Subsidiaries, neither DFC nor any DFC Subsidiary is a party to any, and there are no pending or, to the best of DFC's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against DFC or any DFC Subsidiary which, if decided adversely to DFC or any DFC Subsidiary, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of DFC and the DFC Subsidiaries taken as a whole. Except as disclosed in the DFC Disclosure Schedule, neither DFC nor any DFC Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to DFC or such DFC Subsidiary.

                  3.8.     Taxes and Tax Returns.

                           (a) DFC and each DFC  Subsidiary  has duly filed (and
until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it on or before the Effective Time in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to HUBCO in writing) or against which reserves have been established. DFC and each DFC Subsidiary has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of DFC or such DFC Subsidiary through such date. None of the federal or state income tax returns of DFC or any DFC Subsidiary have been examined by the Internal Revenue Service (the "IRS") or the Connecticut Department of Revenue Services within the past six years. To the best knowledge of DFC, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon DFC or any DFC Subsidiary, nor has DFC or any DFC Subsidiary given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                           (b)  Except  as  set  forth  in  the  DFC  Disclosure
Schedule, neither DFC nor any DFC Subsidiary (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes,
(iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by DFC or such DFC Subsidiary (nor does DFC have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                           (c) The DFC  Disclosure  Schedule  lists all of DFC's
and any DFC Subsidiary's federal, state and local tax loss carry forwards including the year in which such tax loss carry forward was accumulated.

                  3.9.     Employee Benefit Plans.

                           (a)  Except  as  set  forth  on  the  DFC  Disclosure
Schedule, neither DFC nor any DFC Subsidiary maintains or contributes to any "employee pension benefit plan" (the "DFC Pension Plans") within the meaning of such term in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "DFC Welfare Plans") within the meaning of such term in Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement, director retirement program or other similar plan, program or arrangement. Neither DFC nor any DFC Subsidiary has, since September 2, 1974, contributed to any "Multiemployer Plan," within the meaning of Section 3(37) of ERISA.

                           (b)  DFC  has  previously  delivered  to  HUBCO,  and
included in the DFC Disclosure Schedules, a complete and accurate copy of each of the following with respect to each of the DFC Pension Plans and DFC Welfare Plans, if any: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                           (c) The present value of all accrued  benefits,  both
vested and non-vested, under each of the DFC Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial valuation prepared by such DFC Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of DFC 's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                           (d) During the last six years,  the  Pension  Benefit
Guaranty Corporation ("PBGC") has not asserted any claim for liability against DFC or any DFC Subsidiary which has not been paid in full.

                           (e) All premiums (and interest  charges and penalties
for late payment, if applicable) due to the PBGC with respect to each DFC Pension Plan have been paid. All contributions required to be made to each DFC Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of DFC which have not been paid have been properly recorded on the books of DFC .

                           (f)  Except  as  disclosed  in  the  DFC   Disclosure
Schedule, each of the DFC Pension Plans, DFC Welfare Plans and each other employee benefit plan and arrangement identified on the DFC Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, except as disclosed in the DFC Disclosure Schedule, if DFC maintains any DFC Pension Plan, DFC has received or applied for a favorable determination letter from the IRS which takes into account the Tax Reform Act of 1986 and (to the extent it mandates currently applicable requirements) subsequent legislation, and DFC is not aware of any fact or circumstance which would disqualify any plan, other than operational defects which could be retroactively corrected (in accordance with the procedures of the IRS) without a material adverse effect on DFC and the DFC Subsidiaries taken as a whole.

                           (g) To the  best  knowledge  of  DFC,  no  non-exempt
prohibited  transaction,  within  the  meaning  of  Section  4975 of the Code or
Section 406 of ERISA, has occurred with respect to any DFC Welfare Plan or DFC Pension Plan that would result in any material tax or penalty for DFC or any DFC Subsidiary.

                           (h)  No  DFC  Pension  Plan  or  any  trust   created
thereunder has been terminated, nor have there been any "reportable events" (notice of which has not been waived by the PBGC), within the meaning of Section 4034(b) of ERISA, with respect to any DFC Pension Plan.

                           (i) No "accumulated  funding  deficiency," within the
meaning of Section 412 of the Code, has been incurred with respect to any DFC Pension Plan.

                           (j) There are no  material  pending,  or, to the best
knowledge of DFC, material threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any of the DFC Pension Plans or the DFC Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the DFC Disclosure Schedule.

                           (k)  Except  as  disclosed  in  the  DFC   Disclosure
Schedule, no DFC Pension Plan or DFC Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law or pursuant to conversion or continuation rights set out in such Plan or an insurance policy providing benefits thereunder, or (ii) death benefits under any DFC Pension Plan.

                           (l) Except with respect to customary health, life and
disability benefits, there are no unfunded benefit obligations which are not accounted for by reserves shown on the DFC Financial Statements and established in accordance with GAAP.

                           (m) With  respect  to each DFC  Pension  Plan and DFC
Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of DFC or any DFC Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                           (n) Except (i) for  payments  and other  benefits due
pursuant to the employment agreements and the 1998 corporate bonus plan included within the DFC Disclosure Schedule, and (ii) as set forth in the DFC Disclosure Schedule, or as expressly agreed to by HUBCO in writing either pursuant to this Agreement or otherwise, the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee of DFC or any DFC Subsidiary to severance pay, unemployment compensation or any similar payment, or (y) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any current or former employee under any DFC Pension Plan or DFC Welfare Plan.

                           (o)  Except  for the DFC  Pension  Plans  and the DFC
Welfare Plans, and except as set forth on the DFC Disclosure Schedule, DFC has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of DFC or any DFC Subsidiary or any predecessor of any thereof. The DFC Disclosure Schedule sets forth: (i) true and complete copies of the agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

                           (p)  Except  as  set  forth  in  the  DFC  Disclosure
Schedule, DFC does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The DFC Disclosure Schedule lists each such insurance policy and includes a copy of each agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To the best of DFC 's knowledge, neither DFC nor any DFC Pension Plan or DFC Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

                           (q)  Except  as  set  forth  in  the  DFC  Disclosure
Schedule, DFC does not maintain any retirement plan or retiree medical plan or arrangement for directors. The DFC Disclosure Schedule sets forth the complete documentation and actuarial evaluation of any such plan.

                  3.10.    Reports.

                           (a) The DFC Disclosure Schedule lists, and as to item
(i) below DFC has previously delivered to HUBCO a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement filed by DFC since January 1, 1996 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the 1934 Act and (ii) communication (other than general advertising materials and press releases) mailed by DFC to its shareholders as a class since January 1, 1996, and each such communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

                           (b)  Since  January  1,  1996,  (i) DFC has filed all
reports that it was required to file with the SEC under the 1934 Act, and (ii) DFC and the Dime each has duly filed all material forms, reports and documents which it was required to file with each agency charged with regulating any aspect of its business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, DFC promptly will deliver or make available to HUBCO accurate and complete copies of such reports. As of their respective dates, each such form, report, or document, and each such final registration statement, prospectus, annual, quarterly or current report, definitive proxy statement or communication, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The DFC Disclosure Schedule lists the dates of all examinations of DFC or the Dime conducted by either the FRB, the FDIC or the Department since January 1, 1996 and the dates of any responses thereto submitted by DFC or the Dime.

                  3.11. DFC and Dime Information. The information relating to DFC and the Dime, this Agreement, and the transactions contemplated hereby (except for information relating solely to HUBCO) to be contained in the Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof) to be delivered to shareholders of DFC in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement-Prospectus is mailed to shareholders of DFC, and up to and including the date of the meeting of shareholders to which such Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12. Compliance with Applicable Law. Except as set forth in the DFC Disclosure Schedule, DFC and each DFC Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to DFC or such DFC Subsidiary (including, without limitation, consumer, community and fair lending laws) (other than where the failure to have a license, franchise, permit or authorization or where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of DFC and the DFC Subsidiaries taken as a whole) and DFC has not received notice of violation of, and does not know of any violations of, any of the above.

                  3.13.    Certain Contracts.

                           (a) Except for plans  referenced  in Section  3.9 and
except as disclosed in the DFC Disclosure Schedule, (i) neither DFC nor any DFC Subsidiary is a party to or bound by any written contract or any understanding with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from DFC or any DFC Subsidiary to any officer, employee, director or consultant thereof. The DFC Disclosure Schedule sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which DFC or any DFC Subsidiary is a party.

                           (b)  Except  as  disclosed  in  the  DFC   Disclosure
Schedule and except for loan commitments, loan agreements and loan instruments entered into or issued by the Dime in the ordinary course of business, (i) as of the date of this Agreement, neither DFC nor any DFC Subsidiary is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of DFC and the DFC Subsidiaries taken as a whole, (ii) no commitment, agreement or other instrument to which DFC or any DFC Subsidiary is a party or by which either of them is bound limits the freedom of DFC or any DFC Subsidiary to compete in any line of business or with any person, and (iii) neither DFC nor any DFC Subsidiary is a party to any collective bargaining agreement.

                           (c)  Except  as  disclosed  in  the  DFC   Disclosure
Schedule, neither DFC nor any DFC Subsidiary or, to the best knowledge of DFC, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Dime is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of DFC and the DFC Subsidiaries, taken as a whole.

                  3.14.    Properties and Insurance.

                           (a)  Except  as  set  forth  in  the  DFC  Disclosure
Schedule, DFC or a DFC Subsidiary has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in DFC's consolidated balance sheet as of December 31, 1997, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1997), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of DFC and the DFC Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to HUBCO prior to the date hereof. Except as affected by the transactions contemplated hereby, DFC or one or more of its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by DFC and such Subsidiaries in all material respects as presently occupied, used, possessed and controlled by DFC and its Subsidiaries.

                           (b)  The  business   operations   and  all  insurable
properties and assets of DFC and each DFC Subsidiary are insured for their benefit against all risks which, in the reasonable judgment of the management of DFC, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of DFC adequate for the business engaged in by DFC and the DFC Subsidiaries. As of the date hereof, neither DFC nor any DFC Subsidiary has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The DFC Disclosure Schedule sets forth in summary form a list of all insurance policies of DFC and the DFC Subsidiaries.

                  3.15. Minute Books. As of the date of this Agreement, the minute books of DFC and the DFC Subsidiaries contain accurate records of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) through a date not later than 30 days prior to the date of this Agreement, and except for the Merger, no material corporate actions were considered or approved by the shareholders or Boards of Directors (or committees thereof) between such date and the date of this Agreement which are not fully disclosed in the DFC Disclosure Schedule. On the Closing Date, the minute books of DFC and the DFC Subsidiaries shall contain accurate records of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) through the Closing Date.


                  3.16. Environmental Matters. Except as set forth in the DFC Disclosure Schedule:

                           (a) Neither DFC nor any DFC  Subsidiary  has received
any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that DFC or such DFC Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of DFC and the DFC Subsidiaries taken as a whole. DFC has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by DFC or any DFC Subsidiary, as OREO or otherwise, or owned or controlled by DFC or any DFC Subsidiary as a trustee or fiduciary (collectively, "Properties"), in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of DFC and the DFC Subsidiaries, taken as a whole.

                           (b) DFC has no knowledge  that any of the  Properties
has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of DFC and the DFC Subsidiaries taken as a whole.

                           (c) To the best of  DFC's  knowledge,  DFC,  each DFC
Subsidiary and any and all of their tenants or subtenants have all necessary permits and have filed all necessary registrations material to permit the operation of the Properties in the manner in which the operations are currently conducted under all applicable federal, state or local environmental laws, excepting only those permits and registrations the absence of which would not have a material adverse effect upon the operations of requiring the permit or registration.

                           (d) To the knowledge of DFC, there are no underground
storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by DFC or any DFC Subsidiary.

                  3.17. Reserves. As of December 31, 1997, each of the allowance for loan losses and the reserve for OREO properties in the DFC Financial
Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute each of the loan loss reserve and the reserve for OREO properties complies in all material respects with GAAP (consistently applied) and all applicable policies of the FDIC and the Department.

                  3.18. No Parachute Payments. Except as set forth in the DFC Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of DFC or any DFC Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from DFC, a DFC Subsidiary, HUBCO or any HUBCO Subsidiary which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

                  3.19. Agreements with Bank Regulators. Neither DFC nor any DFC Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to HUBCO by DFC prior to the date of this Agreement, nor has DFC been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to HUBCO by DFC prior to the date of this Agreement. Neither DFC nor any DFC Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to HUBCO by DFC prior to the date of this Agreement.

                  3.20. Year 2000 Compliance. DFC and the DFC Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order to be substantially Year 2000 compliant on or before the end of 1999 and DFC does not expect the future cost of addressing such issues to be material. Neither DFC nor Dime has received a rating from any bank regulatory agency in year 2000 compliance as of the date hereof.

                  3.21. Investments. Dime represents that it will communicate in good faith its business decisions regarding investments. Section 3.21 of the DFC Disclosure Schedule sets forth, as of the date hereof: (i) the Dime Funds and Investment Policy (the "Dime Investment Policy"), (ii) the projected Maturities and estimated Cash Flows, by month, which DFC and Dime management anticipates receiving and reinvesting, and (iii) all firm commitments (each, a "Commitment") by which either DFC or Dime is obligated to make an investment, whether of Cash Flow, Maturities or Sales Proceeds (each, an "Investment"). For purposes of this Agreement, "Cash Flow" means earnings on Investments and return of capital from Investments (including principal paydowns, prepayments and redemptions of Investments). "Maturities" means scheduled maturities of instruments. "Cash Flow" and "Maturities" specifically exclude proceeds ("Sales Proceeds") from the voluntary sale or other transfer of instruments by DFC or Dime.

                  3.22.  Disclosure.  No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HUBCO

                  References herein to the "HUBCO Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by HUBCO to DFC. HUBCO hereby represents and warrants to DFC as follows:

                  4.1.     Corporate Organization.

                           (a) HUBCO is a corporation duly organized and validly
existing and in good standing under the laws of the State of New Jersey. HUBCO has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries (defined below), taken as a whole. HUBCO is registered as a bank holding company under the BHCA.

                           (b) Each  HUBCO  Subsidiary  is  listed  in the HUBCO
Disclosure Schedule. For purposes of this Agreement, the term "HUBCO Subsidiary" means any corporation, partnership, joint venture or other legal entity in which HUBCO directly or indirectly, owns at least a 50% stock or other equity interest or for which HUBCO, directly or indirectly, acts as a general partner provided that to the extent that any representation or warranty set forth herein covers a period of time prior to the date of this Agreement, the term "HUBCO Subsidiary" shall include any entity which was an HUBCO Subsidiary at any time during such period. Each HUBCO Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its incorporation. The Bank is a state-chartered commercial banking corporation duly organized and validly existing under the laws of the State of Connecticut. Hudson United Bank ("HUB") is duly organized and validly existing under the laws of the State of New Jersey. All eligible accounts of depositors issued by the Bank and HUB are insured by the Bank Insurance Fund of the FDIC ("BIF") to the fullest extent permitted by law. Each HUBCO Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole. The HUBCO Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-Laws of HUBCO and the Bank as in effect on the date hereof.

                  4.2. Capitalization. The authorized capital stock of HUBCO consists of 53,045,000 common shares, no par value ("HUBCO Common Stock"), and 10,300,000 shares of preferred stock ("HUBCO Authorized Preferred Stock"). As of March 26, 1998, there were 22,648,970 shares of HUBCO Common Stock issued and outstanding, and no shares of treasury stock, and 1,000 shares of HUBCO Authorized Preferred Stock outstanding, all of which were designated Series B, no par value, Convertible Preferred Stock. Except as described in the HUBCO Disclosure Schedule, there are no shares of HUBCO Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of HUBCO Common Stock and HUBCO Authorized Preferred Stock, and all issued and outstanding shares of capital stock of HUBCO's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of the HUBCO Subsidiaries are owned by HUBCO free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except as described in the HUBCO Disclosure Schedule, neither HUBCO nor any HUBCO Subsidiary has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of HUBCO or any HUBCO Subsidiary or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  4.3.     Authority; No Violation.

                           (a)   Subject  to  the   receipt  of  all   necessary
governmental approvals and the possible need under NASDAQ rules (as hereinafter defined) to obtain HUBCO shareholder approval, HUBCO and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of HUBCO and the Bank in accordance with their respective Certificate of Incorporation and applicable laws and regulations. Except for such approvals, no other corporate proceedings on the part of HUBCO or the Bank are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by HUBCO and the Bank and constitutes a valid and binding obligation of HUBCO and the Bank, enforceable against HUBCO and the Bank in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of bank holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief.

                           (b)  Neither  the   execution  or  delivery  of  this
Agreement by HUBCO or the Bank, nor the consummation by HUBCO or the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by HUBCO or the Bank with any of the terms or provisions hereof will
(i) violate any provision of the Certificate of Incorporation or By-Laws of HUBCO or the Bank, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HUBCO, any HUBCO Subsidiary, or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of HUBCO or any HUBCO Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HUBCO or the Bank is a party, or by which it or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operation, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FDIC, the FRB, the Department, the
Secretary of State of New Jersey and the Secretary of State of Connecticut and the possible need under NASDAQ rules (as hereafter defined) to obtain shareholder approval, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of HUBCO or the Bank in connection with (x) the execution and delivery by HUBCO or the Bank of this Agreement, and (y) the consummation by HUBCO or the Bank of the Merger and the other transactions contemplated hereby, except such as are listed in the HUBCO Disclosure Schedule or in the aggregate will not (if not obtained) have a material adverse effect on the business, operation, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole. To the best of HUBCO's knowledge, no fact or condition exists which HUBCO has reason to believe will prevent it from obtaining the aforementioned consents and approvals.

                  4.4.     Financial Statements.

                           (a) The HUBCO  Disclosure  Schedule sets forth copies
of the consolidated statements of financial condition of HUBCO as of December 31, 1995, 1996 and 1997, and the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31, in each of the two fiscal years 1996 through 1997, in each case accompanied by the audit report of Arthur Andersen LLP ("Arthur Andersen"), independent public accountants with respect to HUBCO (collectively, the "HUBCO Financial Statements"). The HUBCO Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial position of HUBCO as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, changes in stockholders' equity and cash flows of HUBCO for the respective fiscal periods set forth therein.

                           (b) The  books  and  records  of HUBCO  and the HUBCO
Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                           (c) Except as and to the extent reflected,  disclosed
or reserved against in the HUBCO Financial Statements (including the notes thereto), as of December 31, 1997 neither HUBCO nor any of the HUBCO
Subsidiaries had any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of HUBCO or any of the HUBCO Subsidiaries which were required by GAAP (consistently applied) to be disclosed in HUBCO's consolidated statement of condition as of December 31, 1997 or the notes thereto. Except for the transactions contemplated by this Agreement, and the other proposed acquisitions by HUBCO reflected in any Form 8-K filed by HUBCO with the SEC since December 31, 1997, neither HUBCO nor any HUBCO Subsidiary has incurred any liabilities since December 31, 1997 except in the ordinary course of business and consistent with past practice (including for other pending or contemplated acquisitions).

                  4.5. Broker's and Other Fees. Neither HUBCO nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6. Absence of Certain Changes or Events. There has not been any HUBCO Material Adverse Change since December 31, 1997 and to the best of HUBCO's knowledge, no facts or condition exists which HUBCO believes will cause a HUBCO Material Adverse Change in the future. "HUBCO Material Adverse Change" means any change which is material and adverse to the consolidated financial condition, results, business or assets of HUBCO and the HUBCO Subsidiaries taken as a whole, other than (i) a change in the value of the respective investment and loan portfolios of HUBCO and the HUBCO Subsidiaries as the result of a change in interest rates generally, (ii) a change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, (iii) reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iv) changes resulting from acquisitions by HUBCO or any HUBCO Subsidiary pending on the date hereof as set forth in the HUBCO Disclosure Schedule (other than changes resulting from facts not disclosed to, or otherwise known by, DFC on or prior to the date hereof as to which HUBCO shall bear the burden of proof in any dispute pertaining thereto), (v) the entry, after the date hereof, by HUBCO or any HUBCO Subsidiary into an agreement to acquire another entity, or (vi) matters disclosed in the HUBCO Disclosure Schedule.

                  4.7  Legal  Proceedings.  Except  as  disclosed  in the  HUBCO
Disclosure Schedule, and except for ordinary routine litigation incidental to the business of HUBCO or its Subsidiaries, neither HUBCO nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of HUBCO's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against HUBCO or any of its Subsidiaries which, if decided adversely to HUBCO or its Subsidiaries, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of HUBCO or its Subsidiaries, taken as a whole. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any of its Subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to HUBCO or its Subsidiaries.

                  4.8 Reports. Since January 1, 1996, HUBCO has filed all reports that it was required to file with the SEC under the 1934 Act, all of which complied in all material respects with all applicable requirements of the 1934 Act and the rules and regulations adopted thereunder. As of their respective dates, each such report and each registration statement, proxy statement, form or other document filed by HUBCO with the SEC, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1996, HUBCO and each HUBCO Subsidiary has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business.

                  4.9 HUBCO Information. The information relating to HUBCO and its Subsidiaries (including, without limitation, information regarding other transactions which HUBCO is required to disclose), this Agreement and the transactions contemplated hereby in the Registration Statement and Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement-Prospectus, and up to and including the date of the meeting of stockholders of DFC to which such Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement shall comply as to form in all material respects with the provisions of the 1933 Act, the 1934 Act and the rules and regulations promulgated thereunder.

                  4.10 Compliance With Applicable Law. Except as set forth in the HUBCO Disclosure Schedule, each of HUBCO and HUBCO's Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to HUBCO or HUBCO's Subsidiaries (including without limitation consumer, community and fair lending laws) (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of HUBCO and HUBCO's Subsidiaries taken as a whole) and HUBCO has not received notice of violation of, and does not know of any violations of, any of the above.

                  4.11 Funding and Capital Adequacy. At the Effective Time, after giving pro forma effect to the Merger and any other acquisition which HUBCO or its Subsidiaries have agreed to consummate, HUBCO will be deemed "well capitalized" under prompt corrective action regulatory capital requirements.

                  4.12 HUBCO Common Stock. As of the date hereof, HUBCO has available and reserved shares of HUBCO Common Stock sufficient for issuance pursuant to the Merger and upon the exercise of Stock Options subsequent thereto. The HUBCO Common Stock to be issued hereunder pursuant to the Merger, and upon exercise of the Stock Options, when so issued, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through HUBCO, with no personal liability attaching to the ownership thereof. The HUBCO Common Stock to be issued hereunder pursuant to the Merger, and upon exercise of the Stock Options, when so issued, will be registered under the 1933 Act and issued in accordance with all applicable state and federal laws, rules and regulations.

                  4.13 Agreements with Bank Regulators. Neither HUBCO nor any HUBCO Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Government Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to DFC by HUBCO prior to the date of this Agreement, nor has HUBCO been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to DFC by HUBCO prior to the date of this Agreement. Neither HUBCO nor any HUBCO Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to DFC by HUBCO prior to the date of this Agreement.

                  4.14     Taxes and Tax Returns.

                           (a) HUBCO and  HUBCO's  Subsidiaries  have duly filed
(and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to DFC in writing). HUBCO and HUBCO's Subsidiaries have established on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of HUBCO through such date. The HUBCO Disclosure Schedule identifies the federal income tax returns of HUBCO and its Subsidiaries which have been examined by the IRS within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The HUBCO Disclosure
Schedule identifies the applicable state income tax returns of HUBCO and its Subsidiaries which have been examined by the applicable authorities. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of HUBCO, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon HUBCO or its Subsidiaries, nor has HUBCO or its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                           (b)  Except  as set  forth  in the  HUBCO  Disclosure
Schedule, neither HUBCO nor any Subsidiary of HUBCO (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by HUBCO or any of its Subsidiaries (nor does HUBCO have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  4.15     Employee Benefit Plans.

                           (a) HUBCO and its Subsidiaries maintain or contribute
to certain "employee pension benefit plans" (the "HUBCO Pension Plans"), as such term is defined in Section 3(2)(A) of ERISA, and "employee welfare benefit plans" (the "HUBCO Welfare Plans"), as such term is defined in Section 3(1) of ERISA. Since September 2, 1974, neither HUBCO nor its subsidiaries have contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

                           (b)  HUBCO is not  aware of any fact or  circumstance
which would disqualify any HUBCO Pension Plan or HUBCO Welfare Plan that could not be retroactively corrected (in accordance with the procedures of the IRS).

                           (c) The present value of all accrued  benefits  under
each of the HUBCO Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such HUBCO Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of HUBCO's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflected then current market conditions.

                           (d)  During  the  last  six  years,  the PBGC has not
asserted any claim for liability against HUBCO or any of its subsidiaries which has not been paid in full.

                           (e) All premiums (and interest  charges and penalties
for late payment, if applicable) due to the PBGC with respect to each HUBCO Pension Plan have been paid. All contributions required to be made to each HUBCO Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of HUBCO which have not been paid have been properly recorded on the books of HUBCO.

                           (f) No "accumulated funding  deficiency",  within the
meaning of Section 412 of the Code, has been incurred with respect to any of the HUBCO Pension Plans.

                           (g) There are no pending or, to the best knowledge of
HUBCO, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the HUBCO Pension Plans or the HUBCO Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the HUBCO Disclosure Schedule.

                           (h) Except with respect to customary health, life and
disability benefits or as disclosed in the HUBCO Disclosure Schedule, HUBCO has no unfunded benefit obligations which are not accounted for by reserves shown on the financial statements and established under GAAP or otherwise noted on such financial statements.

                           (i)  Except  as  disclosed  in the  HUBCO  Disclosure
Schedule, each of the HUBCO Pension Plans, HUBCO Welfare Plans and each other employee benefit plan and arrangement identified on the HUBCO Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, except as disclosed in the HUBCO Disclosure Schedule, if HUBCO maintains any HUBCO Pension Plan, HUBCO has received or applied for a favorable determination letter from the IRS which takes into account the Tax Reform Act of 1986 and (to the extent it mandates currently applicable requirements) subsequent legislation, and HUBCO is not aware of any fact or circumstance which would disqualify any plan, other than operational defects which could be retroactively corrected (in accordance with the procedures of the IRS) without a material adverse effect on HUBCO and the HUBCO Subsidiaries taken as a whole.

                           (j) To the best  knowledge  of HUBCO,  no  non-exempt
prohibited  transaction,  within  the  meaning  of  Section  4975 of the Code or
Section 406 of ERISA, has occurred with respect to any HUBCO Welfare Plan or HUBCO Pension Plan that would result in any material tax or penalty for HUBCO or any HUBCO Subsidiary.

                  4.16 Contracts. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any of its Subsidiaries, or to the best knowledge of HUBCO, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which a banking subsidiary of HUBCO is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and its subsidiaries, taken as a whole.

                  4.17     Properties and Insurance.

                           (a) HUBCO and its  Subsidiaries  have good and, as to
owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in HUBCO's consolidated balance sheet as of December 31, 1997, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1997), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of HUBCO and its subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports. Except as disclosed in the HUBCO Disclosure Schedule, HUBCO and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by HUBCO or its Subsidiaries in all material respects as presently occupied, used, possessed and controlled by HUBCO and its Subsidiaries.

                           (b)  The  business   operations   and  all  insurable
properties and assets of HUBCO and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of HUBCO, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of HUBCO adequate for the business engaged in by HUBCO and its Subsidiaries. As of the date hereof, neither HUBCO nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.18.    Environmental Matters.

                           (a)  Except  as  disclosed  in the  HUBCO  Disclosure
Schedule, neither HUBCO nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that HUBCO or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of HUBCO and its Subsidiaries taken as a whole. Except as disclosed in the HUBCO Disclosure Schedule, HUBCO has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property currently owned or leased by HUBCO or any of its subsidiaries in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of HUBCO and its Subsidiaries, taken as a whole.

                           (b) HUBCO has no knowledge that any of the Properties
has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries taken as a whole.

                  4.19. Reserves. As of December 31, 1997, the allowance for possible loan losses in the HUBCO Financial Statements was adequate based upon all factors required to be considered by HUBCO at that time in determining the amount of such allowance. The methodology used to compute the allowance for possible loan losses complies in all material respects with all applicable FDIC, Connecticut Department of Banking and New Jersey Department of Banking policies. As of December 31, 1997, the valuation allowance for OREO properties in the HUBCO Financial Statements was adequate based upon all factors required to be considered by HUBCO at that time in determining the amount of such allowance.

                  4.20. Year 2000 Compliance. HUBCO and the HUBCO Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order to be substantially Year 2000 compliant on or before the end of 1999 and HUBCO does not expect the future cost of addressing such issues to be material. Neither HUBCO nor any HUBCO Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  4.21.  Disclosure.  No representation or warranty contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.


                      ARTICLE V - COVENANTS OF THE PARTIES

                  5.1. Conduct of the Business of DFC. During the period from the date of this Agreement to the Effective Time, DFC and the Dime shall, and shall cause each DFC Subsidiary to, conduct their respective businesses only in the ordinary course and consistent with prudent business practice, except for transactions permitted hereunder or with the prior written consent of HUBCO, which consent will not be unreasonably withheld. Each of DFC and the Dime also shall use its reasonable best efforts to (i) preserve its business organization and that of the DFC Subsidiaries intact, (ii) keep available to itself and the DFC Subsidiaries the present services of their respective employees, and (iii) preserve for itself and HUBCO the goodwill of its customers and those of the DFC Subsidiaries and others with whom business relationships exist.

                  5.2. Negative Covenants. From the date hereof to the Effective Time, except as otherwise approved by HUBCO in writing, or as set forth in the DFC Disclosure Schedule, or as permitted or required by this Agreement, neither DFC nor the Dime will:

                           (a)  change  any  provision  of  its  Certificate  of
Incorporation or any similar governing documents;

                           (b) change any  provision of its By-Laws  without the
consent of HUBCO which consent shall not be unreasonably withheld;

                           (c) change the number of shares of its  authorized or
issued capital stock (other than upon exercise of stock options or warrants described on the DFC Disclosure Schedule in accordance with the terms thereof) or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; provided, however, that from the date hereof to the Effective Time, DFC may declare, set aside or pay dividends on the DFC Common Stock in a quarterly amount equal to $0.12 per share, with the dividend payment dates to be coordinated with HUBCO, it being the intention of the parties that the shareholders of DFC receive dividends for any particular calendar quarter on either the DFC Common Stock or the HUBCO Common Stock acquired in exchange therefor pursuant to the terms of this Agreement but not both; provided further, that nothing contained herein shall be deemed to affect the ability of Dime to pay dividends on its capital stock to DFC.

                           (d) grant any  severance  or  termination  pay (other
than pursuant to policies or contracts of DFC in effect on the date hereof and disclosed to HUBCO in the DFC Disclosure Schedule) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except in each case as specified in Section 5.2 of the DFC Disclosure Schedule.

                           (e) sell or  dispose  of any  substantial  amount  of
assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon the business of DFC or the Dime.

                           (f) make any capital expenditures other than pursuant
to binding commitments existing on the date hereof, expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to HUBCO.

                           (g) file any  applications  or make any contract with
respect to branching or site location or relocation.

                           (h) agree to acquire in any manner  whatsoever (other
than to realize upon collateral for a defaulted loan) any business or entity.

                           (i)  make  any  material  change  in  its  accounting
methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities.

                           (j) take any action  that would  result in any of its
representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied;

                           (k) without  first  conferring  with  HUBCO,  make or
commit to make any new loan or other extension of credit in an amount of $500,000 or more, renew for a period in excess of one year any existing loan or other extension of credit in an amount of $500,000 or more, or increase by $500,000 or more the aggregate credit outstanding to any borrower or group of affiliated borrowers except such loan initiations, renewals or increases that are committed as of the date of this Agreement and identified on the DFC Disclosure Schedule and residential mortgage loans made in the ordinary course of business in accordance with past practice; or

                           (l) agree to do any of the foregoing.

                  5.3. No Solicitation. So long as this Agreement remains in effect, DFC and the Dime shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving DFC or the Dime (an "Acquisition Transaction"). Notwithstanding the foregoing, DFC may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of DFC, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. DFC shall promptly communicate to HUBCO the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                  5.4. Current Information. During the period from the date of this Agreement to the Effective Time, each of DFC and HUBCO will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, DFC agrees to provide HUBCO, and HUBCO agrees to provide DFC, with internally prepared profit and loss statements no later than 15 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), DFC will deliver to HUBCO and HUBCO will deliver to DFC their respective quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, DFC will deliver to HUBCO and HUBCO will deliver to DFC their respective Annual Reports on Form 10-K as filed with the SEC under the 1934 Act.

                  5.5.     Access to Properties and Records; Confidentiality.

                           (a) DFC and  the  Dime  shall  permit  HUBCO  and its
representatives, and HUBCO shall permit, and cause each HUBCO Subsidiary to permit, DFC and its representatives, reasonable access to their respective properties, and shall disclose and make available to HUBCO and its representatives, or DFC and its representatives as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, By-Laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which HUBCO and its representatives or DFC and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their reasonable best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, DFC acknowledges that HUBCO may be involved in discussions concerning other potential acquisitions and HUBCO shall not be obligated to disclose such information to DFC except as such information is disclosed to HUBCO's shareholders generally.

                           (b) All  information  furnished by the parties hereto
previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its reasonable best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction. Notwithstanding the foregoing provision, counsel for each party hereto may retain one copy of all information in its files for archival purposes.

                  5.6.     Regulatory Matters.

                           (a) For the  purposes  of  holding  the  Shareholders
Meeting (as such term is defined in Section 5.7 hereof), and qualifying under applicable federal and state securities laws the HUBCO Common Stock to be issued to DFC shareholders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by HUBCO with the SEC of a Registration Statement including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by DFC and HUBCO to the DFC shareholders together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus" and the various documents to be filed by HUBCO under the 1933 Act with the SEC to register the HUBCO Common Stock for sale, including the Proxy Statement-Prospectus, are referred to herein as the "Registration Statement").

                           (b) HUBCO  shall  furnish  DFC with such  information
concerning HUBCO and its Subsidiaries (including, without limitation, information regarding other transactions which HUBCO is required to disclose) as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. HUBCO agrees promptly to advise DFC if at any time prior to the Shareholders' Meeting any information provided by HUBCO in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and to provide DFC with the information needed to correct such inaccuracy or omission. HUBCO shall furnish DFC with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to HUBCO and the HUBCO
Subsidiaries, to comply with Section 5.6(a) after the mailing thereof to DFC shareholders.

                           (c) DFC shall  furnish  HUBCO  with such  information
concerning DFC as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to DFC, to comply with Section 5.6(a) hereof. DFC agrees promptly to advise HUBCO if at any time prior to the Shareholders' Meeting, any information provided by DFC in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and to provide HUBCO with the information needed to correct such inaccuracy or omission. DFC shall furnish HUBCO with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to DFC and the Dime to comply with
Section 5.6(a) after the mailing thereof to DFC shareholders.

                           (d) HUBCO shall as promptly as practicable  make such
filings as are  necessary  in  connection  with the offering of the HUBCO Common
Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. DFC shall promptly furnish HUBCO with such information regarding the DFC shareholders as HUBCO requires to enable it to determine what filings are required hereunder. DFC authorizes HUBCO to utilize in such filings the information concerning DFC and the Dime provided to HUBCO in connection with, or contained in, the Proxy Statement-Prospectus. HUBCO shall furnish DFC's counsel with copies of all such filings and keep DFC advised of the status thereof. HUBCO and DFC shall as promptly as practicable file the Registration Statement containing the Proxy Statement-Prospectus with the SEC, and each of HUBCO and DFC shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement-Prospectus.

                           (e) HUBCO shall cause the HUBCO Common Stock issuable
pursuant to the Merger to be listed on the NASDAQ at the Effective Time. HUBCO shall cause the HUBCO Common Stock which shall be issuable pursuant to exercise of Stock Options to be accepted for listing on the NASDAQ when issued.

                           (f) The parties hereto will cooperate with each other
and use their reasonable best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the FDIC, the FRB, the Department and the DEP. Without limiting the foregoing, the parties shall use reasonable business efforts to file for approval or waiver by the appropriate bank regulatory agencies within 45 days after the date hereof. The parties shall each have the right to review in advance (and shall do so promptly) all filings with, including all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

                           (g) Each of the parties  will  promptly  furnish each
other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

                           (h) DFC  acknowledges  that  HUBCO is in or may be in
the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning DFC may be required to be included in the registration statements, if any, for the sale of securities of HUBCO or in SEC reports in connection with such acquisitions. DFC agrees to provide HUBCO with any information, certificates, documents or other materials about DFC as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by HUBCO prior to the Effective Time. DFC shall use its reasonable efforts to cause its attorneys and accountants to provide HUBCO and any underwriters for HUBCO with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. HUBCO shall reimburse DFC for reasonable expenses thus incurred by DFC should this transaction be terminated for any reason. HUBCO shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding DFC unless DFC shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

                           (i)  Between  the  date  of  this  Agreement  and the
Effective Time, DFC shall cooperate with HUBCO to reasonably conform DFC's policies and procedures regarding applicable regulatory matters, to those of HUBCO as HUBCO may reasonably identify to DFC from time to time.

                  5.7. Approval of Shareholders. DFC, as sole shareholder of Dime, will approve the Bank Merger Agreement. DFC will (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of DFC (the "Shareholders Meeting") for the purpose of securing the approval of shareholders of this Agreement, (ii) subject to the qualification set forth in Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if (x) its investment banker withdraws its fairness opinion prior to the Shareholders' Meeting or (y) DFC's Board of Directors, after consulting with counsel, determines in the exercise of its fiduciary duties that such recommendation should not be made or should be withdrawn, recommend to the shareholders of DFC the approval of this Agreement and the transactions contemplated hereby and use its reasonable best efforts to obtain, as promptly as practicable, such approval, and (iii) cooperate and consult with HUBCO with respect to each of the foregoing matters.

                  If it becomes necessary under NASDAQ rules or applicable laws to obtain HUBCO shareholder approval, HUBCO shall take all steps necessary to obtain the approval of its shareholders as promptly as possible. In connection therewith, HUBCO shall take all steps necessary to duly call, give notice and convene a meeting of its shareholders for such purpose.

                  5.8.     Further Assurances.

                           (a)  Subject  to  the  terms  and  conditions  herein
provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its reasonable best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto if the Merger is not consummated.

                           (b) HUBCO  agrees  that  from the date  hereof to the
Effective Time, except as otherwise approved by DFC in writing or as permitted or required by this Agreement, HUBCO will use reasonable business efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships, and HUBCO will not, nor will it permit any HUBCO Subsidiary to, take any action: (i) that would result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at, or prior to, the Effective Time, or (ii) that would cause any of its conditions to Closing not to be satisfied, or (iii) that would constitute a breach or default of its obligations under this Agreement.

                           (c) HUBCO, Bank, DFC and the Dime will use reasonable
efforts to cause the Merger to occur on or before August 31, 1998.

                  5.9. Public Announcements. HUBCO and DFC shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger transactions contemplated hereby, and HUBCO and DFC agree that unless approved mutually by them in advance, they will not issue any press release or written statement for general circulation relating primarily to the transactions contemplated hereby, except as may be otherwise required by law or regulation upon the advice of counsel.

                  5.10. Failure to Fulfill  Conditions.  In the event that HUBCO or DFC determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to December 31, 1998 (the "Cutoff Date") and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions HUBCO may enter into with other parties, DFC and HUBCO will promptly inform the other of any facts applicable to DFC or HUBCO, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of the Merger.

                  5.11.    Employee Matters.

                           (a)  Following  consummation  of  the  Merger,  HUBCO
agrees with DFC to honor the existing written employment and severance contracts with officers and employees of DFC and Dime that are included in the DFC Disclosure Schedule.

                           (b) Following  consummation  of the Merger,  the Bank
will decide whether to continue each of the Dime and/or DFC's pension and welfare plans for the benefit of employees of Dime and DFC, or to have such employees become covered under a HUBCO Pension and Welfare Plan. If HUBCO decides to cover Dime and DFC employees under a HUBCO Pension and Welfare Plan, such employees will receive credit for prior years of service with Dime and/or DFC for purposes of determining eligibility to participate, and vesting and eligibility for early retirement benefits, other than qualification for the "Rule of 85," if applicable. No prior existing condition limitation shall be imposed with respect to any medical coverage plan as a result of the Merger.

                           (c) Following  the  consummation  of the Merger,  the
Bank shall honor Dime's severance policy as specified in Section 5.2(d) of the Dime Disclosure Schedule for six months and to recognize years of service completed while employed by DFC and/or Dime for purposes of such policy. Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 5.11(c) will be taken into account under the terms of any applicable severance policy of HUBCO.

                           (d) HUBCO  intends  to  continue  to make  charitable
contributions consistent with past practices of Dime, as is consistent with prudent banking. HUBCO will offer comparable employment to all Dime branch employees in good standing. HUBCO will use its best efforts to offer comparable employment to all other Dime employees in good standing. Comparable employment shall mean similar employment at a location less than 35 miles from their current location and as specified in the DFC Disclosure Schedule.

                           (e)   Employees  of  DFC  or  Dime  who  continue  as
employees of HUBCO or Bank following the Closing shall be entitled initially to the amount of vacation time per year to which they were previously entitled under the applicable DFC or Dime vacation policy or, if greater, the amount of vacation time per year to which they would be entitled under the applicable HUBCO or Bank. Thereafter, increases in the amount of vacation time per year shall be based solely on the applicable HUBCO or Bank vacation policy.

                  5.12. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI and subject to Sections 6.2(a) and 6.3(a), no supplement or amendment to the parties' respective Disclosure Schedules which corrects any representation or warranty which was untrue when made shall eliminate the other party's right (if any) to terminate this Agreement based on the original untruth of the representation or warranty; provided, that the other party shall be deemed to have waived such right if it does not exercise such right within 15 days after receiving the correcting supplement or amendment.

                  5.13.    Transaction Expenses of DFC.

                           (a) For planning purposes,  DFC shall, within 15 days
from the date hereof, provide HUBCO with its estimated budget of transaction-related expenses reasonably anticipated to be payable by DFC in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. DFC shall promptly notify HUBCO if or when it determines that it will expect to exceed its budget.

                           (b) Promptly  after the execution of this  Agreement,
DFC shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. DFC shall accrue and/or pay all of such amounts as soon as possible.

                           (c) DFC  shall  cause  its  professionals  to  render
monthly invoices within 15 days after the end of each month. DFC shall advise HUBCO monthly of all out-of-pocket expenses which DFC has incurred in connection with this transaction.

                           (d) HUBCO, in reasonable consultation with DFC, shall
make all arrangements with respect to the printing and mailing of the Proxy Statement-Prospectus.

                  5.14       Indemnification.

                           (a) For a period  of six years  after  the  Effective
Time, HUBCO shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of DFC or the Dime or serves or has served at the request of DFC or the Dime in any capacity with any other person (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director, officer, employee or agent of DFC or the Dime or serves or has served at the request of DFC or the Dime in any capacity with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against DFC or the Dime or any of their respective affiliates, or by any former or present shareholder of DFC (each a "Claim" and collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Proxy Statement/Prospectus, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors of DFC or the Dime or of any committee of DFC's or the Dime's Board of Directors, the events leading up to the execution of this Agreement, any statement, announcement, recommendation or solicitation made in connection therewith or related thereto (or the absence of any of the foregoing) and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of HUBCO set forth in this Section 5.14, in each case to the fullest extent which DFC or the Dime would have been permitted under any applicable law and their respective Certificates of Incorporation By-Laws had the Merger not occurred (and HUBCO shall also advance expenses as incurred to the fullest extent so permitted). Notwithstanding the foregoing, but subject to subsection
(b) below, HUBCO shall not provide any indemnification or advance any expenses with respect to any Claim which relates to a personal benefit improperly paid or provided, or alleged to have been improperly paid or provided, to the Indemnitee, but HUBCO shall reimburse the Indemnitee for costs incurred by the Indemnitee with respect to such Claim when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the Indemnitee was not improperly paid or provided with the personal benefit alleged in the Claim.

                           (b) From and after the  Effective  Time,  HUBCO shall
assume and honor any obligation of DFC or the Dime immediately prior to the Effective Time with respect to the indemnification of the Indemnitees arising out of the Certificate of Incorporation or By-Laws of DFC or the Dime, or arising out of any written indemnification agreements between DFC and/or the Dime and such persons disclosed in the DFC Disclosure Schedule, as if such obligations were pursuant to a contract or arrangement between HUBCO and such Indemnitees.

                           (c) In the event  HUBCO or any of its  successors  or
assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of HUBCO assume the obligations set forth in this Section 5.14.

                           (d) HUBCO shall  cause DFC's and the Dime's  officers
and directors to be covered under HUBCO's then current officers' and directors' liability insurance policy for a period of six years after the Effective Time, or, in the alternative, to be covered under an extension of DFC's and the Dime's existing officers' and directors' liability insurance policy. However, HUBCO shall only be required to insure such persons upon terms and for coverages substantially similar to DFC's and the Dime's existing officers' and directors' liability insurance.

                           (e) Any Indemnitee  wishing to claim  indemnification
under this Section 5.14 shall promptly notify HUBCO upon learning of any Claim, but the failure to so notify shall not relieve HUBCO of any liability it may have to such Indemnitee if such failure does not materially prejudice HUBCO. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 5.14 is applicable, (x) HUBCO shall have the right to assume the defense thereof and HUBCO shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if HUBCO elects not to assume such defense, or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between HUBCO and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and HUBCO shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that HUBCO shall be obligated pursuant to this Section 5.14(e) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. HUBCO shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 5.14, HUBCO shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

                  5.15 Bank Policies and Bank Merger.  Notwithstanding  that DFC believes  that it has  established  all  reserves and taken all  provisions  for possible loan losses required by GAAP and applicable laws, rules and regulations, DFC recognizes that HUBCO may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan of integration for the Bank Merger, DFC and HUBCO shall consult and cooperate with each other with respect to (i) conforming to the extent appropriate, based upon such consultation, DFC's loan, accrual and reserve policies and DFC's other policies and procedures regarding applicable regulatory matters, including without limitation Federal Reserve, the Bank Secrecy Act and FDIC matters, to those policies of HUBCO as HUBCO may reasonably identify to DFC from time to time, (ii) new extensions of credit or material revisions to existing terms of credits by Bank, in each case where the aggregate exposure exceeds $500,000, and (iii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of DFC and the Dime to the extent appropriate; provided that any required change in DFC's practices in connection with the matters described in clause (i) or (iii) above need not be effected until the parties receive all necessary governmental approvals and consents to consummate the transactions contemplated hereby,

                  5.16 Compliance with Antitrust Laws. Each of HUBCO and DFC shall use its reasonable best efforts to resolve such objections, if any, which may be asserted with respect to the Merger under antitrust laws, including, without limitation, the Hart-Scott-Rodino Act. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of HUBCO and DFC shall use its reasonable best efforts to avoid the filing of, resist or resolve such suit. HUBCO and DFC shall use their reasonable best efforts to take such action as may be required: (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts shall include, but not be limited to, the proffer by HUBCO of its willingness to accept an order agreeing to the divestiture, or the holding separate, of any assets of HUBCO or DFC, except to the extent that any such divestitures or holding separate arrangement would have a material adverse effect on HUBCO. The entry by a court, in any suit brought by a private party or governmental entity challenging the Merger as violative of antitrust laws, of an order or decree permitting the Merger, but requiring that any of the businesses, product lines or assets of HUBCO or DFC be divested or held separate thereafter shall not be deemed a failure to satisfy the conditions specified in Section 6.1 hereof except to the extent that any divestitures or holding separate arrangement would have a material adverse effect on HUBCO and HUBCO shall not have voluntarily consented to such divestitures or holding separate arrangements. For the purposes of this Section 5.16, the divestiture or the holding separate of a branch or branches of the Bank with, in the aggregate, less than $50,000,000 in assets shall not be considered to have a material adverse effect on HUBCO.

                  5.17 Pooling and Tax-Free Reorganization Treatment. Prior to the date hereof, neither HUBCO or DFC has taken any action or failed to take any action which would disqualify the Merger for pooling of interests accounting treatment. Before the Effective Time, neither HUBCO nor DFC shall intentionally take, fail to take, or cause to be taken or not taken any action within its control, which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, HUBCO shall not take and shall cause the Surviving Corporation not to take any action within their control that would disqualify the Merger as such a "reorganization" under the Code.

                  5.18 Comfort Letters. HUBCO shall cause Arthur Andersen, its independent public accountants, to deliver to DFC, and DFC shall cause Peat Marwick, its independent public accountants, to deliver to HUBCO and to its officers and directors who sign the Registration Statement for this transaction, a short-form "comfort letter" or "agreed upon procedures" letter, dated the date of the mailing of the Proxy Statement-Prospectus for the Shareholders Meeting of DFC, in the form customarily issued by such accountants at such time in transactions of this type.

                  5.19 Affiliates. Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, DFC shall deliver to HUBCO
(a) a letter identifying all persons who, to the knowledge of DFC, may be deemed to be affiliates of DFC under Rule 145 of the 1933 Act and the pooling-of-interests accounting rules, including, without limitation, all directors and executive officers of DFC and (b) use its reasonable best efforts to cause each person who may be deemed to be an affiliate of DFC to execute and deliver to HUBCO a letter agreement, substantially in the form of Exhibit 5.19-1, agreeing to comply with Rule 145 and to refrain from transferring shares as required by the pooling-of-interests accounting rules. Within two weeks after the date hereof, HUBCO shall use its reasonable best efforts to cause its directors and executive officers to enter into letter agreements in the form of
Exhibit 5.19-2 with HUBCO concerning the pooling-of-interests accounting rules. HUBCO hereby agrees to publish, or file a Form 8-K, Form 10-K or Form 10-Q containing financial results covering at least 30 days of post-Merger combined operations of HUBCO and DFC as soon as practicable (but in no event later than 30 days) following the close of the first calendar month ending 30 days after the Effective Time, in form and substance sufficient to remove the restrictions set forth in paragraph "B" of Exhibit 5.19-1.

                  5.20 Appointments. HUBCO agrees to cause five current directors of Dime to be appointed to the Board of Directors of the Surviving Bank and to invite each other director of Dime to serve on a regional advisory board of the Surviving Bank.

                  5.21 Investment Policy. From the date hereof through and including June 15, 1998, DFC and Dime shall limit their Investment of Cash Flow and Maturities to instruments which are permissible under the Dime Investment Policy. From and including June 16, 1998 through the Effective Time, DFC and Dime shall limit their Investment of Cash Flow and Maturities to instruments which are permissible under the HUBCO Investment Policy. From the date hereof through the Effective Time, DFC and Dime shall limit their Investment of Sales Proceeds to instruments which are permissible under the HUBCO Investment Policy. From the date hereof through the Effective Time, DFC and Dime shall: (i) provide notice to HUBCO, prior to or contemporaneous with each Investment, of the intended nature and amount of such Investment, (ii) provide HUBCO written reports of each week's Investments promptly following such week, and (iii) not make any Commitments which would obligate either of them to make an Investment at any time after June 15, 1998 which would not be permissible under the HUBCO Investment Policy.


                         ARTICLE VI - CLOSING CONDITIONS

                  6.1. Conditions to Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                           (a) Approval of DFC  Shareholders;  SEC Registration.
This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of DFC, and if required, by the requisite vote of the shareholders of HUBCO. The HUBCO Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the HUBCO Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws.

                           (b) Regulatory Filings.  All necessary  regulatory or
governmental approvals and consents (including without limitation any required approval of the FDIC, the Department, the FRB, the SEC and the DEP) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of DFC and the Dime, taken as a whole, to HUBCO. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the Hart-Scott-Rodino waiting period if applicable) shall have expired.

                           (c) Suits and  Proceedings.  No  order,  judgment  or
decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which HUBCO or DFC determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

                           (d) Tax  Opinion.  HUBCO  and  DFC  shall  each  have
received an opinion, dated as of the Effective Time, of Pitney, Hardin, Kipp & Szuch, reasonably satisfactory in form and substance to DFC and its counsel and to HUBCO, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts and representations as such counsel may reasonably deem relevant, to the effect that: (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code; (ii) no gain or loss will be recognized by DFC; (iii) no gain or loss will be recognized by the DFC shareholders upon the exchange in the Merger of DFC Common Stock into HUBCO Common Stock (except with respect to cash received in lieu of a fractional share interest in DFC Common Stock; (iv) the tax basis of any HUBCO Common Stock received in exchange for DFC Common Stock shall equal the basis of the recipient's DFC Common Stock surrendered on the exchange, reduced by the amount of cash received, if any, on the exchange, and increased by the amount of the gain recognized, if any, on the exchange (whether characterized as dividend or capital gain income); and (v) the holding period for any HUBCO Common Stock received in exchange for DFC Common Stock will include the period during which DFC Common Stock surrendered on the exchange was held, provided such stock was held as a capital asset on the date of the exchange.

                           (e) Pooling of Interests. HUBCO shall have received a
letter, dated the Closing Date, from its accountants, Arthur Andersen, reasonably satisfactory to HUBCO and DFC, to the effect that the Merger shall be qualified to be treated by HUBCO as a pooling-of-interests for accounting purposes.

                  6.2. Conditions to the Obligations of HUBCO Under this Agreement. The obligations of HUBCO under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                           (a)  Representations  and Warranties;  Performance of
Obligations of DFC and the Dime. Except for those representations which are made as of a particular date, the representations and warranties of DFC contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. DFC shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the DFC Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the DFC Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                           (b) Opinion of Counsel.  HUBCO shall have received an
opinion of counsel to DFC, dated the Closing Date, in form and substance reasonably satisfactory to HUBCO, substantially in accordance with Exhibit 6.2(b) hereto.

                           (c) Certificates. DFC shall have furnished HUBCO with
such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as HUBCO may reasonably request.

                           (d) Legal Fees. DFC shall have  furnished  HUBCO with
letters from all attorneys representing DFC and the Dime in any matters confirming that all material legal fees have been paid in full for services rendered as of the Effective Time.

                           (e) Merger Related  Expense.  DFC shall have provided
HUBCO with an accounting of all merger related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date. The merger related expenses of DFC shall be reasonable.

                           (f) Year 2000 Compliance.  Neither DFC nor Dime shall
have received a rating of less than satisfactory from any bank regulatory agency in year 2000 compliance.

                  6.3. Conditions to the Obligations of DFC Under this Agreement. The obligations of DFC under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                           (a)  Representations  and Warranties;  Performance of
Obligations of HUBCO. Except for those representations which are made as of a particular date, the representations and warranties of HUBCO contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. HUBCO shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the HUBCO Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the HUBCO Disclosure
Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

                           (b)  Opinion  of  Counsel  to HUBCO.  DFC shall  have
received an opinion of counsel to HUBCO, dated the Closing Date, in form and substance reasonably satisfactory to DFC, substantially in accordance with
Exhibit 6.3(b) hereto.

                           (c)  Fairness  Opinion.  DFC shall have  received  an
opinion from A.G. Edwards, dated no more than three days prior to the date the Proxy Statement-Prospectus is mailed to DFC's shareholders (and if it shall become necessary to resolicit proxies thereafter, dated no more than three days prior to the date of any substantive amendment to the Proxy Statement-Prospectus), to the effect that, in its opinion, the consideration to be paid to shareholders of DFC hereunder is fair to such shareholders from a financial point of view ("Fairness Opinion").

                           (d) Certificates. HUBCO shall have furnished DFC with
such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as DFC may reasonably request.

                           (e)  Bank  Director   Appointment.   Five  directors,
nominated by DFC and acceptable to HUBCO, shall have been added to the Board of Directors of the Bank.

                 ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

                  7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of DFC:

                           (a) by mutual written consent of the parties hereto;

                           (b) by HUBCO or DFC (i) if the  Effective  Time shall
not have occurred on or prior to the Cutoff Date unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time, or (ii) if a vote of the shareholders of DFC is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment or postponement thereof) held for such purpose, or (iii) if a vote of the shareholders of HUBCO is required by applicable NASDAQ rules, such vote is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment or postponement thereof) held for such purpose;

                           (c) by HUBCO or DFC upon written  notice to the other
if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or Governmental Entity or by HUBCO upon written notice to DFC if any such application is approved with conditions (other than conditions which are customary in such regulatory approvals) which would materially impair the value of DFC and the Dime, taken as a whole, to HUBCO;

                           (d) by HUBCO  if (i)  there  shall  have  occurred  a
material adverse change in the business, operations, assets, or financial condition of DFC and the Dime, taken as a whole, from that disclosed by DFC in DFC's Annual Report on Form 10-K for the year ended December 31, 1997 (it being understood that those matters disclosed in the DFC Disclosure Schedule shall not be deemed to constitute such a material adverse change) or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of DFC hereunder and such breach shall not have been remedied within 30 days after receipt by DFC of notice in writing from HUBCO to DFC specifying the nature of such breach and requesting that it be remedied;

                           (e) by DFC, if (i) there shall have  occurred a HUBCO
Material Adverse Change from that disclosed by HUBCO in HUBCO's Annual Report on Form 10-K for the year ended December 31, 1997; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of HUBCO hereunder and such breach shall not have been remedied within 30 days after receipt by HUBCO of notice in writing from DFC specifying the nature of such breach and requesting that it be remedied;

                           (f) by DFC,  if DFC's Board of  Directors  shall have
approved an Acquisition Transaction after determining, upon advice of counsel, that such approval was necessary in the exercise of its fiduciary obligations under applicable laws;

                           (g) by HUBCO if the  conditions set forth in Sections
6.1 and 6.2 are not satisfied and are not capable of being satisfied by the Cutoff Date;

                           (h) by DFC if the  conditions  set forth in  Sections
6.1 and 6.3 are not satisfied and are not capable of being satisfied by the Cutoff Date; or

                           (i) by DFC, if (either  before or after its  approval
by the shareholders of DFC) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three (3) business day period commencing with the Determination Date, if the Median Pre-Closing Price of HUBCO Common Stock Average Price on the Determination Date is less than $31.43. Notwithstanding the foregoing, if DFC elects to exercise its termination right pursuant to this subsection (i), it shall give prompt written notice to HUBCO (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three (3) business day period)). During the three (3) business day period commencing with its receipt of such notice, HUBCO shall have the option of increasing the consideration to be received by the holders of DFC Common Stock hereunder by increasing the Exchange Ratio to equal a number (rounded to four decimals) equal to a quotient, the numerator of which is $33.00 and the denominator of which is the Median Pre-Closing Price of HUBCO Common Stock. If HUBCO makes an election contemplated by the preceding sentence, within such three (3) business day period, it shall give prompt written notice to DFC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection
(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection.

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either HUBCO or DFC pursuant to Section 7.1, this Agreement (other than Section 5.5(b), the penultimate sentence of Section 5.6(h), this Section 7.2 and Section 8.1) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or shareholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                  7.3. Amendment. This Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the shareholders of DFC but, after any such adoption, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the shareholders of DFC without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

                  7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.


                          ARTICLE VIII - MISCELLANEOUS

                  8.1.     Expenses.

                           (a) Except as otherwise  expressly stated herein, all
costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing, DFC may bear the expenses of the Dime.

                           (b)  Notwithstanding  any provision in this Agreement
to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

                  8.2. Survival. The respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time, except for Article II, this Section 8.2 and Sections 5.5(b), 5.8(a) and 5.14.

                  8.3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight courier or sent by registered or certified mail, postage prepaid, as follows:

                  (a)      If to HUBCO, to:

                           HUBCO, Inc.
                           1000 MacArthur Boulevard
                           Mahwah, NJ 07430
                           Attn.: Kenneth T. Neilson, Chairman,
                                  President and Chief Executive Officer

                           Copy to:

                           HUBCO, Inc.
                           1000 MacArthur Boulevard
                           Mahwah, NJ 07430
                           Attn.: D. Lynn Van Borkulo-Nuzzo, Esq.

                           And copy to:

                           Pitney, Hardin, Kipp & Szuch
                           (mail to) P.O. Box 1945
                           Morristown, NJ 07962
                           (deliver to) 200 Campus Drive
                           Florham Park, NJ 07932
                           Attn.: Ronald H. Janis, Esq.

                  (b)      If to DFC, to:

                           Dime Financial Corp.
                           95 Barnes Road
                           Wallingford, CT 0642
                           Attention: Richard H. Dionne, President and
                                      Chief Executive Officer

                           Copy to:

                           Day. Berry & Howard
                           CityPlace I
                           Hartford, CT 06103
                           Attention Paul F. McAlenney, Esq.

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date actually received.

                  8.4. Parties in Interest; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement except the Indemnitees described in Section 5.14. This Agreement and the rights and obligations of the parties hereunder may not be assigned.

                  8.5. Entire Agreement. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto, other than any confidentiality agreements entered into by the parties hereto.

                  8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.7. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.8. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  IN WITNESS WHEREOF, HUBCO, the Bank, DFC and the Dime have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                          HUBCO, INC.


By: D. LYNN VAN BORKULO-NUZZO                   KENNETH T. NEILSON
    ________________________           By: ___________________________
    D. Lynn Van Borkulo-Nuzzo,             Kenneth T. Neilson, Chairman,
    Secretary                              President and Chief Executive Officer

                                             DIME FINANCIAL CORPORATION

                                                RICHARD H. DIONNE
                                       By: ____________________________
                                           Richard H. Dionne, President and
                                            Chief Executive Officer


ATTEST:                                      LAFAYETTE AMERICAN BANK

    D. LYNN VAN BORKULO-NUZZO                  KENNETH T. NEILSON
By: ______________________             By: _____________________________
    D. Lynn Van Borkulo-Nuzzo,              Kenneth T. Neilson
    Secretary

                                               THE DIME SAVINGS BANK
                                                  OF WALLINGFORD

                                                RICHARD H. DIONNE
                                       By: ______________________________
                                           Richard H. Dionne, President and
                                            Chief Executive Officer

                       AGREEMENT OF DFC AND DIME DIRECTORS

                  Reference is made to the Agreement and Plan of Merger, dated March 31, 1998 (the "Merger Agreement"), among HUBCO, Inc. ("HUBCO"), a New Jersey corporation and registered bank holding company, Lafayette American Bank (the "Bank"), a New Jersey state-chartered commercial banking corporation and wholly-owned subsidiary of HUBCO, Dime Financial Corporation, a Connecticut corporation and registered bank holding company ("DFC"), and The Dime Savings Bank of Wallingford, a Connecticut state-chartered savings bank and wholly-owned subsidiary of DFC (the "Dime"). Capitalized terms used herein and not otherwise defined have the meanings given to them in the Merger Agreement.

                  Each of the following persons, being all of the directors of DFC and the Dime, solely in such person's capacity as a holder of DFC Common Stock, agrees to vote or cause to be voted all shares of DFC Common Stock which are held by such person, or over which such person exercises full voting control (except as trustee or in a fiduciary capacity, or as nominee), in favor of the Merger.

                  It is understood and agreed that this Agreement of DFC and Dime Directors (this "Agreement") relates solely to the capacity of the undersigned as shareholders or other beneficial owners of shares of DFC Common Stock and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as directors of DFC or the Dime. It is further understood and agreed that this Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of DFC Common Stock held by the undersigned as of the date hereof.


JUDGE RALPH D. LUKENS                       RICHARD H. DIONNE
-----------------------------------         ------------------------------------
Judge Ralph D. Lukens                       Richard H. Dionne

FRED A. VALENTI                             ROSALIND F. GALLAGHER
-----------------------------------         ------------------------------------
Fred A. Valenti                             Rosalind F. Gallagher

ROBERT NICOLETTI                            M. JOSEPH CANAVAN
-----------------------------------         ------------------------------------
Robert Nicoletti, Ph.D.                     M. Joseph Canavan

WILLIAM J. FARRELL                          RICHARD D. STAPLETON
-----------------------------------         ------------------------------------
William J. Farrell                          Richard D. Stapleton

GARY O. OLSON                               THEODORE H. HORWITZ
-----------------------------------         ------------------------------------
Gary O. Olson                               Theodore H. Horwitz

                                 EXHIBIT 5.19-1

                   FORM OF AFFILIATE LETTER FOR DFC AFFILIATES


                                                                  March __, 1998


HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, NJ 07430

Gentlemen:

                  I am delivering this letter to you in connection with the proposed acquisition (the "Merger") of Dime Financial Corp. (the "DFC"), by HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), pursuant to the Agreement and Plan of Merger dated March __, 1998
(the "Agreement") between DFC, its bank subsidiary, HUBCO and its bank subsidiary. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Agreement. I currently own shares of DFC Common Stock. As a result of the Merger, I will receive shares of HUBCO Common Stock in exchange for my DFC Common Stock.

                  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of DFC, as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "1933 Act") by the Securities and Exchange Commission ("SEC") and as the term "affiliate" is used for purposes of the SEC's rules and regulations applicable to the determination of whether a merger can be accounted for as a "pooling of interests" as specified in the SEC's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76 ("ASR 135").

                  I represent to and agree with HUBCO that:

                  A. Transfer Review Restrictions. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer, reduce my risk with respect to or otherwise dispose of ("transfer") any DFC Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any DFC Common Stock owned by such person or entity, without notifying HUBCO in advance of the proposed transfer and giving HUBCO a reasonable opportunity to review the transfer before it is consummated. HUBCO, if advised to do so by its independent public accountants in writing a copy of which is provided to me, may instruct me not to make or permit the transfer because it may interfere with the "pooling of interests" treatment of the Merger. I shall abide by any such instructions.

                  B. Transfer Restrictions During Merger Consummation Period. I shall not transfer any DFC Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any DFC Common Stock owned by such person or entity during the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by HUBCO by means of the filing of a Form 10-Q or Form 8-K under the Securities Exchange Act of 1934, as amended, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135. For purposes of this paragraph only, "DFC Common Stock" includes HUBCO Common Stock as converted.

                  C. Compliance with Rule 145. I have been advised that the issuance of HUBCO Common Stock to me pursuant to the Merger will be registered with the SEC under the 1933 Act on a Registration Statement on Form S-4. However, I have also been advised that, since I may be deemed to be an affiliate of DFC at the time the Merger is submitted for a vote of DFC's shareholders, any transfer by me of HUBCO Common Stock is restricted under Rule 145 promulgated by the SEC under the 1933 Act. I agree not to transfer any HUBCO Common Stock received by me or any of my affiliates unless (i) such transfer is made in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the 1933 Act, (ii) in the opinion of HUBCO's counsel or counsel reasonably acceptable to HUBCO, such transfer is otherwise exempt from registration under the 1933 Act or (iii) such transfer is registered under the 1933 Act.

                  D. Stop Transfer Instructions; Legend on Certificates. I also understand and agree that stop transfer instructions will be given to HUBCO's transfer agents with respect to the HUBCO Common Stock received by me and any of my affiliates and that there will be placed on the certificates of the HUBCO Common Stock issued to me and any of my affiliates, or any substitutions therefor, a legend stating in substance:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED MARCH __, 1998 BETWEEN THE REGISTERED HOLDER HEREOF AND HUBCO, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF HUBCO, INC."

                  E. Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer HUBCO Common Stock to the extent I felt necessary with my counsel or counsel for DFC.

                  Execution of this letter is not an admission on my part that I am an "affiliate" of DFC as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                          Very truly yours,



                                          -----------------------------
                                          Name:

Accepted this _____
day of _______, 199__ by

HUBCO, INC.


By: ______________________________
    Name:
    Title:

                                 EXHIBIT 5.19-2

                  FORM OF AFFILIATE LETTER FOR HUBCO AFFILIATES

                                                                  March __, 1998


HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, NJ 07430

Gentlemen:

                  I am delivering this letter to you in connection with the proposed merger (the "Merger") of Dime Financial Corp. ("DFC") with and into HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), pursuant to the Agreement and Plan of Merger dated March __, 1998
(the "Agreement") between DFC, its bank subsidiary, HUBCO and its bank subsidiary. I currently own shares of HUBCO's common stock, no par value ("HUBCO Common Stock").

                  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of HUBCO, as the term "affiliate" is used for purposes of the rules and regulations of the Securities and Exchange Commission (the "SEC") applicable to the determination of whether a merger can be accounted for as a "pooling of interests" as specified in the SEC's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos.
65 and 76 ("ASR 135").

                  I represent and covenant with HUBCO and DFC that:

                  A. Transfer Restrictions Prior to Merger Consummation. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer, reduce my risk with respect to or otherwise dispose of ("transfer") any HUBCO Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, from transferring any HUBCO Common Stock owned by such person or entity, without notifying HUBCO in advance of the proposed transfer and giving HUBCO a reasonable opportunity to object to the transfer before it is consummated. HUBCO, upon advice of its independent public accountants, may instruct me not to make or permit the transfer because it may interfere with the "pooling of interests" treatment of the Merger. I shall abide by any such instructions.

                  B. Post-Consummation Transfer Restrictions. During the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by HUBCO by means of filing of a Form 10-Q or Form 8-K under the Securities Exchange Act of 1934, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135, I shall not transfer any HUBCO Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any HUBCO Common Stock owned by such person or entity.

                  C. Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer HUBCO Common Stock to the extent I felt necessary with my counsel or counsel for HUBCO.

                  Execution of this letter is not an admission on my part that I am an "affiliate" of HUBCO as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                       Very truly yours,


                                      -------------------------------------
                                      Name:
                                      Title:

Accepted this ____ day of
________________, 199_ by

HUBCO, INC.


By: ________________________________
    Name:
    Title:

                                 EXHIBIT 6.2(b)


                        FORM OF OPINION OF COUNSEL TO DFC
                 TO BE DELIVERED TO HUBCO ON THE EFFECTIVE TIME


                  (a) DFC and Dime have full corporate power to carry out the transactions contemplated in the Agreement. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of DFC and Dime, and the Agreement constitutes the valid and legally binding obligations of DFC and Dime enforceable in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of Connecticut state-chartered capital stock savings banks or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no opinion need be rendered as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement, nor compliance by DFC and Dime with any of the provisions thereof, will (i) conflict with or result in a breach or default under the certificate of incorporation or bylaws of DFC or the charter or bylaws of Dime, or (ii) based exclusively on certificates of officers and without independent verification, to the knowledge of such counsel, (A) conflict with or result in a breach or default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which DFC or Dime is a party; or (B) result in the creation or imposition of any material lien, instrument or encumbrance upon the property of DFC or Dime, except such material lien, instrument or obligation that has been disclosed to HUBCO pursuant to the Agreement, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to DFC or Dime.

                  (b) DFC is a corporation validly existing and in good standing under the laws of the State of Connecticut, Dime is a validly existing capital stock savings bank under the laws of the State of Connecticut and each of DFC and Dime has the corporate power and authority to own or lease all of its properties and assets and to conduct the business in which it is currently engaged as described on pages __ and __ under the caption "_____________________" in the Proxy Statement-Prospectus.

                  (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which DFC or Dime is a party which would, if determined adversely to DFC or Dime, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of DFC or Dime taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement.

                  (d) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or to such counsel's knowledge of any third party, is required for the consummation by DFC or Dime of the transactions contemplated by the Agreement, except for such consents, approvals, authorizations or orders as have been obtained or which would not have a material adverse effect upon HUBCO upon consummation of the Merger.

         In addition to the foregoing opinions, counsel shall state that on the sole basis of such counsel's participation in conferences with officers and employees of DFC in connection with the preparation of the Prospectus-Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that the Prospectus-Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, notes to financial statements, financial schedules and other financial or statistical data and stock valuation information contained or incorporated by reference therein and except for any information supplied by HUBCO for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of DFC to approve the Merger, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in connection with the foregoing that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus-Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to DFC or Dime or to their participation in the transactions contemplated in the Agreement and that it is relying as to
materiality   as  to  factual   matters  on   certificates   of   officers   and
representatives of the parties to the Agreement and other factual representations by DFC and Dime.

                  Such counsel's opinion shall be limited to matters governed by the laws of the State of Connecticut and federal laws and regulations of the United States of America.

                                 EXHIBIT 6.3(b)


                       FORM OF OPINION OF COUNSEL TO HUBCO
                  TO BE DELIVERED TO DFC ON THE EFFECTIVE TIME


                  (a) HUBCO is a corporation validly existing and in good standing under the laws of the State of New Jersey, the Lafayette is a validly existing Connecticut state-chartered commercial banking corporation under the laws of the State of Connecticut and each of HUBCO and Lafayette has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in the Proxy Statement-Prospectus on pages __ and __ under the caption "_____________________________." HUBCO is registered as a bank holding company under the BHCA.

                  (b) Each HUBCO Subsidiary listed as such in the HUBCO Disclosure Schedule is validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (c) The authorized capital stock of HUBCO consists of ____________ shares of common stock, no par value per share ("HUBCO Common Stock") and _____________ shares of Series B, no par value, Convertible Preferred Stock (the "Authorized Preferred Stock). Except for
 to our knowledge, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating HUBCO to issue, deliver or sell, cause to be issued, delivered or sold, or restricting HUBCO from selling any additional HUBCO Common Stock or Authorized Preferred Stock or obligating HUBCO to grant, extend or enter into any such agreement or commitment. The HUBCO Common Stock to be issued in connection with the Merger in accordance with
Article II of the Agreement, or pursuant to the Continuing Stock Options, when so issued in accordance therewith, will be duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by HUBCO.

                  (d) The Agreement has been authorized, executed and delivered by HUBCO and Lafayette and constitutes the valid and binding obligations of HUBCO and Lafayette enforceable in accordance with its terms, except that the enforceability of the obligations of HUBCO and Lafayette may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or laws affecting institutions the deposits of which are insured by the FDIC or other laws heretofore or hereafter enacted relating to or affecting the
enforcement  of  creditors'   rights  generally  and  by  principles  of  equity
(regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, certain remedial and other provisions of the Agreement may be limited by implied covenants of good faith, fair dealing, and commercially reasonable conduct, by judicial discretion, in the instance of equitable remedies, and by applicable public policies and laws.

                  (e) Subject to satisfaction of the conditions set forth in the Agreement, the execution and delivery of the Agreement and the consummation of the transactions contemplated thereby will not (i) conflict with or violate any provision of or result in the breach of any provision of the Certificate of Incorporation or By-Laws of HUBCO or the Charter and By-Laws of Lafayette; (ii) based on certificates of officers of HUBCO and without independent verification, conflict with or violate in any material respect, or result in a material breach or violation of the terms or provisions of, or constitute a default under, or result in (whether upon or after the giving of notice or lapse of time or both) any material obligation under, any indenture, mortgage, deed of trust or loan agreement or any other agreement, instrument, judgment, order, arbitration award or decree of which we have knowledge (through our representation of HUBCO and Lafayette in connection therewith or in the course of our representation of HUBCO and Lafayette in connection with the Agreement) and to which HUBCO or Lafayette is a party or by which HUBCO or Lafayette is bound; or (iii) cause HUBCO or Lafayette to violate any corporation or banking law applicable to HUBCO.

                  (f) All actions of the directors and shareholders of HUBCO and Lafayette required by federal banking laws and regulations, New Jersey law and Connecticut banking law or by the Certificate of Incorporation or By-Laws of HUBCO and Lafayette, to be taken by HUBCO and Lafayette to authorize the execution, delivery and performance of the Agreement and consummation of the Merger have been taken.

                  (g) Assuming that there has been due authorization of the Merger by all necessary corporate and governmental proceedings on the part of DFC and Dime and that DFC and Dime have taken all action required to be taken by it prior to the Effective Time, upon the appropriate filing of the Certificates of Merger in respect of the Merger with the New Jersey Secretary of State and the Connecticut Secretary of State in accordance with Section 1.6 of the Agreement, the Merger will become effective at the Effective Time, as such term is defined in Section 1.6, and upon effectiveness of the Merger each share of DFC Common Stock will be converted as provided in Article II of the Agreement.

                  (h) No approvals, authorizations, consents or other actions or filings under federal banking laws, New Jersey law or Connecticut banking law ("Approvals") are required to be obtained by HUBCO or Lafayette in order to permit the execution and delivery of the Agreement by HUBCO or Lafayette and the performance by HUBCO or Lafayette of the transactions contemplated thereby other than those Approvals which have been obtained or those Approvals or consents required to be obtained by DFC or Dime.

                  (i) The Registration Statement has been declared effective by the Securities and Exchange Commission ("SEC") under the 1933 Act and we are not aware that any stop order suspending the effectiveness has been issued under the 1933 Act or proceedings therefor initiated or threatened by the SEC.

                  We are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Proxy Statement-Prospectus and make no representation that we have independently verified the accuracy, completeness or fairness of such statements, but from our examination of the Proxy Statement-Prospectus and our general familiarity with HUBCO no facts have come to our attention that caused us to believe that (except for financial statements and other tabular financial information, and other financial and statistical data and information, as to which we do not express any belief) the Proxy Statement-Prospectus on the date of the mailing thereof and on the date of the meeting of stockholders of DFC at which the Agreement was approved, contained any untrue statement of a material fact regarding HUBCO or the Merger, or omitted to make a material fact regarding HUBCO or the Merger therein, in light of the circumstances under which they were made, not misleading.

                  We are members of the Bar of the State of New Jersey and we express no opinion as to any of the laws of any jurisdiction other than the laws of the State of New Jersey, Connecticut banking law and federal laws and regulations of the United States of America.

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT


                  THIS STOCK OPTION AGREEMENT ("Agreement") dated as of March 31, 1998, is by and between HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO"), and Dime Financial Corporation, a Connecticut corporation and registered bank holding company ("DFC").

                                   BACKGROUND

                  WHEREAS, HUBCO and DFC, as of the date hereof, are prepared to execute a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which DFC will be merged with and into HUBCO (the "Merger"); and

                  WHEREAS, HUBCO has advised DFC that it will not execute the Merger Agreement unless DFC executes this Agreement; and

                  WHEREAS, the Board of Directors of DFC has determined that the Merger Agreement provides substantial benefits to the shareholders of DFC; and

                  WHEREAS, as an inducement to HUBCO to enter into the Merger Agreement and in consideration for such entry, DFC desires to grant to HUBCO an option to purchase authorized but unissued shares of common stock of DFC in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, HUBCO and DFC, intending to be legally bound hereby, agree:

                  1. Grant of Option. DFC hereby grants to HUBCO the option to purchase 1,040,000 shares of common stock, $1.00 par value, of DFC (the "Common Stock") at a price of $30.25 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option"); provided that in no event shall the number of shares of Common Stock for which the Option is exercisable exceed 19.9% of DFC's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option.

                  2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), HUBCO may exercise the Option, in whole or in part, at any time or from time to time, subject to the terms and conditions set forth herein and the termination provisions of Section 19 of this Agreement.

                  The term "Triggering Event" means the occurrence of any of the following events:

                  A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than HUBCO or an affiliate of HUBCO:

                           a.  acquires  beneficial  ownership  (as such term is
defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Common Stock; or

                           b.  enters  into a letter of intent or an  agreement,
whether oral or written, with DFC pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction, with DFC, (ii) acquire all or a significant portion of the assets or liabilities of DFC, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the then outstanding shares of Common Stock; or

                           c. makes a filing with any bank or thrift  regulatory
authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger with, consolidation with or acquisition of all or a significant portion of all the assets or liabilities of, DFC or any other business combination involving DFC, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of DFC called to vote on the Merger and DFC's stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

                           d. makes a bona fide  Proposal  and  thereafter,  but
before such Proposal has been Publicly Withdrawn, DFC willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to HUBCO.

                  The term "Triggering Event" also means the taking of any material direct or indirect action by DFC or any of its directors, officers or agents with the intention of inviting, encouraging or soliciting any proposal which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of DFC, or a sale of a significant number of shares of Common Stock or any significant portion of its assets or liabilities.

                  The term "significant portion" means 25% of the assets or liabilities of DFC. The term "significant number" means 20% of the outstanding shares of Common Stock.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over DFC or in soliciting or inducing any other person (other than HUBCO or any affiliate) to do so.

                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for DFC to issue the shares of Common Stock covered by the Option (the "Option Shares") or HUBCO to exercise the Option or prior to the expiration or termination of any waiting period required by law, or
(ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  DFC shall notify HUBCO promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by DFC shall not be a condition to the right of HUBCO to exercise the Option. DFC will not take any action which would have the effect of preventing or disabling DFC from delivering the Option Shares to HUBCO upon exercise of the Option or otherwise performing its obligations under this Agreement, except to the extent required by applicable securities and banking laws and regulations.

                  In the event HUBCO wishes to exercise the Option, HUBCO shall send a written notice to DFC (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. Payment and Delivery of Certificates. At any Closing hereunder (a) HUBCO will make payment to DFC of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by DFC; (b) DFC will deliver to HUBCO a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through DFC, registered in the name of HUBCO or its designee, in such denominations as were specified by HUBCO in its notice of exercise and, if necessary, bearing a legend as set forth below; and (c) HUBCO shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  If required under applicable federal securities laws, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

         The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Dime Financial Corporation, said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

No such legend shall be required if a registration statement is filed and declared effective under Section 4 hereof.

                  4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from HUBCO, DFC shall, if necessary for the resale of the Option or the Option Shares by HUBCO, prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau covering the Option and such number of Option Shares as HUBCO shall specify in its request, and DFC shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that HUBCO shall in no event have the right to have more than one such registration statement become effective, and provided further that DFC shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to DFC delivers to DFC and to HUBCO (which is reasonably acceptable to HUBCO) its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided further, however, that DFC may delay any registration of Option Shares above for a period not exceeding 90 days in the event that DFC shall in good faith determine that any such registration would adversely effect an offering of securities by DFC for cash. HUBCO shall provide all information reasonable requested by DFC for inclusion in any registration statement to be filed hereunder.

                  In connection with such filing, DFC shall use its best efforts to cause to be delivered to HUBCO such certificates, opinions, accountant's letters and other documents as HUBCO shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by DFC in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for DFC and blue sky fees and expenses shall be paid by DFC. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to HUBCO and any other expenses incurred by HUBCO in connection with such registration shall be borne by HUBCO. In connection with such filing, DFC shall indemnify and hold harmless HUBCO against any losses, claims, damages or liabilities, joint or several, to which HUBCO may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and DFC will reimburse HUBCO for any legal or other expense reasonably incurred by HUBCO in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that DFC will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of HUBCO specifically for use in the preparation thereof. HUBCO will indemnify and hold harmless DFC to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of HUBCO for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and HUBCO will reimburse DFC for any legal or other expense reasonably incurred by DFC in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

                  5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of DFC with another entity, or any sale of all or substantially all of the assets of DFC, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                  6. Filings and Consents. Each of HUBCO and DFC will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event HUBCO is the holder hereof, approval of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the New York Department of Banking, and DFC agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                  7.   Representations   and   Warranties  of  DFC.  DFC  hereby
represents and warrants to HUBCO as follows:

                           a. Due  Authorization.  DFC has full corporate  power
and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by DFC.

                           b. Authorized  Shares.  DFC has taken and, as long as
the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                           c. No  Conflicts.  Neither the execution and delivery
of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or Bylaws of DFC or any agreement, instrument, judgment, decree or order applicable to DFC.

                  8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, HUBCO shall have the right to seek money damages against DFC for a breach of this Agreement.

                  9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  10. Assignment or Transfer. HUBCO may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of HUBCO. HUBCO represents that it is acquiring the Option for HUBCO's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. HUBCO is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by HUBCO in connection therewith.

                  11. Amendment of Agreement. Upon mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  If to HUBCO:

                           HUBCO, Inc.
                           1000 MacArthur Boulevard
                           Mahwah, New Jersey  07430
                           Attention: Mr. Kenneth T. Neilson
                                      President and Chief Executive Officer

                  With a copy to:

                           Pitney, Hardin, Kipp & Szuch
                           200 Campus Drive
                           Florham Park, New Jersey  07932-0950
                           Attention: Ronald H. Janis, Esq.
                                      Michael W. Zelenty, Esq.

                  If to DFC:

                           Dime Financial Corporation
                           95 Barnes Road
                           Wallingford, CT 06492
                           Attention: Richard H. Dionne
                                      President and Chief Executive Officer

                  With a copy to:

                           Day, Berry & Howard
                           CityPlace I
                           Hartford, CT 06103
                           Attention: Paul F. McAlenney, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (a) compliance with any of the covenants of the other party contained in this Agreement and/or (b) the other party's performance of any of its obligations set forth in this Agreement.

                  17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  19. Termination. This Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event (as defined in Section 2 hereof), this Agreement shall not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

                  20. Effectiveness and Termination Fee. Solely for the purposes of the Connecticut Banking Laws, Section 36a-184, this Agreement shall not be considered effective until and unless it is submitted to and approved by the Commissioner of the Connecticut Department of Banking (the "Commissioner"). DFC shall pay HUBCO a termination fee of $5,000,000 (the "Termination Fee"), forthwith on demand, in lieu of all its other rights hereunder, if each of the following conditions are met: (a) the Option never becomes effective due to a failure by the Commissioner to make a determination that the Option may be exercised, after a request for approval by HUBCO to do so is submitted by HUBCO to the Commissioner, and either the Commissioner makes a determination that the Option may not be exercised or a period of five months elapses from the date the request is submitted by HUBCO; (b) a Triggering Event has occurred, which would allow HUBCO to exercise the Option; and (c) DFC is merged or acquired by another financial institution within 18 months following the Triggering Event. In the event that HUBCO is due the Termination Fee hereunder and DFC fails to pay such Fee on demand by HUBCO, DFC shall in addition reimburse HUBCO for the legal fees and expenses incurred by HUBCO in seeking to enforce and in collecting the Termination Fee.


                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

                                 DIME FINANCIAL CORPORATION

                              By: /s/ Richard H. Donne
                                  ----------------------------------------------
                                  Richard H. Dionne
                                  President and Chief Executive Officer

                                   HUBCO, INC.


                               By: /s/ Kenneth T. Neilson
                                   ---------------------------------------------
                                   Kenneth T. Neilson,
                                   President & Chief Executive Officer

                                                                      APPENDIX C


                           FORM OF FAIRNESS OPINION OF
                                  A.G. EDWARDS


July __, 1998


Board of Directors
Dime Financial Corporation
95 Barnes Road
Wallingford, CT 06492

Members of the Board:

You have requested the opinion of A.G. Edwards & Sons, Inc. ("Edwards") as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Dime Financial Corporation ("Dime") (the "Dime Stockholders"), of the Merger Consideration (as hereinafter defined) to be received in the proposed merger (the "Merger") of Dime with and into HUBCO, Inc. ("HUBCO") pursuant to the Agreement and Plan of Merger dated March 31, 1998 (the "Agreement").

Pursuant to the Agreement, each share of the common stock of Dime will be converted into a certain number (the "Exchange Ratio") of shares of HUBCO common stock, and cash in lieu of fractional shares, the "Merger Consideration"). As set forth more fully in the Agreement, the Exchange Ratio shall be a number between 1.050 and 0.930 with the exact number determined from the quotient, rounded to the nearest thousandth, obtained by dividing $38.25 by the Median Pre-Closing Price of HUBCO common stock, except that if the quotient is greater than 1.050, the Exchange Ratio shall be 1.050 and if the quotient is less than 0.930, the Exchange Ratio shall be 0.930. The Median Pre-Closing Price shall be determined by taking the price half-way between the Closing Prices (as defined in the Agreement) left after discarding the 4 lowest and 4 highest Closing Prices in the 10 consecutive trading day period which ends on and includes the Determination Date (as defined in the Agreement).

Edwards, as part of its investment banking business, is regularly engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distribution of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Dime through our engagement with the Board of Directors with respect to the Merger. As part of our engagement for this transaction, Edwards will receive a fee for rendering its fairness opinion. Edwards will also receive a fee at the closing of the transaction equal to a percentage of the total Merger Consideration received by the Dime Stockholders. We are not aware of any present or contemplated relationship between Edwards, Dime, Dime's Board of Directors and officers or its shareholders, or HUBCO, which in our opinion would affect our ability to render a fair and independent opinion in this matter.

In connection with its opinion, Edwards activities included, among other things:

         (i) a review of the Agreement and Plan of Merger and related documents;

         (ii) a review of expressions of interest for Dime by other potential bidders with the board of Directors of Dime;

         (iii) conversations with management of Dime and HUBCO, respectively, regarding the nature and extent of the terms of the Merger;

         (iv) a review of publicly available information regarding Dime and HUBCO, which Edwards deemed relevant, including Dime's and HUBCO's annual and quarterly reports, proxy statements and other relevant filings with the SEC through the fiscal periods ended December 31, 1997, and research reports and analyst opinions;

         (v) a review of financial projections for Dime for fiscal years 1998 through 2001 as provided by Dime's management, and for HUBCO for fiscal year 1998 including the impact of pending mergers and acquisitions, and of another proposed merger to be announced, as provided by HUBCO's management;

         (vi) an investigation of certain other internal operating and financial information regarding Dime and HUBCO, respectively, supplied to Edwards by the management of Dime and HUBCO, respectively, concerning the business, operations and financial prospects of Dime and HUBCO, respectively, and as combined entities;

         (vii) a review of the industry and respective market segments in which Dime and HUBCO operate;

         (viii) a review of the reported price and trading activity for the common stock of Dime and HUBCO, respectively;

         (ix) a review of publicly available information concerning certain other companies that Edwards believed to be relevant in evaluating Dime and HUBCO, respectively, and the trading of such companies' securities;

         (x) a review of information relating to the nature and financial terms of certain other mergers or acquisitions that Edwards considered relevant in evaluating the transaction; and

         (xi) an assessment of other information that Edwards considered relevant to its analyses.

In rendering its opinion, Edwards has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, publicly available or furnished to, or otherwise discussed with, Edwards for the purposes of this opinion as described above. With respect to financial forecasts and/or other information provided to or otherwise discussed with Edwards, Edwards assumed, and has been advised by the senior management of Dime and HUBCO, respectively, that such forecasts and other information were reasonably prepared on a basis that reflects the best currently available estimates and business judgments of the senior management of Dime and HUBCO, respectively. The Board of Directors has not specifically engaged Edwards to, and therefore Edwards has not, verified the accuracy or completeness of any such information. We have not conducted a physical inspection of any of the properties or facilities of Dime or HUBCO or analyzed any loan or asset documentation, nor have we made or obtained any independent evaluation or appraisals of any such properties or facilities or of any loans, investments or financial assets and liabilities. Furthermore, we are not experts in the evaluation of allowances for loan losses, and we have not made an independent evaluation of the adequacy of the allowances for loan losses of Dime and HUBCO, nor have we reviewed the loan portfolios of Dime or HUBCO beyond what was required to conduct our due diligence review of the Merger. Edwards did not express an opinion as to what the value of the HUBCO common stock will be when issued to the holders of Dime common stock pursuant to the Merger, or the price at which HUBCO common stock will trade subsequent to the Merger. Edwards' opinion is necessarily based upon financial, and other conditions and circumstances existing and disclosed to it as of March 31,1998.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion as expressed herein, is limited to the fairness, from a financial point of view, to the Dime Stockholders, of the Merger Consideration to be received pursuant to the Agreement and does not constitute a recommendation to any Dime Stockholder as to how such stockholder should vote at the meeting of Dime Stockholders held in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received, pursuant to the Agreement is fair, from a financial point of view, to the Dime Stockholders.

                                     Very truly yours,



                                     A.G. EDWARDS & SONS, INC.

                                                                      APPENDIX D

                             CTBCA SS.SS. 33-855-872
                               DISSENTERS' RIGHTS

                                       (A)

                           RIGHT TO DISSENT AND OBTAIN
                               PAYMENT FOR SHARES

         Sec. 33-855. Definitions. As used in sections 33-855 to 33-872, inclusive:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 33-856 and who exercises that right when and in the manner required by sections 33-860 to 33-868, inclusive.

         (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

         Sec. 33-856. Right to dissent. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 33-817 or the certificate of incorporation and the shareholder is entitled to vote on the merger or (B) if the corporation is a subsidiary that is merged with its parent under section 33-818;

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (4) An amendment of the certificate of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it: (A) Alters or abolishes a preferential right of the shares; (B) creates, alters or abolishes a right in respect to redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 33-668; or

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the certificate of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be his exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not he proceeds as provided in sections 33-855 to 33-872, inclusive.

         Sec. 33-857. Dissent by nominees and beneficial owners. (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

         Secs. 33-858 and 33-859.  Reserved for future use.

                                       (B)

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

         Sec. 33-860. Notice of dissenters' rights. (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under sections 33-855 to 33-872, inclusive, and be accompanied by a copy of said sections.

         (b) If corporate action creating dissenters' rights under section 33-856 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 33-862.

         Sec. 33-861. Notice of intent to demand payment. (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) shall not vote his shares in favor of the proposed action.

         (b) A shareholder  who does not satisfy the  requirements of subsection
(a) of this section is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

         Sec. 33-862. Dissenters' notice. (a) If proposed corporate action creating dissenters' rights under section 33-856 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 33-861.

         (b) The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall:

         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

         (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) of this section notice is delivered; and

         (5) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

         Sec. 33-863. Duty to demand payment. (a) A shareholder sent a dissenters' notice described in section 33-862 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters, notice pursuant to subdivision (3) of subsection (b) of said section and deposit his certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

         Sec. 33-864. Share restrictions. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 33-866.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         Sec. 33-865. Payment. (a) Except as provided in section 33-867, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 33-863 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

         (b) The payment shall be accompanied by: (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (2) a statement of the corporation's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of the dissenter's right to demand payment under section 33-860; and
(5) a copy of sections 33-855 to 33-872, inclusive.

         Sec. 33-866. Failure to take action. (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 33-862 and repeat the payment demand procedure.

         Sec. 33-867. After-acquired shares. (a) A corporation may elect to withhold payment required by section 33-865 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under section 33-868.

         Sec. 33-868. Procedure if shareholder dissatisfied with payment or offer. (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under section 33-865, or reject the corporation's offer under section 33-867 and demand payment of the fair value of his shares and interest due, if:

         (1) The dissenter believes that the amount paid under section 33-865 or offered under section 33-867 is less than the fair value of his shares or that the interest due is incorrectly calculated;

         (2) The corporation fails to make payment under section 33-865 within sixty days after the date set for demanding payment; or

         (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty days after the corporation made or offered payment for his shares.

         Secs. 33-869 and 33-870.  Reserved for future use.

                                       (C)

                          JUDICIAL APPRAISAL OF SHARES

         Sec. 33-871. Court action. (a) If a demand for payment under section 33-868 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 33-867.

         Sec. 33-872. Court costs and counsel fees. (a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 33-868.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.


                            ------------------------

                       As revised through April 30, 1998.

                            ------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

         (i) Limitation of Liability of Directors and Officers. Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its Certificate of Incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. HUBCO's Certificate of Incorporation includes limitations on the liability of officers and directors to the fullest extent permitted by New Jersey law.

         (ii) Indemnification of Directors, Officers, Employees and Agents. Under Article X of its Certificate of Incorporation, HUBCO must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (A) were in breach of his duty of loyalty to the corporation or its shareholders, (B) were not in good faith or involved a knowing violation of law or (C) resulted in receipt by such person of an improper personal benefit.

         (iii) Insurance. HUBCO's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.


Item 21.  Exhibits and Financial Statement Schedules.

A.  Exhibits

Exhibit
Number            Description

2(a) Agreement and Plan of Merger, dated as of March 31, 1998, by and among HUBCO, Inc. ("HUBCO"), Lafayette American Bank ("Lafayette"), Dime Financial Corporation ("DFC") and The Dime Savings Bank of Wallingford ("DIME") (included as Appendix A to the Proxy Statement). *

2(b) Stock Option Agreement, dated as of March 31, 1997, by and between HUBCO and DFC (included as Appendix B to the Proxy Statement). *

3(a) Certificate of Incorporation of HUBCO, incorporated by reference to exhibit (3a) of HUBCO's Annual Report on Form 10-K for the year-ended December 31, 1997. ***

3(b) By-Laws of HUBCO, incorporated by reference to exhibit (3b) of HUBCO's Annual Report on Form 10-K for the year-ended December 31, 1997. ***

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered. **

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger. **

13 Annual Report of HUBCO on Form 10-K filed with the SEC for the year ended December 31, 1997. ***

23(a)    Consent of KPMG Peat Marwick LLP.

23(b)    Consent of  Arthur Andersen LLP.

23(c)    Consent of A.G. Edwards & Sons, Inc.

23(d) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).**

23(e)    Consent of Deloitte & Touche LLP.

23(f)    Consent of KPMG Peat Marwick LLP.

24       Power of Attorney.

99       Form of Proxy Card to be utilized by the Board of Directors of DFC.***

-------------------------

*        Included elsewhere in this registration statement.

** Incorporated by reference from Registrant's Registration Statement (No. 333-56467) on Form S-4.

***      Previously filed.



B.  Financial Statement Schedules

         All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference therein.

C.  Reports, Opinions or Appraisals

         The Form of the Fairness Opinion of A.G. Edwards & Sons, Inc. is included as Appendix C to the Proxy Statement-Prospectus.

Item 22.  Undertakings.

         1. The undersigned registrant hereby undertakes: to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933: (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3.  The  undersigned   registrant  hereby  undertakes  to  remove  from
registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         6. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         7. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         8. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         9. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         10. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 and Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mahwah, State of New Jersey, on the 8th day of July, 1998.

                                                  HUBCO, INC.


                                         By:   KENNETH T. NEILSON
                                             -----------------------------------
                                              Kenneth T. Neilson,
                                              Chairman, President and
                                              Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                  Signature                                     Title                     Date


                                                     Chairman, President, Chief
 KENNETH T. NEILSON                                Executive Officer and Director     July 8, 1998
-------------------------------------
(Kenneth T. Neilson)


ROBERT J. BURKE*                                              Director                July 8, 1998
-------------------------------------
(Robert J. Burke)l


                                                              Director                July __, 1998
-------------------------------------
(Donald P. Calcagnini)


                                                              Director                July __, 1998
-------------------------------------
(Joan David)


                                                              Director                July __, 1998
-------------------------------------
(Thomas R. Farley)


BRYANT D. MALCOLM*                                            Director                July 8, 1998
-------------------------------------
(Bryant D. Malcolm)


W. PETER McBRIDE*                                             Director                July 8, 1998
-------------------------------------
(W. Peter McBride)



DAVID A. ROSOW*                                               Director                July 8, 1998
-------------------------------------
(David A. Rosow)


                                                              Director                July __, 1998
-------------------------------------
(Charles F.X. Poggi)


JAMES E. SCHIERLOH*                                           Director                July 8, 1998
-------------------------------------
(James E. Schierloh)


                                                              Director                July __, 1998
-------------------------------------
(John H. Tatigian)


SR. GRACE FRANCES STRAUBER*                                   Director                July 8, 1998
-------------------------------------
(Sister Grace Frances Strauber)


NOEL deCORDOVA*                                               Director                July 8, 1998
-------------------------------------
(Noel deCordova)


JOSEPH B. TOCKARSHEWSKY*                                      Director                July 8, 1998
-------------------------------------
(Joseph B. Tockarshewsky)



                                                              Director                July __, 1998
-------------------------------------
(William C. Myers)



                                                    Executive Vice President and      July 8, 1998
JOSEPH F. HURLEY*                                     Chief Financial Officer
-------------------------------------
(Joseph F. Hurley)


                                                       Senior Vice President          July 8, 1998
CHRIS A. WITKOWSKI*                                        and Controller
-------------------------------------
(Chris A. Witkowski)



KENNETH T. NEILSON
--------------------------------------
* By Kenneth T. Neilson, as Attorney-In-Fact


                                INDEX TO EXHIBITS


Exhibit Number                              Description


2(a)     Agreement and Plan of Merger,  dated as of March 31, 1998, by and among         *
         HUBCO, Inc. ("HUBCO"),  Lafayette American Bank  ("Lafayette"),  Dime
         Financial  Corporation ("DFC") and The Dime Savings Bank of Wallingford
         ("DIME") (included as Appendix A to the Proxy Statement).

2(b)     Stock Option Agreement, dated as of March 2, 1998, by and between HUBCO         *
         and DFC (included as Appendix B to the Proxy Statement).

3(a)     Certificate of  Incorporation  of HUBCO,  incorporated  by reference to         ***
         exhibit (3a) of HUBCO's  Annual Report on Form 10-K for the  year-ended
         December 31, 1997.

3(b)     By-Laws of HUBCO,  incorporated by reference to exhibit (3b) of HUBCO's         ***
         Annual Report on Form 10-K for the year-ended December 31, 1997.

5        Opinion  of  Pitney,  Hardin,  Kipp & Szuch as to the  legality  of the         **
         securities to be registered.

8        Opinion of Pitney,  Hardin, Kipp & Szuch as to certain tax consequences         **
         of the Merger.

13       Annual  Report  of HUBCO on Form 10-K  filed  with the SEC for the year         ***
         ended December 31, 1997.

23(a)    Consent of KPMG Peat Marwick LLP.

23(b)    Consent of Arthur Andersen LLP.

23(c)    Consent of A.G. Edwards & Sons, Inc.

23(d)    Consent of Pitney,  Hardin,  Kipp & Szuch (included in Exhibits 5 and 8         **
         hereto).

23(e)    Consent of Deloitte & Touche LLP.

23(f)    Consent of KPMG Peat Marwick LLP.

24       Power of Attorney.

99       Form of Proxy Card to be utilized by the Board of Directors of DFC.             ***


---------------------------------

*      Included elsewhere in this registration statement.

**     Incorporated  by  reference  from  Registrant's   Registration Statement
       (No. 333-56467) on Form S-4.

***    Previously filed.